     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         BROOKS FIBER PROPERTIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                             4813                            43-1656187
   (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)            Identification No.)

                         ------------------------------

                      425 WOODS MILL ROAD SOUTH, SUITE 300
                         TOWN & COUNTRY, MISSOURI 63017
                                 (314) 878-1616
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                DAVID L. SOLOMON
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         BROOKS FIBER PROPERTIES, INC.
                      425 WOODS MILL ROAD SOUTH, SUITE 300
                            TOWN & COUNTRY, MO 63017
                                 (314) 878-1616
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   Copies to:
                             JOHN P. DENNEEN, ESQ.
                                 BRYAN CAVE LLP
                          211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                PROPOSED        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                    AMOUNT TO BE      MAXIMUM OFFERING        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED                REGISTERED       PRICE PER UNIT(1)   OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
10% Senior Notes due June 1, 2007         $250,000,000           $100.00          $250,000,000           $75,758
==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(f).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1997
PROSPECTUS
                               OFFER TO EXCHANGE
                       10% SENIOR NOTES DUE JUNE 1, 2007
             FOR ALL OUTSTANDING 10% SENIOR NOTES DUE JUNE 1, 2007

                                       OF

                         BROOKS FIBER PROPERTIES, INC.
BROOKS FIBER PROPERTIES LOGO
     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON JULY   ,
1997 UNLESS EXTENDED.

     Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Senior Notes due June 1, 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10% Senior Notes due June 1, 2007 (the "Private Notes"), of which $250,000,000 in aggregate principal amount was issued on May 29, 1997 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of May 29, 1997 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

     The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Strategic Equity Investment on or before June 1, 2000, up to a maximum of 33 1/3% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such Strategic Equity Investment at a redemption price equal to 110% of the principal amount thereof. See "Description of the Notes -- Optional Redemption." In the event of a Change of Control, holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of the Notes -- Covenants -- Change of Control."

     The Exchange Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with the Private Notes and all other existing and future senior unsecured obligations of the Company and will rank senior in right of payment to any future subordinated obligations of the Company. The Notes will be effectively subordinated to all obligations, including trade payables, of the Company's subsidiaries. As of March 31, 1997, on a pro forma basis after giving effect to the sale of the Private Notes, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $841.5 million and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $20.8 million. An aggregate of $50.1 million of such outstanding liabilities is represented by credit facilities secured by assets of the Company and certain of its subsidiaries. See "Description of Other Credit Facilities."

     The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on July   , 1997,
unless the Exchange Offer is extended by the Company at its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

     SEE "RISK FACTORS" ON PAGES 19 TO 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is             , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 [MAP OMITTED]

                              NOTICE TO INVESTORS

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an "affiliate" as such term is defined in Rule 405 under the Securities
Act) of the Company.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. The Letter of Transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such Exchange Notes, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The National Association of Securities Dealers, Inc. ("NASD") has designated the Private Notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD (see "Price Range of the Private Notes") and the Company has been advised that Goldman, Sachs & Co., Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated have heretofore acted as market makers for the Private Notes. The Company has been advised by each of the aforesaid market makers that it currently intends to make a market in the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors -- No Prior Public Market for Exchange Notes; Possible Volatility of Market Price of Exchange Notes.'

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. Shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), are listed on the Nasdaq National Market under the symbol "BFPT", and copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed with the Commission by the Company under the Exchange Act, are incorporated herein by reference:

     (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; and

     (iii) Current Reports on Form 8-K dated March 28, 1997, March 31, 1997, May 5, 1997 and May 29, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such a request may be directed in writing to David L. Solomon, Executive Vice President and Chief Financial Officer, Brooks Fiber Properties, Inc., 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, telephone (314) 878-1616. See "Description of the Notes -- Reports."

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's consolidated financial statements and notes thereto, contained herein. Unless otherwise noted, references to the "Company" are to Brooks Fiber Properties, Inc., a Delaware corporation, and its consolidated subsidiaries. Capitalized terms used in this Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in the Glossary included as Annex A hereto.

                                  THE COMPANY

     The Company is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected markets within the United States (see "The Competitive Local Telecommunications Industry"). The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), Internet Service Providers ("ISPs"), wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange companies (the "ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

     The Company has completed the first year of its entry into the fully competitive switched services or local exchange market. The initial results from the Company's entry into switched services, both in terms of lines connected and revenues received, were substantially in excess of the Company's expectations. As a result, the Company intends to continue aggressive capital deployment plans for the development and expansion of its networks to allow for an increased level of demand-driven capital spending to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company plans to continue to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significant percentage of its markets by extending its networks to serve most of the ILECs' central offices in its markets and (ii) rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. Through its equity and debt issuances to date, the Company has raised over $1 billion to fund the Company's acquisition and development of its networks. The Company intends to fund its continued expansion from the proceeds of the sale of the Private Notes together with its existing cash balances and the net proceeds of additional financings to be obtained in the future and through joint ventures. See "Financing Plan" below.

     The Company has increased the number of networks in operation or under construction from 30 at December 31, 1996 to 44 at May 15, 1997, consisting of systems in operation in 30 cities and under construction in 14 cities. All of the Company's networks under construction are expected to become operational by year-end 1997. Networks are considered operational when they are able to begin providing services to customers. See "Business of the Company -- Cities Served." The Company primarily targets second and third tier markets (those with populations ranging from 250,000 to two million) with attractive demographic, economic, competitive and telecommunications demand characteristics, as well as selected first tier markets. The Company's networks are generally designed to access approximately 70% to 80% of the identified business, government and institutional end user revenue base and the IXC facilities ("Points of Presence" or "POPs") and most of the central offices of the ILECs within their markets. In accordance with the pro-competitive provisions of the Telecommunications Act of 1996, as of May 15, 1997, the Company had established interconnection agreements with ILECs for all of its operating networks, and the Company was also certified as a CLEC in all of its operating networks. At March 31, 1997, the Company had a total of 21 digital telephone switches installed serving a total of 25 of its networks. Switches have been ordered and will be deployed to serve all of the Company's networks by the end of the year. At December 31, 1996, the Company had a total of 1,059 route miles of optical fiber cable installed, 516,743 voice grade equivalent (VGE) circuits in service, 21,013 CLEC lines installed and 883 on-net and 1,238 off-net buildings connected. As of March 31, 1997, on a pro forma basis after giving effect to the Company's acquisition of Metro Access Networks, Inc. ("MAN") on May 5, 1997, the Company had a total of 1,625 route miles installed, 732,814 VGE circuits in service, 36,075 CLEC lines installed and 1,145 on-net and 1,809 off-net buildings connected.

     The Company plans to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company expects its expansion into additional cities will be accomplished by the acquisition of existing networks as well as the construction of new networks. Since December 31, 1996, the Company has concluded (i) a joint venture for the construction of three networks located in Maine and New Hampshire, (ii) the acquisition of two networks located in Utah and Nevada and (iii) the acquisition of seven networks located in Texas. See "-- Recent Developments." For a discussion of the steps the Company takes in acquiring and developing new networks, see "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." See also "Risk Factors -- Significant Future Capital Requirements; Substantial Indebtedness," "-- Risks Associated with Implementation of Growth Strategy" and "-- Risks Associated with Possible Acquisitions."

     The Company's annualized revenues, based on the revenues for the quarter ended March 31, 1997, are $82.2 million ($83.9 million on a pro forma basis after giving effect to the acquisition of MAN), as compared with total revenues in 1996 of $45.6 million, total revenues in 1995 of $14.2 million ($23.1 million on a pro forma basis after giving effect to the acquisition of Brooks Telecommunications Corporation ("BTC") on January 2, 1996 and the acquisition of City Signal, Inc. (the "City Signal Acquisition") on January 31, 1996) and total revenues of $2.8 million in 1994, the Company's first full year of operation. The Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995, ($14.5) million for the year ended December 31, 1996 and ($6.3) million for the three months ended March 31, 1997. As of March 31, 1997, the Company had an accumulated deficit of $82.2 million. As of March 31, 1997, the Company had cash, cash equivalents and marketable securities of $348.9 million, total assets of $923.0 million, long-term debt (net of current portion) of $566.5 million and paid-in capital of $389.4 million. See "Capitalization."

     Initially, the Company's revenues were derived primarily from end user to end user private line connections and from a variety of access services including (i) access between IXCs, (ii) access between end users and IXCs, (iii) collocated special access and (iv) collocated POP to ILEC switched access transport. Following the deregulation of the local exchange market mandated by the Telecommunications Act of 1996, the Company has aggressively pursued the market for switched services, including local dial tone, centrex, switched access origination and termination services and desk top products. The Company's local exchange revenues increased to $5.3 million in the first quarter of 1997, a 53% sequential growth from $3.4 million in the fourth quarter of 1996, and total CLEC lines in service increased 72% sequentially to 36,075 at March 31, 1997, from 21,013 at December 31, 1996. The Company plans to continue to develop and add to its capabilities to provide switched and other enhanced services, such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products, in all of its operating networks. See "Business of the Company -- Current Products and Services" and
"-- Planned Products and Services."

     The Company has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry. See "Management."

                             CLEC MARKET POTENTIAL

     Industry sources have estimated that the 1995 aggregate revenues of all ILECs approximated $102 billion, of which approximately $89 billion was derived from switched services. Initially, CLECs were able to compete for only the non-switched special access/private line services portion of this market (which accounted for an estimated $8.6 billion of ILEC revenues in 1995). Accordingly, the development of competitive networks occurred initially in larger metropolitan areas that have proportionately greater revenue potential for this limited portion of the local exchange market. However, as a result of actions by the FCC in 1992 and 1993 requiring ILECs to allow CLECs to connect their networks to the ILECs' networks (the "Interconnection Decisions"), and the deregulation of the local exchange market mandated by the Telecommunications Act of 1996, CLECs have been permitted to compete in all portions of the local exchange market. This has enhanced the opportunities for the development of competitive networks in second and third tier cities, which constitute a significant portion of the local exchange market. In August 1996, the FCC issued its interconnection order under the Telecommunications Act of 1996, requiring the ILECs, effective October 1, 1996, to grant CLECs, IXCs and other new entrants into the local exchange market full interconnection to their infrastructure of local loops, switches and other equipment. However, on October 15, 1996, the United States Court of Appeals for the Eighth Circuit issued a partial stay, pending a hearing on the merits, on the portion of the order that sets forth the amounts that ILECs can charge CLECs and other telecommunications providers for access to the ILEC's networks and the so-called "pick and choose" rules which allow CLECs and other new entrants to opt into portions of interconnection agreements negotiated by ILECs with other parties on a most favored customer basis. The Eighth Circuit is expected to issue a final ruling by mid 1997. However, the Company does not expect the Eighth Circuit's ruling will have any material effect on the Company's existing interconnection agreements with ILECs or the pricing provisions thereof. On May 7, 1997, the FCC adopted its Report and Order on access charges that will result in some reductions in access charges as of July 1, 1997 and in future years and contains changes in the rate structure under which switched access charges will be collected that the Company believes will allow CLECs such as the Company to more effectively compete with ILECs for certain types of business. See "Regulatory Overview -- Federal Regulation." The Company also expects that access revenues from IXCs will increase as the IXCs move their access business away from the ILECs (which are seeking the regulatory approvals necessary to compete with the IXCs in providing long distance service) to providers of competitive local telecommunications services.

                               CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier markets where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier markets, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching approximately 70% to 80% of identified business end-users in the market and most of the ILEC's central offices) and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets. The Company is also pursuing opportunities in selected first tier markets in conjunction with operating agreements with the Company's major IXC customers (see "Build on strategic relationships" below).

          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. At March 31, 1997, the Company had a total of 21 digital telephone switches installed serving a total of 25 of its operating networks, and the Company plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products in all of its networks. The Company has increased the number of CLEC lines in service from 3,187 at December 31, 1995 (on a pro forma basis after giving effect to the City Signal Acquisition on January 31, 1996) to 36,075 at March 31, 1997, with annualized CLEC revenues increasing from $2.5 million based on December 1995 revenues to $22.2 million based on March 1997 revenues. See "Business of the Company -- Current Products and Services."

          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide flexible, enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services, and Internet access products. The Company is currently offering such services in certain markets and plans to offer such services in all of its operating networks. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "Business of the Company -- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company has accelerated the expansion of its existing networks and the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "-- Build on strategic relationships" below) will enable it to add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances including joint ventures and preferred vendor relationships with major IXCs. In accordance with this strategy, (i) the Company and MCImetro Access Transmission Services, Inc. ("MCImetro"), a wholly-owned subsidiary of MCI Communications Corporation ("MCI"), have entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro has acquired 958,720 shares of the Company's Common Stock,
     (ii) the Company has concluded a national preferred vendor agreement with AT&T Communications, Inc. ("AT&T Communications"), a wholly-owned subsidiary of AT&T Corp. ("AT&T"), pursuant to which the Company has become AT&T Communications' preferred supplier of local access services in most of the Company's markets, and (iii) in February 1997, the Company concluded an agreement with AT&T pursuant to which the Company will provide switched access origination and termination of AT&T's long distance customer calls through the Company's local networks in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships. See "Business of the Company -- Strategic Relationships."

          The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996, the Company formed a strategic alliance with Verio, Inc., formerly known as World-Net Access, Inc. ("Verio"), a consolidator of ISPs that is building a national network that combines the strength of a high speed backbone with the service of local and regional Internet providers. The Company has invested a total of $24 million for a 23.7% interest in Verio, and it is possible that the Company may commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of Verio's national ISP network, including various dial-up and dedicated Internet access options.

          See "Recent Developments" below for a description of the strategic relationship established with Century Telephone Enterprises, Inc. ("Century Telephone") on May 5, 1997.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. The Company has exceeded its long-held strategic objective of having systems in operation or under construction in a total of 30 cities by the end of 1996 and 40 cities by the end of 1997. The Company plans to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA International, Inc. ("GLA"), a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

                              RECENT DEVELOPMENTS

     On February 25, 1997, the Company acquired a 60% interest in a company formed by MaineCom Services ("MaineCom"), a subsidiary of Central Maine Power Co., for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The Company has contributed approximately $5.2 million for its 60% interest; MaineCom's investment of approximately $3.5 million is reflected as a minority investment.

     Effective in February 1997, the Company acquired 100% of the stock of certain companies related to Phoenix FiberLink, Inc. ("Phoenix FiberLink"), a provider of competitive access services. The acquired companies have assets and networks in operation and under construction in Salt Lake City, Utah and Reno, Nevada. The Salt Lake network interconnects locations in the greater Salt Lake City, Utah area with approximately 66 route miles of optical fiber cable in operation or under construction. The network in Reno interconnects locations in the greater Reno, Nevada area with approximately 31 route miles of optical fiber cable plant in operation or under construction. The Company has interconnected the Reno network with the Company's existing 24-mile network in Reno. The purchase price was paid through a combination of cash and the issuance by the Company of an aggregate of 600,000 shares of the Company's Common Stock.

     On May 5, 1997, the Company acquired MAN, an 89% owned subsidiary of Century Telephone. Through its acquisition of MAN, the Company acquired networks in operation or under development in seven Texas cities, including 326 route miles of fiber optic cable (representing a 30% increase in the Company's route miles nationwide) in operating networks in Austin, Dallas, Fort Worth and San Antonio and networks under development in Corpus Christi, Houston and Waco. The purchase price was paid through a combination of cash and the issuance by the Company of 4,586,226 shares of its Common Stock. In addition, the Company and Century Telephone formed a 50-50 joint venture to develop telecommunications networks in new markets in the state of Michigan. Century Telephone will also be able to purchase dedicated and switched network services in certain markets in Texas and Michigan from the Company at favorable prices, and the Company will be able to purchase a variety of operational or administrative services from Century Telephone.

                                 FINANCING PLAN

     The Company believes its financing plan will enable it to implement the pace and scope of its business strategy. To date, the Company has raised financing primarily from the following sources:

          EQUITY CAPITAL. Through its May 1996 initial public offering (the "IPO"), its January 1997 secondary offering and two previous rounds of private equity financing, the Company has raised approximately $315.5 million. Total contributed capital as of March 31, 1997 of $389.4 million reflects such public and private financing as well as equity capital received in connection with the City Signal Acquisition and the merger with BTC and the issuance of 1,192,980 shares in exchange for minority investments in the Company's subsidiaries, 2,211,125 shares upon exercise of warrants and options and 600,000 shares in connection with the acquisition of the Phoenix FiberLink assets and networks on March 28, 1997. On a pro forma basis after giving effect to the issuance of 4,586,226 shares in the MAN transaction, contributed capital at March 31, 1997 would have totalled $471.4 million. See "Business of the Company -- Strategic Relationships" and "Capitalization."

          DEBT FINANCING. On May 29, 1997, the Company completed the issuance and sale of the Private Notes, for which the Company received proceeds net of underwriting discounts of approximately $242.8 million. On November 7, 1996, the Company completed the issuance and sale of $400.0 million aggregate principal amount of 11 7/8% Senior Discount Notes due November 1, 2006 (the "11 7/8% Senior Discount Notes") for which the Company received proceeds net of underwriting discounts of approximately $217.2 million. On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006 (the "10 7/8% Senior Discount Notes" and, together with the 11 7/8% Senior Discount Notes, the "Senior Discount Notes") for which the Company received proceeds net of underwriting discounts of approximately $241.0 million. The Company has also obtained secured financing under a line of credit from AT&T Credit, which totals $50.0 million (the "AT&T Credit Facility"), and a $10 million secured revolving line of credit for a subsidiary from Fleet National Bank (the "Bank Credit Facility"). The Company is currently considering several proposals from financial institutions to establish a $250 million bank revolving credit facility to further expand the Company's working capital. See

     "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Historically, the Company has funded in advance its expected capital needs for network construction and acquisition, as well as its needs for the development and expansion of its networks. Following initial market entry, the Company's capital deployment plans for the development and expansion of its networks have been largely demand driven, including capital spending necessary to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company plans to continue to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significant percentage of its markets by extending its networks to serve most of the ILEC's central offices in its markets, (ii) rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services and (iii) add electronics to its operating networks to provide other enhanced services, such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company's estimate of capital spending during 1997 to fund the development and expansion of the Company's existing networks (including expenditures on the networks acquired in the MAN acquisition) is approximately $450 million. The Company currently intends to fund such capital needs, including necessary working capital, with the net proceeds from the sale of the Private Notes, together with the Company's existing cash resources.

     The Company's longer-term strategy contemplates that the Company will have networks serving a total of 50 cities in operation or under construction by the end of 1998, which will require additional capital. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the construction of new networks. The Company will continue to evaluate additional revenue opportunities in each of its markets and other strategic initiatives, and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities, such as costs required to extend a network or install additional electronics to meet specific customer requirements. The Company expects to meet its additional capital needs with the proceeds from the sale of the Private Notes, together with the issuance and sale of additional debt or equity securities, additional borrowings under existing and future credit facilities and joint ventures. However, there can be no assurance that the Company will be able to generate or raise sufficient capital to enable it to fully realize all of its strategic objectives.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower. See "Risk
Factors -- Significant Future Capital Requirements; Substantial Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to have systems in operation or under construction in a total of 50 cities by the end of 1998, its plans to offer switched and enhanced services in all of its markets by the end of 1997 and its expectations for required future capital expenditures, are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or as promptly as practicable after the Expiration Date. As of the date hereof, there is $250,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                             Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer for its own account in exchange therefor must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                             This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal that accompanies this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder of Private Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the above-referenced position of the staff of the commission and, in the absence of an exemption therefrom, would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS
  AGREEMENT................  The Private Notes were sold by the Company on May
                             29, 1997 to Goldman, Sachs & Co., Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated May 23, 1997, by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into an Exchange and Registration Rights Agreement, dated as of May 29, 1997 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer -- Termination of Certain Rights." The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer.

EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on July   , 1997, unless the
                             Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

PROCEDURES FOR TENDERING
  PRIVATE NOTES............  Each holder of Private Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to The Bank of New York, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF THE PRIVATE
  NOTES AND DELIVERY OF THE
  EXCHANGE NOTES...........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS..........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS...........  For a discussion of certain federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

EXCHANGE AGENT.............  The Bank of New York is serving as the Exchange
                             Agent in connection with the Exchange Offer. The Bank of New York also serves as trustee under the Indenture.

                                   THE NOTES

     The Exchange Offer applies to $250,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes except that the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

SECURITIES OFFERED.........  $250,000,000 principal amount of 10% Senior Notes due June 1, 2007.

MATURITY DATE..............  June 1, 2007

INTEREST RATE..............  The Notes bear interest at the rate of 10% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Interest on the Notes accrues from May 29, 1997.

RANKING....................  The Notes are senior unsecured obligations of the
                             Company, rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company at the parent level and rank senior in right of payment to any future subordinated obligations of the Company at the parent level. Holders of secured obligations of the Company (including obligations under the AT&T Credit Facility) will, however, have claims that are prior to the claims of holders of the Notes with respect to the assets securing such obligations. The Notes are effectively subordinated to all debt and other liabilities and commitments (including trade payables) of the Company's subsidiaries (including obligations under the Bank Credit Facility). As of March 31, 1997, on a pro forma basis after giving effect to the sale of the Private Notes, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $841.5 million, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $20.8 million. An aggregate of $50.1 million of such outstanding liabilities is represented by credit facilities secured by assets of the Company and certain of its subsidiaries. See "-- Covenants" below and "Description of Existing Debt."

OPTIONAL REDEMPTION........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after June 1, 2002 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Strategic Equity Investment on or before June 1, 2000 up to a maximum of 33 1/3% of the aggregate principal amount of the Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such Strategic Equity Investment at a redemption price equal to 110% of the principal amount thereof plus accrued interest to the date of redemption.

CHANGE OF CONTROL..........  In the event of a Change of Control, the holders of the Notes will have the right to require the Company to purchase their Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

COVENANTS..................  The indenture governing the Notes (the "Indenture")
                             contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations. The Indenture will permit the Company and its subsidiaries to incur additional secured indebtedness, including under bank facilities and purchase money indebtedness.

REPORTED PRICE RANGE.......  The Private Notes were designated for trading in the PORTAL market of the NASD effective May 29, 1997. During the period ended June 11, 1997, the range of reported high and low bid quotations for the Private Notes in the PORTAL market was $102.75 to $100.75, respectively. Such reported quotations may not reflect actual transactions. See "Price Range of the Private Notes."

SETTLEMENT, BOOK-ENTRY,
FORM AND DENOMINATION......  It is expected that delivery of the Exchange Notes will be made in book-entry form as described below. The Notes will be issued only in registered form without coupons and in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

                             Exchange Notes issued in exchange for Private Notes currently evidenced by one or more fully registered global notes will be evidenced by a Note in global form (the "Global Notes"), which will be deposited with a custodian for, and registered in the name of the nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in such global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Such interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

                             Beneficial interests in a Global Note may not be exchanged for Notes issued in certificated form except in the limited circumstances described herein.

     For additional information regarding the Notes, see "Notice to Investors," "Description of the Notes" and "Certain United States Tax Consequences to Foreign Holders."

                                  RISK FACTORS

     Prospective investors should carefully consider the matters set forth below under "Risk Factors."

                          ADDRESS AND TELEPHONE NUMBER

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number is (314) 878-1616.

      SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER OPERATING DATA

     The summary financial data presented below (other than the pro forma data) as of and for the years ended December 31, 1996, 1995 and 1994 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors. The summary financial data (other than the pro forma data) as of and for the three months ended March 31, 1997 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the three months ended March 31, 1997 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma financial data give effect to the merger of the Company with MAN using the purchase method of accounting and assume (i) for purposes of the pro forma statement of operations data for the year ended December 31, 1996, that the merger was consummated on January 1, 1996 and (ii) for purposes of the pro forma balance sheet as of March 31, 1997 that the merger was consummated on March 31, 1997. All of the summary financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company and MAN and notes thereto contained elsewhere in this Prospectus.

                                               YEAR ENDED DECEMBER 31,                           THREE MONTHS ENDED
                                            ------------------------------                   --------------------------
                                                                               PRO FORMA      MARCH 31,      MARCH 31,
                                             1994       1995        1996         1996           1996           1997
                                             ----       ----        ----       ---------      ---------      ---------
                                                                              (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                      (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Telecommunications service revenue........  $ 2,809    $14,160    $ 45,574     $ 49,573        $ 6,795       $ 20,550(4)
Costs and expenses:
  Service costs...........................    1,557      7,177      21,468       25,550          2,868         11,003
  Selling, general and administrative
    expenses..............................    3,966     11,405      38,596       43,459          6,621         15,852
  Depreciation and amortization...........      663      4,118      16,296       19,616          2,427          8,736
                                            -------    -------    --------     --------        -------       --------
                                              6,186     22,700      76,360       88,625         11,916         35,591
Loss from operations......................   (3,377)    (8,540)    (30,786)     (39,052)        (5,121)       (15,041)
Interest and other income (expense),
  net.....................................     (598)    (2,096)    (14,647)     (14,647)        (2,042)        (9,633)
                                            -------    -------    --------     --------        -------       --------
  Net loss before minority interests......   (3,975)   (10,636)    (45,433)     (53,699)        (7,163)       (24,674)(4)
  Minority interests(1)...................       78      1,085       1,590        1,590            523              8
                                            -------    -------    --------     --------        -------       --------
  Net loss................................  $(3,897)   $(9,551)   $(43,843)    $(52,109)       $(6,640)      $(24,666)
                                            =======    =======    ========     ========        =======       ========
OTHER DATA:
  EBITDA (2)..............................  $(2,714)   $(4,422)   $(14,490)    $(19,436)       $(2,694)      $ (6,305)
  Capital expenditures....................    6,693     27,577     217,230      241,109         15,577         82,505
  Acquisitions of businesses, net of
    cash..................................   35,669     13,941       4,290        4,290         (1,285)        46,273
  Ratio of earnings to fixed charges(3)...       --         --          --           --             --             --

                                                                                          AS OF MARCH 31, 1997
                                                     AS OF DECEMBER 31,       ---------------------------------------------
                                                     -------------------                                         PRO FORMA
                                                       1995       1996                          PRO FORMA       AS ADJUSTED
                                                       ----       ----        -----------       ---------       -----------
                                                                              (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
  Cash and cash equivalents........................  $ 59,913   $261,880       $192,169        $  185,677       $  378,490
  Marketable securities............................        --    182,304        156,705           156,705          156,705
  Working capital..................................    57,913    435,225        328,484           318,965          512,403
  Total assets.....................................   146,610    879,581        922,988         1,009,276        1,209,276
  Long-term debt, less current portion.............    43,977    552,810        566,510           566,510          767,135
  Paid-in capital..................................        --    349,341(5)     389,412(5)        471,391(5)       471,391(5)
  Total stockholders' equity.......................    93,455    291,834(6)     307,239(6)        389,218(6)       389,218(6)
  Ratio of total debt to paid-in capital...........       N/A       1.58           1.45              1.20             1.63

                                                              AS OF DECEMBER 31,
                                                   ----------------------------------------      AS OF        PRO FORMA
                                                                                               MARCH 31,        AS OF
                                                      1994          1995           1996          1997       MARCH 31, 1997
                                                      ----          ----           ----        ---------    --------------
                                                   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
  Cities in operation............................         5             11             23            26             30
  Cities under construction......................         6             10              7            11             14
  On-net buildings connected.....................        62            216            883         1,071          1,145
  Route miles....................................       107            262          1,059         1,253          1,625
  Fiber miles....................................     6,437         17,111         71,292        97,200        120,114
  VGE circuits(7)................................    59,208        122,617        516,743       668,494        732,814
  Switches installed.............................        --              1             20            21             22
  CLEC lines in service..........................        --          3,187(8)      21,013        36,075         36,075
  Employees......................................        89            165            789         1,054          1,122

---------------
 (1) Minority interests for 1994 through 1996 represent the ownership interests of minority investors in certain of the Company's subsidiaries, all of which were exchanged for an aggregate of 1,192,980 shares of Common Stock during the fourth quarter of fiscal 1996. Minority interests in 1997 represent the ownership interest in one of the Company's subsidiaries.

 (2) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.

 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes and minority interest, plus fixed charges excluding capitalized interest, and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor. For the years ended December 31, 1994, December 31, 1995 and December 31, 1996 and the three months ended March 31, 1997, the Company's earnings were insufficient to cover fixed charges by $3,975,000, $10,636,000, $45,433,000 and $24,674,000, respectively. On a pro forma basis, for the year ended December 31, 1996, the Company's earnings would have been insufficient to cover fixed charges by $53,699,000.

 (4) Giving effect to the merger with MAN using the purchase method of accounting and assuming such transaction was consummated on January 1, 1997:

                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1997
                                                                     ------------------
     Telecommunications service revenue..........................       $ 21,780,000
     Net loss before minority interest...........................       $(29,592,000)

 (5) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.

 (6) Amount represents paid-in capital less accumulated deficit. See note (5) above.

 (7) Voice grade equivalent circuits.

 (8) On a pro forma basis giving effect to the City Signal Acquisition.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its businesses before purchasing the Notes offered hereby.

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company was formed in November 1993. Accordingly, prospective investors have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt and to compete successfully in the telecommunications business.

     The development of the Company's businesses and the acquisition, installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Such capital expenditures are expected to increase as the Company decides to pursue opportunities created by the accelerated pace of regulatory changes designed to open local exchange markets to CLEC competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Company -- CLEC Market Potential." These expenditures, together with the associated early service costs, result in negative cash flow and operating losses until an adequate revenue base may be established. There can be no assurance that an adequate revenue base will be established in each of the Company's systems. The Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995, ($14.5) million for the year ended December 31, 1996 and ($6.3) million for the three months ended March 31, 1997. As of March 31, 1997, the Company had an accumulated deficit of approximately $82.2 million. On a pro forma basis, assuming the merger with MAN was completed on January 1, 1996, the Company would have had EBITDA of ($19.4) million for the year ended December 31, 1996, and, assuming the merger with MAN was completed on January 1, 1997, the Company would have had EBITDA of ($10.5) million for the three months ended March 31, 1997. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. The Company will continue to incur expenditures in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS

     Expansion of the Company's existing networks and services, the acquisition and development of new networks and services and the funding of initial operating losses will require significant capital expenditures. The Company plans to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company has deployed switches serving substantially all of the Company's operating networks. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and plans to offer such services in all of its operating networks. The Company currently intends to fund the expansion of its networks and the deployment of switches in all of such networks with full capabilities for local dial tone and switched access termination and origination services with the proceeds from the sale of the Private Notes, together with its existing cash balances and the net proceeds of additional financings to be obtained in the future and through joint ventures. See "Use of Proceeds." The Company's growth into 50 cities and additional funds to support other strategic initiatives will require substantial additional capital. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet such additional capital needs with additional borrowings under existing and future credit facilities, proceeds from the sale of additional debt or equity securities and joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.

     At March 31, 1997, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, was $591.5 million, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, was $20.8 million. An aggregate of $50.1 million of such outstanding liabilities is represented by credit facilities secured by assets of the Company and certain of its subsidiaries. The Company's outstanding Senior Discount Notes with an aggregate principal amount at maturity of $825 million will mature in 2006 and be payable prior to the maturity of the Notes. See "Description of Existing Debt." The Company expects to fund at least a portion of its capital needs through additional borrowings, and there can be no assurance as to the Company's ability to service its existing or future indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES

     The Company is a holding company which derives substantially all of its revenues from its subsidiaries. As such, the Company is dependent to some extent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its cash obligations. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds and restrictive covenants in debt agreements that may restrict the ability of certain subsidiaries to pay dividends to the Company. However, the Company does not believe that such restrictions will have a material impact on the Company's ability to meet its cash obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Exchange Notes are not secured by any of the assets of the Company. The Indenture permits certain indebtedness of the Company to be secured, including, among other things, purchase money indebtedness, which the Indenture permits the Company to incur in unlimited amounts, and indebtedness up to $160 million under secured credit facilities. Holders of any secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such other indebtedness. In addition, the Exchange Notes will be effectively subordinated to indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries. See "Description of the Notes -- Covenants -- Limitation on Consolidated Debt" and "-- Limitation on Debt and Preferred Stock of Subsidiaries."

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

     The expansion and development of the Company's operations will depend, among other things, on the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks or acquire or develop new networks in a timely manner in accordance with its strategic objectives.

     The Company expects to continue to enhance its systems in order to offer its customers switched access termination and origination services and local dial tone, centrex and desk top products, as well as other enhanced services in all of its systems as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long term strategic growth objectives, but is dependent on the Company's ability to obtain the needed capital, favorable regulatory, legislative and judicial developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company expects that a portion of its future growth may come from acquisitions. The acquisition of additional systems will depend on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance any such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. Any acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company or would be successfully integrated into the Company's operations.

COMPETITION

     In each of the cities served by the Company's networks, the services offered by the Company compete principally with the services offered by the ILEC serving that area. ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. While the FCC's Interconnection Decisions and the Telecommunications Act of 1996 provide increased business opportunities to CLECs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could also have a material adverse effect on CLECs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs substantial fees for interconnection to the ILECs' networks, the income of CLECs, including the Company, could be materially adversely affected.

     ILECs can also adversely impact the pace by which CLECs can add new customers by prolonging the process of providing unbundled network elements, collocations, intercompany trunks, and operations support system (OSS) interfaces, which allow the electronic transfer between ILECs and CLECs of needed information about customer accounts, service orders and repairs. Although the Telecommunications Act of 1996 requires ILECs to provide the unbundled network elements, interconnections and OSS interfaces needed to allow the customers of CLECs and other new entrants to the local exchange market to obtain service comparable to that provided by the ILECs in terms of installation time, repair response time, billing and other administrative functions, in many cases the ILECs have not complied with the mandates of the new act.

     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint Corporation ("Sprint"),

WorldCom, Inc. ("WorldCom") and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In January 1994, MCI announced that its MCImetro unit would invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets in the United States to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. AT&T has also indicated its intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications Company, Inc. ("MFS Communications"), a major CLEC, completed a merger on December 31, 1996. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among RBOCs and IXCs, or among CLECs in second and third tier cities, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between IXCs and CLECs, could give rise to significant new competitors.

     The Company believes that, as a result of various legislative and regulatory initiatives, including the Telecommunications Act of 1996, the barriers to local exchange competition will be removed more quickly than had earlier been anticipated. The introduction of such competition, however, also means that ILECs may be authorized to provide long distance services under provisions of the Telecommunications Act of 1996 more quickly than had earlier been anticipated. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service.

     The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company.

     See "Competition" and "Regulatory Overview" for more detailed information on the competitive and regulatory environment faced by the Company.

DEPENDENCE ON BUSINESS FROM IXCS

     For the three months ended March 31, 1997, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs. Approximately 9% of such consolidated revenues were attributable to services provided to MCI and its affiliates. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business. See "Business of the Company -- Strategic Relationships" and "-- Sales and Marketing -- Wholesale Customers."

     In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

REGULATION

     The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are required to file interstate tariffs on an ongoing basis. The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's ability to compete in the segments of the local exchange market recently opened to CLEC competition depends upon continued favorable pro-competitive regulatory changes and may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecommunications Act of 1996. The partial stay of recent FCC access pricing and "pick and choose" rules may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. However, the Company believes that the partial stay will not have any material adverse effect on the Company because the Company has in effect or expects to have in effect interconnection agreements with the ILECs for all of its operating networks. See "Regulatory Overview" for more detailed information on the regulatory environment in which the Company operates.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to acquire and develop its networks, the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be cancelled, or will not be renewed, as needed, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected city. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under construction, may affect the Company's ability to develop that network. See "Business of the Company -- Network Construction."

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of optical fiber telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management." The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "Management" for detailed information on the Company's management and directors.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES; POSSIBLE VOLATILITY OF MARKET PRICE OF EXCHANGE NOTES

     The NASD has designated the Private Notes as securities eligible for trading in the PORTAL market of the NASD (see "Price Range of the Private Notes"). However, the Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. Although the Company has been advised by each of the Initial Purchasers that they currently intend to make a market in the Exchange Notes following completion of the Exchange Offer, they are not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

FAILURE TO EXCHANGE PRIVATE NOTES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                        NO CASH PROCEEDS TO THE COMPANY

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                        PRICE RANGE OF THE PRIVATE NOTES

     The Private Notes were designated for trading in the PORTAL market of the NASD effective May 29, 1997. The following table sets forth, for the period indicated, the range of reported high and low bid quotations for the Private Notes in the PORTAL market as reported by Goldman, Sachs & Co., a market maker:

                                                               HIGH       LOW
                                                               ----       ---
Period beginning May 29, 1997 and ending June 11, 1997......  $102.75   $100.75

     Such reported quotations may not reflect actual transactions. On June 11, 1997, the closing bid quotation for the Private Notes was $102.75. As of June 11, 1997, Cede & Co., as nominee for the Depository Trust Company, New York, New York, was the only record holder of the Private Notes, holding the Private Notes for its participants.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1997, (ii) on a pro forma basis after giving effect to the MAN acquisition on May 5, 1997 and (iii) on such pro forma basis as adjusted to reflect the sale of the Private Notes and repayment of existing secured indebtedness:

                                                                                     PRO FORMA
                                                       ACTUAL        PRO FORMA      AS ADJUSTED
                                                       ------        ---------      -----------
CASH AND CASH EQUIVALENTS.......................    $192,169,000    185,677,000      378,490,000(7)
MARKETABLE SECURITIES...........................    $156,705,000    156,705,000      156,705,000
                                                    ------------    -----------    -------------
TOTAL CASH AND CASH EQUIVALENTS AND MARKETABLE
  SECURITIES....................................    $348,874,000    342,382,000      535,195,000
                                                    ============    ===========    =============
CURRENT PORTION OF LONG-TERM DEBT...............         628,000        628,000            3,000(7)
LONG-TERM DEBT:
  10% Senior Notes due 2007.....................              --             --      250,000,000
  11 7/8% Senior Discount Notes due 2006........    $235,792,000    235,792,000      235,792,000
  10 7/8% Senior Discount Notes due 2006........     280,684,000    280,684,000      280,684,000
  Other long-term debt (less current portion)...      50,034,000     50,034,000          659,000(7)
                                                    ------------    -----------    -------------
     Total......................................    $566,510,000    566,510,000      767,135,000
MINORITY INTERESTS(1)...........................       3,452,000      3,452,000        3,452,000
COMMON STOCK, SUBJECT TO REDEMPTION OPTION,
  2,016,000 SHARES(2)...........................      25,200,000     25,200,000       25,200,000
STOCKHOLDERS' EQUITY:
  Common Stock, $0.01 par value, 50,000,000
     shares authorized, 31,316,179 issued and
     outstanding (35,902,405 shares issued and
     outstanding, pro forma and pro forma as
     adjusted)(3)...............................         313,000        359,000          359,000
  Series C Junior Participating Preferred Stock,
     $0.01 par value, 50,000 shares authorized,
     none issued or outstanding(3)(4)...........              --             --               --
  Additional paid-in capital(5).................     363,899,000    445,832,000      445,832,000
  Accumulated deficit...........................     (82,173,000)   (82,173,000)     (82,173,000)
                                                    ------------    -----------    -------------
TOTAL STOCKHOLDERS' EQUITY(6)...................    $307,239,000    389,218,000      389,218,000
                                                    ------------    -----------    -------------
TOTAL CAPITALIZATION............................    $877,829,000    959,808,000    1,159,808,000
                                                    ============    ===========    =============

---------------
(1) Minority interests represent a minority investment interest in one of the Company's subsidiaries.

(2) Shown as Common Stock, subject to redemption option, because the holder of such shares has the option to require the Company to repurchase all or any of such shares at a price of $12.50 per share on or before February 1, 1998. The holder of such shares has not indicated to the Company that it has any current intention to exercise such option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Common Stock outstanding excludes 3,185,221 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at March 31, 1997, of which 1,646,022 shares were subject to warrants and options exercisable within 60 days. As of April 29, 1997, the number of authorized shares of Common Stock increased to 150,000,000 shares, and the Series C Junior Participating Preferred Stock was redesignated as Series A Junior Participating Preferred Stock.

(4) Reserved for issuance upon the exercise of the Company's Preferred Stock Purchase Rights pursuant to the terms set forth in the Company's Rights Agreement dated as of February 29, 1996.

(5) Additional paid-in capital represents the amount of capital in excess of par value.

(6) Total stockholders' equity includes Common Stock subject to redemption.

(7) A portion of the proceeds of the sale of the Private Notes will be used to repay $50 million of the Company's secured indebtedness.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on May 29, 1997 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 29, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that it would (i) use its best efforts to file with the Commission within 60 days after the Closing Date a registration statement under the Securities Act with respect to the Exchange Notes and (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 90 days after the Closing Date. The Company agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

     The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $250,000,000 in aggregate principal amount of the Private Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depository"). Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. Solely for reasons of administration, the Company has fixed the close of business on June 17, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on July , 1997, unless the Company, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel, for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Private Notes and the Exchange Notes bear interest from May 29, 1997 at a rate of 10%, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the Expiration Date. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see " -- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering Private Notes pursuant to the Exchange Offer, each holder of Private Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

     All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligation for a period of up to 90 days after the Expiration Date to keep the Registration Statement effective and to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      By Registered or Certified Mail:                    By Hand/Overnight Delivery:
            The Bank of New York                             The Bank of New York
            One Wall Street -- 27                            One Wall Street -- 27
                                                   Corporate Trust & Agency Services Window
                                                                 Ground Level
          New York, New York 10286                         New York, New York 10286
        Attn.: Reorganization Section                    Attn.: Reorganization Section


      (For Eligible Institutions Only)                           By Facsimile:
            Confirm by Telephone:                               (212) 571-3080
               (212) 815-2742

     The Bank of New York also serves as Trustee under the Indenture.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

      SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER OPERATING DATA

     The summary financial data presented below (other than the pro forma data) as of and for the years ended December 31, 1996, 1995 and 1994 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors. The summary financial data (other than the pro forma data) as of and for the three months ended March 31, 1997 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the three months ended March 31, 1997 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma financial data give effect to the merger of the Company with MAN using the purchase method of accounting and assume (i) for purposes of the pro forma statement of operations data for the year ended December 31, 1996, that the merger was consummated on January 1, 1996 and (ii) for purposes of the pro forma balance sheet as of March 31, 1997 that the merger was consummated on March 31, 1997. All of the summary financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company and MAN and notes thereto contained elsewhere in this Prospectus.

                                                         YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED
                                              ---------------------------------------------    --------------------------
                                                                                 PRO FORMA      MARCH 31,      MARCH 31,
                                               1994       1995        1996         1996           1996           1997
                                               ----       ----        ----       ---------      ---------      ---------
                                                                                (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                        (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Telecommunications service revenue..........  $ 2,809    $14,160    $ 45,574     $ 49,573        $ 6,795       $ 20,550(4)
Costs and expenses:
  Service costs.............................    1,557      7,177      21,468       25,550          2,868         11,003
  Selling, general and administrative
    expenses................................    3,966     11,405      38,596       43,459          6,621         15,852
  Depreciation and amortization.............      663      4,118      16,296       19,616          2,427          8,736
                                              -------    -------    --------     --------        -------       --------
                                                6,186     22,700      76,360       88,625         11,916         35,591
Loss from operations........................   (3,377)    (8,540)    (30,786)     (39,052)        (5,121)       (15,041)
Interest and other income (expense), net....     (598)    (2,096)    (14,647)     (14,647)        (2,042)        (9,633)
                                              -------    -------    --------     --------        -------       --------
  Net loss before minority interests........   (3,975)   (10,636)    (45,433)     (53,699)        (7,163)       (24,674)(4)
  Minority interests(1).....................       78      1,085       1,590        1,590            523              8
                                              -------    -------    --------     --------        -------       --------
  Net loss..................................  $(3,897)   $(9,551)   $(43,843)    $(52,109)       $(6,640)      $(24,666)
                                              =======    =======    ========     ========        =======       ========
OTHER DATA:
  EBITDA(2).................................  $(2,714)   $(4,422)   $(14,490)    $(19,436)       $(2,694)      $ (6,305)
  Capital expenditures......................    6,693     27,577     217,230      241,109         15,577         82,505
  Acquisitions of businesses, net of cash...   35,669     13,941       4,290        4,290         (1,285)        46,273
  Ratio of earnings to fixed charges(3).....       --         --          --           --             --             --

                                                                                 AS OF MARCH 31, 1997
                                                AS OF DECEMBER 31,     -----------------------------------------
                                               --------------------                                   PRO FORMA
                                                 1995        1996                      PRO FORMA     AS ADJUSTED
                                                 ----        ----                      ---------     -----------
                                                                       (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
  Cash and cash equivalents..................  $ 59,913    $261,880     $192,169      $  185,677     $  378,490
  Marketable securities......................        --     182,304      156,705         156,705        156,705
  Working capital............................    57,913     435,225      328,484         318,965        512,403
  Total assets...............................   146,610     879,581      922,988       1,009,276      1,209,276
  Long-term debt, less current portion.......    43,977     552,810      566,510         566,510        767,135
  Paid-in capital............................        --     349,341(5)   389,412(5)      471,391(5)     471,391(5)
  Total stockholders' equity.................    93,455     291,834(6)   307,239(6)      389,218(6)     389,218(6)
  Ratio of total debt to paid-in capital.....       N/A        1.58         1.45            1.20           1.63

                                                              AS OF DECEMBER 31,                 AS OF        PRO FORMA
                                                   ----------------------------------------    MARCH 31,        AS OF
                                                      1994          1995           1996          1997       MARCH 31, 1997
                                                      ----          ----           ----        ---------    --------------
                                                   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
  Cities in operation............................         5             11             23            26             30
  Cities under construction......................         6             10              7            11             14
  On-net buildings connected.....................        62            216            883         1,071          1,145
  Route miles....................................       107            262          1,059         1,253          1,625
  Fiber miles....................................     6,437         17,111         71,292        97,200        120,114
  VGE circuits(7)................................    59,208        122,617        516,743       668,494        732,814
  Switches installed.............................        --              1             20            21             22
  CLEC lines in service..........................        --          3,187(8)      21,013        36,075         36,075
  Employees......................................        89            165            789         1,054          1,122

---------------
 (1) Minority interests for 1994 through 1996 represent the ownership interests of minority investors in certain of the Company's subsidiaries, all of which were exchanged for an aggregate of 1,192,980 shares of Common Stock during the fourth quarter of fiscal 1996. Minority interests in 1997 represent the ownership interest in one of the Company's subsidiaries.

 (2) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.

 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes and minority interest, plus fixed charges excluding capitalized interest, and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor. For the years ended December 31, 1994, December 31, 1995 and December 31, 1996 and the three months ended March 31, 1997, the Company's earnings were insufficient to cover fixed charges by $3,975,000, $10,636,000, $45,433,000 and $24,674,000, respectively. On a pro forma basis, for the year ended December 31, 1996, the Company's earnings would have been insufficient to cover fixed charges by $53,699,000.

 (4) Giving effect to the merger with MAN using the purchase method of accounting and assuming such transaction was consummated on January 1, 1997:

                                                                      THREE MONTHS
                                                                         ENDED
                                                                     MARCH 31, 1997
                                                                     --------------
     Telecommunications service revenue..........................      $ 21,780,000
     Net loss before minority interest...........................      $(29,592,000)

 (5) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.

 (6) Amount represents paid-in capital less accumulated deficit. See note (5) above.

 (7) Voice grade equivalent circuits.

 (8) On a pro forma basis giving effect to the City Signal Acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier (CLEC), in selected markets within the United States. The Company competes with local exchange carriers by providing high quality, integrated local telecommunications services over fiber optic digital networks to meet the voice, data and video transmission needs of its customers. The Company's customers are principally inter-exchange carriers (IXCs), Internet service providers (ISPs), wireless carriers, telecommunications-intensive business, government, and institutional end users, and residential customers. The Company offers these customers technologically advanced local telecommunications services as well as superior customer service, flexible pricing and route diversity.

     The Company's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the incumbent local exchange carriers (ILECs). The principal elements of the Company's strategy include targeting selected U. S. markets with an emphasis on second and third-tier markets, aggressively pursuing switched services opportunities, further building out existing systems and expanding service offerings. The Company provides these services in an expanding number of U. S. markets. As of March 31, 1997, the Company had networks in operation or under construction in a total of 37 U. S. cities, and the acquisition of Metro Access Networks, Inc. on May 5, 1997 has increased the total to 44 cities. The Company plans to expand its network operations to have systems in operation or under construction in a total of 50 cities by the end of 1998. As of March 31, 1997, the Company had a total of 21 digital telephone switches installed in its operating networks and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products in all of its operating networks by the end of the second quarter of 1997. The Company is also expanding its capabilities to provide flexible enhanced services that compliment its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks.

     In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, the Company and MCImetro Access Transmission Services, Inc. (MCImetro), a wholly-owned subsidiary of MCI Communications Corporation (MCI), have entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets. Also during February 1997, the Company and AT&T Communications, Inc. (AT&T Communications), a wholly-owned subsidiary of AT&T Corp. (AT&T), announced the first national agreement between AT&T and a CLEC, whereby AT&T will begin utilizing the Company's networks to originate and terminate the calls of AT&T customers served by the Company's networks. The agreement represents a further expansion of the Company's relationship with AT&T and provides for origination and termination of customer calls to be completed through the Company's networks nationwide, thus bypassing the ILEC. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers.

     Effective in February 1997, the Company acquired 100% of the stock of certain companies related to Phoenix Fiberlink, Inc. (Phoenix), a provider of competitive access and Internet services in Utah and Nevada.

     Also in February 1997, the Company acquired a 60% interest in a company formed by MaineCom, a wholly-owned subsidiary of Central Maine Power Co., for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future.

     As of April 1, 1997, the Company signed a definitive agreement with Century Telephone Enterprises, Inc. for the acquisition of Metro Access Networks, Inc.
(MAN), a CLEC with networks in operation or under construction in Dallas, Fort Worth, Houston, San Antonio, Austin, Corpus Christi and Waco, Texas. On May 5, 1997, this acquisition was completed.

     The development of the Company's businesses and the construction, acquisition and expansion of its networks require significant expenditures, a substantial portion of which is incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base may be established. However, as this customer base grows, the Company expects incremental revenues can be added within operating networks with minimal additional expense, providing significant contributions to cash flow. The Company also incurs ongoing capital expenditures with respect to both existing and new systems which are directly related to the installation of new revenue-producing services. See "Summary -- Recent Developments," "Business of the Company" and "Unaudited Pro Forma Combined Consolidated Financial Information."

     Since its inception in November 1993, the development of the Company's business has required substantial capital investments and has resulted in substantial net losses. The acquisition of networks, procurement of rights-of-way and start-up costs of new networks will continue to represent a large portion of the Company's funding requirements during the Company's continued expansion. The costs related to the acquisition and development of new systems, along with the varying degrees of maturity of these systems, will materially affect the comparability of the Company's financial results from one period to another and any assessment of the Company's operating performance.

     The following table provides selected statistical and financial data for the Company as of the dates indicated:

                                                            AS OF MARCH 31,
                                                        -----------------------       PERCENTAGE
                                                          1997           1996           CHANGE
                                                          ----           ----         ----------
Cities in operation.................................          26             13         +100%
Cities under construction...........................          11             12           -8%
Buildings connected -- on-net.......................       1,071            495         +116%
Buildings connected -- off-net......................       1,739             --            NM
Route miles.........................................       1,253            507         +147%
Fiber miles.........................................      97,200         26,659         +265%
Switches installed..................................          21              3         +600%
CLEC lines in service...............................      36,075          5,944         +507%
VGE circuits........................................     668,494        165,122         +305%
Number of employees.................................       1,054            456         +131%
Total Assets (dollars in thousands).................    $922,988       $449,135         +106%
                                                        ========       ========         =====

---------------
NM -- Not meaningful

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     REVENUE

     The Company's revenues increased to $20.6 million for the three months ended March 31, 1997 from $6.8 million for the three months ended March 31, 1996, an increase of 203%. The increase in revenues reflects the impact of the Company's acquisition and development activities, including an increase in the number of networks in operation to 26 from 13 in the first quarter of 1997 and 1996, respectively, as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. A significant contributor to the overall revenue growth has been the continued growth of local switched service revenues. Annualized monthly local switched service revenues increased to $22.2 million based on March 1997 revenues from $17.4 million based on December 1996 revenues. Local exchange services revenues for the quarter ended March 31, 1997, totaled $5.3 million as compared to $.7 million for the quarter ended March 31, 1996. The increase in switched service revenue reflects continued growth in the Michigan markets, where the Company has the most experience in providing switched service, as well as significant growth in the Company's other markets. This is evidenced by the fact that the Company's installed CLEC lines in markets other than Grand Rapids have increased to 44% of the total lines as compared to 20% at December 31, 1996. Total CLEC lines in service increased 72% sequentially to 36,075 at March 31, 1997, from 21,013 at December 31, 1996, and increased 507% from 5,944 at March 31, 1996.

     COSTS AND EXPENSES

     Service costs increased to $11.0 million for the three months ended March 31, 1997 from $2.9 million for the three months ended March 31, 1996. The increase was due primarily to the impact of the Company's acquisition and development activities, including increasing costs associated with developing the Company's rapidly growing local exchange services and the Company's expanding long distance resale operations. Service costs primarily represent the portion of total operating expenses paid to third parties for unbundled loop charges and other local and long distance service costs, including right-of-way fees. Also included are salaries and benefits associated with the technical operations of the networks and other network costs.

     The Company's selling, general and administrative expenses (SG&A) for the three months ended March 31, 1997 were $15.9 million, as compared with SG&A expenses of $6.6 million for the three months ended March 31, 1996. The increase was principally due to the increasing number and continued expansion of the Company's networks, including added personnel costs and marketing activities related to the introduction of switched services. There is typically a period of higher SG&A expense and a lag time in the generation of revenues following the acquisition and development of the Company's networks. Management expects SG&A expenses to continue to increase during the remainder of 1997 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased to $8.7 million for the three months ended March 31, 1997, from $2.4 million for the three months ended March 31, 1996, as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $14.7 million was recorded during the three months ended March 31, 1997, as compared to interest expense of $3.8 million for the three months ended March 31, 1996. The primary contributor to the substantial increase in interest expense as compared to the comparable period in the prior year is non-cash interest expense totaling $13.5 million attributable to accretion of the Company's Senior Discount Notes issued during 1996. Interest of $987,000 was capitalized for the quarter ended March 31, 1997, related to network construction projects. For the quarters ended March 31, 1997 and 1996, interest income totaling $5.1 million and $1.8 million, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $24.7 million for the three months ended March 31, 1997, from $7.2 million for the three months ended March 31, 1996. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $8,000 and $523,000 for the three months ended March 31, 1997 and 1996, respectively. As a result, the Company's net loss for the three months ended March 31, 1997 was $24.7 million as compared to a net loss of $6.6 million for the three months ended March 31, 1996.

     EBITDA

     Earnings before interest, taxes, depreciation, amortization and minority interest (EBITDA) decreased to ($6.3) million for the three months ended March 31, 1997, from ($2.7) million for the three months ended March 31, 1996, a decrease of $3.6 million. The decrease reflects the increasing service and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering the full array of local exchange services. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     REVENUE

     The Company's revenues increased to $45.6 million for 1996 from $14.2 million during 1995, an increase of $31.4 million or 221%. Total annualized monthly revenues increased to approximately $73.4 million based on December 1996 revenues from $15.5 million based on December 1995 revenues. The increase in revenues reflects the impact of the Company's acquisition and development activities, including an increase in the number of networks in operation to 23 from 11 in 1995, and increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. While access revenues were the most significant contributor to the Company's revenue growth for 1996, the Company's entry into local switched services, in Grand Rapids, Michigan during the first quarter of 1996 and in additional markets during the fourth quarter of 1996, was also a factor. Current annualized monthly local switched service revenues, based on December 1996 revenues, are $17.4 million. Local switched service revenues for the year ended December 31, 1996, totaled $7.8 million.

     Network utilization as reflected in the number of on-net buildings connected to the Company's networks increased 309% during 1996 to 883 as compared to 216 at December 1995. The Company's penetration of buildings to serve additional customers is further augmented by 1,238 off-net buildings resulting in total buildings served of 2,121 at December 31, 1996. VGEs in service increased 321% to 516,743 VGEs as of December 31, 1996, as compared with 122,617 VGEs at the end of 1995. As reflected in CLEC lines in service, network utilization increased to 21,013 lines in service at year-end 1996, as compared to 3,187 lines in service on January 31, 1996 in the Company's acquired Grand Rapids operations. Network development as measured by operational networks has increased to 23 with these networks covering 1,059 route miles at year-end 1996, an increase of 304% from the 262 route miles in service at December 31, 1995. Fiber miles also increased to 71,292 from the 17,111 at December 31, 1996, an increase of 317%. In addition, the Company's aggressive switch deployment plans have enabled the Company to deploy switches to serve 24 of the Company's markets by year-end 1996.

     COSTS AND EXPENSES

     Service costs increased to $21.5 million or 47% of telecommunications services revenue in 1996 from $7.2 million or 51% of telecommunications services revenue in 1995. The increase was due primarily to the impact of the Company's acquisition and development activities, including increasing costs associated with the Company's rapidly growing local exchange services in Grand Rapids and the Company's expanding long distance resale operations. Total service costs directly related to providing local exchange services increased $5.1 million in 1996. The increase in total service costs also includes an increase of $6.8 million related to the direct operating costs of the Company's long distance resale operations. Service costs primarily represent the portion of total operating expenses paid to third parties for unbundled loop charges and other local and long distance service costs, including right-of-way fees. Also included are salaries and benefits associated with the technical operations of the networks and other network costs.

     The Company's selling, general and administrative expenses (SG&A) for the year ended December 31, 1996 were $38.6 million, as compared with SG&A expenses of $11.4 million for the year ended December 31, 1995. The increase was principally due to the increasing number and continued expansion of the Company's networks, including added personnel costs and marketing activities related to the introduction of switched services. There is typically a period of higher SG&A expense and a lag time in the generation of revenues following the acquisition and development of the Company's networks. Management expects SG&A expenses to continue to increase in 1997 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased to $16.3 million for the year ended December 31, 1996, from $4.1 million for the year ended December 31, 1995 as a result of the continued expansion of the Company's networks and the Company's acquisitions.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $31.2 million was recorded during the year ended December 31, 1996, as compared to interest expense of $3.7 million for the year ended December 31, 1995. The primary contributor to the substantial increase in interest expense as compared to the prior year is non-cash interest expense totaling $29.8 million primarily attributable to accretion of the Company's Senior Discount Notes (see "-- Liquidity and Capital Resources") issued during 1996. Interest of $2.0 million was capitalized for the year ended December 31, 1996, related to network construction projects. For the years ended December 31, 1996 and 1995, interest income totaling $16.5 million and $1.6 million, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $45.4 million in 1996, from $10.6 million in 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.6 million and $1.1 million for the years ended December 31, 1996 and 1995, respectively. As a result, the Company's net loss for 1996 was $43.8 million as compared to a net loss of $9.6 million for 1995.

     EBITDA

     Earnings before interest, taxes, depreciation, amortization and minority interest (EBITDA) decreased to ($14.5) million for the year ended December 31, 1996, from ($4.4) million for the year ended December 31, 1995, a decrease of $10.1 million. The decrease reflects the increasing service and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering the full array of local exchange services.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUE

     The Company's revenues increased to $14.2 million for the year ended December 31, 1995 from $2.8 million for the year ended December 31, 1994, an increase of 407%. Annualized monthly revenues increased to approximately $15.5 million based on the results for the month of December 1995 from $11.9 million based on December 1994 results. These increases reflect the impact of the Company's acquisition and development activities as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. Network capacity as reflected in VGEs in service increased to 122,617 VGEs as of December 31, 1995, as compared to 59,208 VGEs as of December 31, 1994.

     COSTS AND EXPENSES

     Service costs increased to $7.2 million for the year ended December 31, 1995 from $1.6 million for the year ended December 31, 1994. Service costs as a percentage of telecommunications services revenues declined to approximately 51% for the year ended December 31, 1995 as compared to approximately 55% for the year ended December 31, 1994.

     The Company's SG&A expenses for the year ended December 31, 1995 were $11.4 million, as compared with SG&A expenses of $4.0 million for the year ended December 31, 1994. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks and related marketing activities.

     Depreciation and amortization expense increased to $4.1 million for the year ended December 31, 1995, from $663,000 for the year ended December 31, 1994 as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $3.7 million was recorded during the year ended December 31, 1995, as compared to interest expense of $693,000 for the year ended December 31, 1994, as a result of the incurrence of secured indebtedness to finance the acquisition and development of certain of the Company's operations. For the year ended December 31, 1995 and 1994, interest income totaling $1.6 million and $95,000, respectively, was derived from the Company's available cash balances.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $10.6 million for the year ended December 31, 1995, from $4.0 million for the year ended December 31, 1994. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.1 million and $78,000 for the years ended December 31, 1995 and 1994, respectively. As a result, the Company's net loss for 1995 was $9.6 million as compared to a net loss of $3.9 million for 1994.

     EBITDA

     EBITDA decreased to ($4.4) million for the year ended December 31, 1995, from ($2.7) million for the year ended December 31, 1994, a decrease of $1.7 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's total assets increased from $879.6 million as of December 31, 1996 to $923.0 million at March 31, 1997. The Company's current assets of $374.3 million at March 31, 1997, including cash and cash equivalents and marketable securities of $348.9 million, exceeded current liabilities of $45.8 million, providing working capital of $328.5 million as compared to $435.3 million at December 31, 1996. Network and equipment totaled $406.6 million at March 31, 1997 as compared to $306.5 million at December 31, 1996. Other assets, principally goodwill, net of accumulated amortization, increased to $145.0 million at March 31, 1997, from $99.1 million at December 31, 1996, primarily as a result of the Company's acquisition of the Phoenix networks.

     The Company's operating activities used net cash of $17.3 million in the year ended December 31, 1996, and $2.6 million in the year ended December 31, 1995. The increase in cash used by the operating activities was primarily due to the increased loss from operations incurred related to the acquisition, development and expansion of the Company's networks, which was partially offset by increased depreciation and amortization and non-cash interest expense associated with the Company's debt facilities. The increase in cash used was also due to supporting increased levels of accounts receivable and other current assets resulting from an expanding customer base and increased interest receivable on the Company's investments. For the three months ended March 31, 1997, the Company's operating activities generated cash of $10.4 million, as compared to the Company's use of cash of $1.9 million for the quarter ended March 31, 1996. The cash generated during the first quarter of 1997 is due primarily to increases in non-cash expenses including depreciation and amortization and non-cash interest expenses and net increases in working capital.

     The competitive local telecommunications services business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's operating networks; (ii) the expansion and improvement of the Company's operating systems, including the installation of capabilities to provide other enhanced services; (iii) the design, construction and development of additional networks; and (iv) acquisitions as an alternative to constructing networks, adding customers or introducing additional services. For the years ended December 31, 1996 and 1995, the Company's capital expenditures, primarily for installation of digital telephone switches, expansion of existing networks, and design, construction and development of new networks, totaled $217.2 million and $27.6 million, respectively. Cash used for acquisitions in 1996 and 1995 totaled $4.3 million and $13.9 million, respectively. For the three months ended March 31, 1997 and 1996, the Company's capital expenditures totaled $82.5 million and $15.6 million, respectively.

     In response to the demand initially encountered for its services, the Company will continue its aggressive capital deployment plans for the development and expansion of its existing networks to allow for an increased level of demand-driven capital spending to take full advantage of the opportunities presented by offering a full array of local exchange services. The Company's network development plans provide for the Company to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significant percentage of its markets by extending its networks to serve most of the ILEC's central offices in its markets, (ii) rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services and (iii) add electronics to its operating networks to provide other enhanced services, such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. In addition, with the acquisition of MAN, the Company has an opportunity to establish a strategic market presence in Texas, the third largest telecommunications state in the country. The addition of these markets represents a significant increase in the Company's addressable market potential, to 44 markets from the existing 37 markets. The Company estimates that it will spend $450 million during 1997 to fund these capital needs (including expenditures on the networks acquired in the MAN acquisition), and such amounts may be funded from the proceeds of the sale of the Private Notes together with the Company's existing cash resources and existing and future credit facilities.

     The Company's strategic plan calls for having systems in operation or under development in a total of 50 cities by the end of 1998, which will require additional capital. The Company expects this expansion into additional cities to be accomplished by the acquisition of existing networks as well as the development of new networks. The Company will continue to evaluate additional revenue opportunities in its existing markets and other strategic initiatives, and as such opportunities may develop, the Company plans to make additional capital investments in its networks that may be required to pursue such opportunities, such as costs required to extend a network or install additional telecommunications equipment to meet specific customer requirements. Due to the number and variability of the factors which could affect the amount of capital that will be required for such purposes, the Company cannot provide a reasonable estimate of such additional capital needs. For example, the size of a particular network to be developed or acquired and the types of electronics installed can impact significantly the amount of capital required. Similarly, the potential cost of acquiring additional networks is not determinable, and it is possible that the Company could acquire existing networks using a variety of financing alternatives. The Company expects to meet such additional capital needs with the proceeds from existing and future credit facilities and other borrowings and the proceeds from sales of additional debt or equity securities and joint ventures. However, there can be no assurance that the Company will be able to raise or generate sufficient funds to enable it to meet its strategic objectives. Moreover, there can be no assurance that actual expenditures will not be significantly higher or lower than the Company's current estimates.

     The Company intends to preserve financial flexibility in order to react to the rapidly evolving telecommunications marketplace and new opportunities. The Company is currently considering several proposals from financial institutions to establish a bank revolving credit facility totalling $250 million to $300 million to further expand the Company's working capital. There can be no assurance, however, as to the Company's ability to refinance such indebtedness pursuant to any such proposal or on any other terms that it will consider acceptable. For a description of the Company's existing credit facilities and other indebtedness, see "Description of Existing Debt." The Company will continue to take advantage of favorable financing arrangements, including sales of debt or equity securities in the public or private markets, to maintain its financial flexibility.

IMPACT OF NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 establishes standards for the computation and presentation of earnings per share for entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997, and requires retroactive restatement of all prior period earnings per share data presented. The effect of SFAS No. 128 on the financial periods presented is not material to the Company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to have systems in operation or under construction in a total of 50 cities by the end of 1998, its plans to offer switched and enhanced services in all of its markets by the end of 1997 and its expectations for required future capital expenditures, are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

                            BUSINESS OF THE COMPANY

OVERVIEW OF THE COMPANY

     The Company, founded in November 1993, is a leading full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities within the United States. The Company is organized as a holding company with individual operating subsidiaries which focus on specific market segments. Through its operating subsidiaries, the Company acquires and constructs its own state-of-the-art digital optical fiber telecommunications networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end users with an alternative source for a broad array of high quality voice, data and other telecommunications services. Certain of the Company's subsidiaries located in California currently provide single source integrated local and long distance telecommunications services and facilities management for medium and small businesses utilizing the facilities of other providers. Through GLA, the Company provides a full range of consulting, network engineering and construction, strategic planning, infrastructure planning and design and information system services and solutions for the Company and a wide variety of other telecommunications providers. Through the Company's strategic alliance with Verio, a consolidator of ISPs, the Company plans to develop and offer a wide range of Internet-related services to users of Verio's national ISP network, including various dial-up and dedicated Internet access options.

     The Company's networks are organized to take advantage of ongoing technological, competitive and regulatory changes. The Company sells its services primarily to IXCs, ISPs, wireless carriers and business, government and institutional customers who are high volume users of telecommunications services. Expenditures by IXCs for access connections to their customers represent their largest single expense and are estimated by industry sources to represent as much as 45% of the revenues generated by long distance calls. Through the deployment of state-of-the-art fiber optic networks and switches, the Company is able to provide the IXCs served by its networks with high quality, reliable services at prices less than those the regulated ILECs currently charge. The Company can expand its capabilities to offer these services beyond the locations served by its networks by interconnecting its facilities with the facilities of the ILECs, IXCs and other providers of telecommunications services.

     For financial information regarding the Company, see the financial statements and related notes listed under "Index to Financial Statements."

CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier cities where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier cities, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching at least 70% to 80% of identified business end users in the market and most, if not all, of the ILEC's central offices) and establishing customer relationships with IXCs,

     ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets. The Company is also pursuing opportunities in several first tier markets (those with populations of over two million) in conjunction with operating agreements with the Company's major IXC customers (see "Build on strategic relationships" below).

          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. At March 31, 1997, the Company had a total of 21 digital telephone switches installed serving a total of 25 of its operating networks, and the Company plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products in all of its networks. The Company has increased the number of CLEC lines in service from 5,944 at March 31, 1996 to 36,075 at March 31, 1997, with annualized CLEC revenues increasing from $3.0 million based on quarter ended March 1996 revenues to $21.0 million based on quarter ended March 1997 revenues. See "-- Current Products and Services."

          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks by the end of 1997. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "-- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company determined to more rapidly expand its existing networks and accelerate the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "-- Build on strategic relationships" below) will enable it to add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (i) the Company and MCImetro have entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro has acquired 958,720 shares of the Company's Common Stock (see "-- Strategic Relationships" below), (ii) the Company has concluded a national preferred vendor agreement with AT&T Communications, pursuant to which the Company has become AT&T Communications' preferred supplier of local access services in most of the Company's markets, and (iii) in February 1997, the Company concluded an agreement with AT&T pursuant to which the Company will provide switched access origination and termination of AT&T's long distance customer calls through the Company's local networks in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships.

          See "-- Strategic Relationships" below for additional information concerning the Company's strategic relationships with MCImetro and AT&T, as well as information concerning its strategic relationships with Verio, MaineCom and Century Telephone.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. During 1996, the Company achieved its long-stated goal of having systems in operation or under construction in a total of 30 cities by the end of 1996. Furthermore, the Company, as a result of the merger with MAN, has already achieved its goal of having systems in operation or under construction in a total of 40 cities by the end of 1997. The Company plans to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA, a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

CLEC MARKET POTENTIAL

     DEVELOPMENT OF LOCAL EXCHANGE SERVICES. The first CAPs, which were the predecessors of today's CLECs, were established in the mid-1980's to serve the increasing demand for telecommunication services by the IXCs and business, finance, government, education and healthcare entities by providing competitive alternatives to the ILECs in non-switched special access and private line services. The deregulation of the U.S. telecommunications industry, rapid changes in technology and the increasingly information intensive nature of the U.S. economy have significantly expanded the role of telecommunications for these entities. Industry sources estimate that voice traffic of such end users is growing at a rate of approximately seven percent per year, while data communications are growing at three to five times this rate due to the increase in computerized transactions processing and video applications, the movement to distributed data processing, the rise of decentralized management structures and the growing demand for Internet access services, which require the transmission of large amounts of information with speed, accuracy and reliability.

     The present structure of the telecommunications industry has evolved largely as a result of increased market demand, deregulation, the implementation of new technologies and increased competition. The rapid development of fiber optic and digital electronics technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In particular, the IXCs, which industry sources estimate may pay as much as 45% of their total revenues in local access charges, have supported competition in the local exchange markets.

     Initially, CAPs were permitted to provide only non-switched special access and private line services. The FCC's Interconnection Decisions in 1992 and 1993 granted CAPs the right to interconnect their private networks to the ILEC networks to provide collocated special access and switched access transport services, which enabled CAPs to access new customers and new markets without physically expanding their networks.

     The pace of regulatory change in the telecommunications industry has continued to accelerate with the adoption of the Telecommunications Act of 1996 which provides, among other things, for a national template under which, when implemented, CLECs will be able to provide competitive services on a more equal basis with the ILECs by further opening local exchange markets to competition and pre-empting anti-competitive state laws. The Company believes the following attributes of the Telecommunications Act of 1996 will have certain positive effects on the Company's operations:

     - Market access. Opening all U.S. markets to local competition.

     - Network interconnections. Enabling the Company to more fully interconnect its networks with ILECs and other carriers to allow the Company to reach customers not physically connected to its own networks in a more cost effective manner.

     - Number portability. Enabling customers to retain their existing phone numbers in the event they choose to switch local service providers. The Company considers number portability to be a significant factor which can positively influence a customer's decision to purchase service from the Company.

     - Reciprocal compensation. Ensuring fair and reciprocal rates under which other carriers and the Company compensate one another for calls made to their customers or, in the alternative, not charge one another for calls made by customers from one network to the other. The Company expects such reciprocal compensation arrangements to improve its operating margins overtime.

     ENTRY INTO SWITCHED SERVICES. The Company believes that the CLEC business is positioned for dramatic growth. Of the $32 billion of access fees paid by IXCs to the ILECs in 1994, CLECs accounted for only $294 million or less than 1%. The Company expects that the entry of the ILECs into the long distance business will increase these penetration rates as IXCs may seek alternatives to the ILECs as sources of access to their customers. Most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. The Company also expects continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities for CLECs to introduce additional services, expand their networks and address a larger customer base. These changes permit CLECs to offer local dial tone, centrex, desk top and other enhanced services. The Company believes that these changes afford CLECs the potential to grow significantly over the next several years. However, there is no assurance that such regulatory and other industry trends will continue or that future regulatory developments will be favorable to CLECs.

     Until recently, the Company's capital expenditure programs were directed primarily toward the construction and acquisition of new networks and the purchase of related equipment. While the Company intends to continue these activities, it is also accelerating the expansion of its existing networks, including more rapid deployment of switches and ILEC central office interconnections, in order to take advantage of its developing demand-based opportunities in those networks.

     See "The Competitive Local Telecommunications Industry," "Competition" and "Regulatory Overview" below.

CURRENT PRODUCTS AND SERVICES

     SPECIAL AND SWITCHED ACCESS AND PRIVATE LINE SERVICES. The Company currently provides several types of special and switched access and private line services to its IXC and end-user customers. Historically, CAPs such as the Company were able to offer only non-switched special access and private line services which involved the installation of dedicated lines to provide the following types of communications links:

     - POP-to-POP Special Access -- Telecommunications lines linking the POPs of one IXC or the POPs of different IXCs in a market, allowing these POPs to exchange transmissions for transport to their final destinations.

     - End-User/IXC Special Access -- Telecommunications lines between an end user, such as a large business, and the local POP of its selected IXC.

     - Private Line -- Telecommunications lines connecting various locations of one or more customers' operations, suitable for transmitting voice and data traffic internally.

       The Interconnection Decisions allowed CAPs to provide a broader range of services by enabling them to access additional customers through connections with the ILECs' networks. These services include:

     - Collocated Special Access -- A dedicated line carrying switched transmissions from the IXC POP, through the ILEC's central office to the end user.

     - Collocated POP-to-ILEC Switched Access Transport -- A dedicated line carrying switched transmissions from the ILEC's central office to an IXC's POP.

       To provide these services, the Company offers various types of highly reliable, dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to its customers' needs.

     - DS-0 -- A dedicated line service that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

     - DS-1 -- A high speed channel typically linking high volume customer locations to IXCs or other customer locations. Used for voice transmissions as well as the interconnection of Local Area Networks ("LANs"), DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

     - DS-3 -- This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This is a digital service used by IXCs for central office connections and by some large commercial users to link multiple sites.

       SWITCH-BASED SERVICES. The Company has added and is continuing to add capabilities to provide local dial tone and switched access termination and origination services to its networks. As of March 31, 1997, the Company had 21 advanced, state-of-the-art switches installed serving a total of 25 of its networks, including one switch acquired in connection with the City Signal Acquisition.

       Most states have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition and co-carrier status. As of May 15, 1997, the Company had established interconnection arrangements with ILECs for all of its operating networks. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services and expand the Company's networks to address a larger customer base. See
"-- CLEC Market Potential," "-- Planned Products and Services" and "Regulatory Overview."

     CENTREX AND LONG-DISTANCE RESALE. Retail business customers in LATAs served by the Company's subsidiaries in California can acquire centrex and long-distance services direct from the Company. The Company's subsidiaries purchase those services in bulk from the ILEC and the IXCs and provide their retail customers with a single source of integrated local and long distance telecommunications services and facilities management at a discount from the published retail ILEC tariff rates. By using centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's centrex service allows medium to small business customers who lack the size or resources to support their own PBX to benefit from a sophisticated telecommunications system. The Company's acquisitions of ALD, TNS and Bittel in 1996 have complemented its long-distance resale services directed to such customers.

     CONSULTING SERVICES. Through GLA, the Company provides a full range of consulting, management, engineering and information system solutions for telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA significantly expanded its capabilities through the acquisition of Design Extenders, Inc. in January 1994 and its acquisition of Graphic Data Solutions, a telecommunications software and mapping firm, in January 1995.

     Following is a brief description of the services offered by each of GLA's divisions:

          CONSULTING SERVICES. Provides specialized consulting services to telephone, cable television and other telecommunications providers. GLA consulting professionals combine extensive experience in telecommunications and cable network technology for support of a wide variety of assignments that include engineering planning, network design, strategic planning, opportunity and technical assessments, plus project management and due diligence initiatives. In addition to its management consulting services, GLA also provides field services that support outside plant design, engineering and construction management. Efforts include field survey and design, project engineering and engineering project management, plus central office equipment and outside plant installation services.

          DESIGN EXTENDER. One of the industry's leaders in providing engineering, design and mapping services for hybrid fiber-coax systems, serving large cable television systems operators. Services include systems design and analysis, as-built and strand mapping, and digitizing.

          TELEDATA. Provides engineering and CAD services for the conversion of telecommunications systems, maps and drawings for use with applications on clients' automated mapping/facilities management/geographical information systems (AM/FM/GIS).

          TELEMAP. Designs AM/FM/GIS software products for clients engaged in designing telecommunications networks.

          TELESYSTEMS. Designs and installs financial and management software products for telecommunications companies. Products include software for billing systems, toll rating, plant records and financial applications.

PLANNED PRODUCTS AND SERVICES

     The Company is expanding its capabilities to provide enhanced services, such as high speed video conferencing, Internet access, frame relay and ATM-based packet transport services. The Company is currently offering such services in certain markets and expects to have such capabilities in all of its operating networks. These capabilities will enable the Company to offer a variety of enhanced services where the transport function is combined with a specific application to provide an integrated turnkey solution to its customer's voice, data and video transmission requirements. These enhanced services include applications such as LAN-to-LAN interconnect services, packet transport services, high speed video conferencing, Internet access, frame relay, remote database access and backup services, and fractional bandwidth services, utilizing both the Company's networks and switching as well as facilities and services provided by others. This will enable the Company to provide a customer with all of its business lines and offer a wide range of switched-based value-added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail, Internet access and other enhanced services.

STRATEGIC RELATIONSHIPS

     From time to time, the Company has held discussions with other communications entities concerning the establishment of possible strategic relationships, including transactions involving preferred vendor relationships and equity investments in the Company and one or more of its subsidiaries.

     Effective September 1995, a subsidiary of the Company formed a majority-owned joint venture with MCImetro to operate and significantly expand the Company's existing network in San Jose, California and its environs. The joint venture company operates the network and provides the Company and MCImetro with the network services needed for their respective customers.

     On May 30, 1996, the Company and MCImetro entered into an amendment to the Company's master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets at a discount to prevailing optimized ILEC rates for comparable circuits. Under the amended master service agreement, MCImetro has agreed to purchase from the Company, with certain provisos, all of MCImetro's required local access in specified markets for new end-user services (and, at MCImetro's election, existing end user services), and has given the Company a right of first refusal on a circuit-by-circuit basis to provide other access services required by MCImetro in such markets. The Company and MCImetro also entered into a subscription agreement on June 24, 1996 pursuant to which MCImetro acquired a 15% interest in the Company's Sacramento, California network for $4.5 million and MCImetro invested an additional $3.5 million in the San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996, MCImetro (i) exchanged the agreed value of its September 1995 investment in the San Jose network and (ii) exchanged the agreed value of its June 1996 investments in both networks for an aggregate of 958,720 shares of the Company's Common Stock.

     In December 1995, the Company and AT&T Communications signed a national preferred vendor agreement pursuant to which the Company has become AT&T Communications' preferred supplier of dedicated special access, switched access transport and switched business and residential line services in most of the Company's markets. The agreement provides that the Company will provide such services to AT&T Communications at a discount to the tariffed or published ILEC rates. In February 1997, the Company and AT&T announced an expansion of this relationship to include several of the new markets in which the Company is in the process of acquiring or constructing networks. The Company is currently providing certain services under the agreement in 20 markets and expects to add additional services in these markets and to add additional markets during 1997. Based on the plans currently being implemented by the Company and AT&T Communications and the level of services that the Company provided in 1996 pursuant to this agreement, the Company currently expects that its 1997 revenues from this national vendor agreement will not exceed 10% of the Company's total revenues for 1997. The Company's provision of existing services in any additional markets and additional services is subject to the mutual agreement of the Company and AT&T Communications with respect to each market, including satisfactory completion of network validation tests. As a result, there is no assurance that the national vendor agreement will be extended to cover additional markets and services. See "Risk Factors -- Dependence on Business from IXCs."

     In February 1997, the Company concluded an agreement with AT&T pursuant to which the Company will provide switched access origination and termination of AT&T's long distance customer calls through the Company's local networks in most of the Company's markets.

     The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996, the Company formed a strategic alliance with Verio, a privately-held development stage company founded to form a national Internet Service Provider network. The Company has committed a total of $24 million for a 23.7% interest in Verio, and it is possible that the Company will decide to commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer-oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of Verio's national ISP network, including various dial-up and dedicated Internet access options.

     On February 25, 1997, the Company acquired a 60% interest in a company formed by MaineCom Services, a subsidiary of Central Maine Power Co., for the purposes of constructing, owning, operating and developing networks in Maine and New Hampshire.

     In connection with the Company's acquisition of MAN on May 5, 1997, the Company and Century Telephone formed a 50-50 joint venture to develop telecommunications networks in new markets in the state of Michigan. The parties also entered into cross purchasing arrangements under which Century Telephone will be able to purchase dedicated and switched network services from the Company at favorable prices in certain markets in Texas and Michigan, and the Company will be able to purchase a variety of operational and administrative support services from Century Telephone.

CITIES SERVED

     In January 1994, the Company completed its first acquisition, an operating system in Springfield, Massachusetts and rights of way for the development of networks in Hartford, Connecticut and Providence, Rhode Island, where networks have been constructed by the Company and are operational. In October 1994, the Company acquired an operating system serving Sacramento, a system under construction in San Jose, and a local and long distance resale operation based in San Francisco, California that serves small to medium sized businesses in the San Francisco Bay area. The San Jose network was activated during December 1994 and has been expanded into Sunnyvale, Santa Clara, Milpitas and Palo Alto, California. See "-- Strategic Relationships" above.

     During 1994, the Company also developed business plans and obtained right-of-way agreements and the necessary operating rights to construct networks in Oklahoma City, Oklahoma, and Little Rock, Arkansas. These networks, which added a total of 46 route miles to the Company's networks, became operational during the first half of 1995.

     During March 1995, the Company acquired the assets of a 105-mile CAP network in Tulsa, Oklahoma. Also during 1995, the Company commenced the construction of networks in Bakersfield, Fresno and Stockton, California, Albuquerque, New Mexico, Knoxville, Tennessee, Jackson, Mississippi, Reno, Nevada and Tucson, Arizona, all of which are now operational.

     Effective January 31, 1996, the Company acquired the business of City Signal, a CLEC with a 208 mile network in Grand Rapids, Michigan, an operating network in Lansing, Michigan and networks under construction in Toledo, Ohio. Also during 1996, the Company commenced the construction of networks in White Plains, New York, Stamford, Connecticut, Kansas City, Missouri,

Springfield, Missouri and San Mateo, California, all of which are expected to be operational by the end of the second quarter of 1997. Since January 1, 1997, the Company has commenced construction of networks in Long Island, New York and Minneapolis/St. Paul, Minnesota which are expected to be operational by year end 1997.

     On February 25, 1997, the Company acquired a 60% interest in a company formed by MaineCom for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future.

     Effective in February 1997, the Company acquired 100% of the stock of certain companies related to Phoenix FiberLink, including assets and networks in operation and under construction in Salt Lake City, Utah and Reno, Nevada. The Company has interconnected the Reno network with the Company's existing network in Reno.

     On May 5, 1997, the Company acquired MAN, an 89% owned subsidiary of Century Telephone. Through its acquisition of MAN, the Company acquired networks in operation or under development in seven Texas cities, including 326 route miles of fiber optic cable (representing a 30% increase in the Company's route miles nationwide) in operating networks in Austin, Dallas, Fort Worth and San Antonio and networks under development in Corpus Christi, Houston and Waco.

     Subsidiaries of the Company currently have systems in operation or under construction in the following cities:

                                                             OTHER CLEC
NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
-----------------------                                -----------------------
                     CITY SERVED                       CURRENT       ANNOUNCED
                     -----------                       -------       ---------
EASTERN REGION
  Springfield, Massachusetts.........................      0              0
  Providence, Rhode Island...........................      1              0
  Hartford, Connecticut..............................      3              0
  Grand Rapids, Michigan.............................      0              0
  Lansing, Michigan..................................      0              1
  Traverse City, Michigan............................      0              0
  Toledo, Ohio(1)....................................      0              1
  White Plains, New York(1)..........................      1              0
  Stamford, Connecticut(1)...........................      1              1
  Long Island, New York(1)...........................      1              2
  Portland, Maine(1)(2)..............................      0              1
  Nashua, New Hampshire(1)(2)........................      1              0
  Manchester, New Hampshire(1)(2)....................      0              1
CENTRAL REGION
  Oklahoma City, Oklahoma............................      2              0
  Tulsa, Oklahoma....................................      1              1
  Little Rock, Arkansas..............................      2              1
  Tucson, Arizona....................................      2              0
  Albuquerque, New Mexico............................      2              0
  Knoxville, Tennessee...............................      0              2
  Jackson, Mississippi...............................      1              1
  Kansas City, Missouri(1)...........................      1              1
  Springfield, Missouri(1)...........................      0              1
  Minneapolis, Minnesota(1)..........................      2              1
  St. Paul, Minnesota(1).............................      0              1
  Austin, Texas......................................      1              2
  Dallas, Texas......................................      3              1
  Fort Worth, Texas..................................      2              0
  San Antonio, Texas.................................      1              2
  Corpus Christi, Texas(1)...........................      2              1
  Houston, Texas(1)..................................      3              0
  Waco, Texas(1).....................................      0              0


                                                             OTHER CLEC
NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
-----------------------                                -----------------------
                     CITY SERVED                       CURRENT       ANNOUNCED
                     -----------                       -------       ---------
WESTERN REGION
  Sacramento, California.............................      2              0
  San Jose, California...............................      2              0
  Sunnyvale, California..............................      2              0
  Santa Clara, California............................      2              0
  Stockton, California...............................      0              0
  Fresno, California.................................      1              0
  Bakersfield, California............................      1              0
  Milpitas, California...............................      2              0
  Palo Alto, California..............................      2              0
  Salt Lake City, Utah...............................      2              1
  San Mateo, California(1)...........................      2              0
  Reno, Nevada(1)....................................      0              0
  San Francisco and Los Angeles, California(3).......    N/A            N/A

---------------
(1) Networks under construction.

(2) Majority-owned joint venture.

(3) Facilities management operations.

     The Company believes its regional aggregation strategy will yield economies of scale in service costs and allow service-affecting decisions to occur closer to its customers.

NETWORK ACQUISITION, DEVELOPMENT AND DESIGN

     Before determining to acquire or construct a network in a particular city, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the city, including its location, the concentration of potential business, government and institutional end user customers, the economic prospects for the area, available data regarding IXC and end user demand and actual and potential CLEC competitors. Market demand is estimated on the basis of market research performed by Company personnel and others, utilizing a variety of data including estimates of the number of interstate access and intrastate private lines in the city based primarily on FCC reports and commercial data bases.

     If a particular city targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel design a network targeted to provide access to 70% to 80% of the identified business, government and institutional end user revenue base, to the IXC POPs and the ILEC's principal central office(s) in the city, utilizing a "self-healing" optical fiber ring architecture (build-out to 100% of the identified end users is not considered to be cost-effective in most cases because a portion of the demand is located in low density areas). Concurrently, the Company's corporate development personnel visit the location of the proposed network to begin discussions with city officials, right-of-way providers, IXCs and potential end user customers.

     Based on the data developed during these preliminary studies and visits, in connection with either an acquisition or the construction of a network, including estimates of the costs for fiber optic cable, transmission and other electronic equipment, engineering, distribution and construction, building entrance requirements and right-of-way acquisition, the Company develops detailed financial estimates based on the anticipated demand for the Company's current services (at present, the financial estimates prepared by the Company for this purpose generally do not include potential future revenues for certain enhanced products and services, which the Company plans to offer in all of its operating networks by the end of 1997; see "-- Planned Products and Services"). If the financial estimates meet or exceed the Company's minimum rate of return thresholds using a discounted cash flow analysis, the Company's corporate development personnel prepare a detailed business and financial plan for the proposed network, including competitive, regulatory and right-of-way analyses.

     In the case of acquisitions, Company personnel perform due diligence in order to determine if the city and network involved meet the foregoing development and construction criteria. The ability of the Company to acquire suitable additional systems will be subject to competition for acquisition candidates.

NETWORK CONSTRUCTION

     When the Company decides to build a network, the Company's corporate development staff obtains any needed city authorizations. In some cities, a construction permit is all that is required. In other cities, a license agreement or franchise may also be required. Such licenses and franchises are generally for a term of limited duration. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner. The Company's current licenses and franchises expire in different years, ranging from 2000 to 2010. City franchises often require payment of franchise taxes which in some cases can be included as part of customer charges for use of the network. The Company's corporate development staff also finalizes arrangements for needed rights-of-way. The Company strives to obtain rights-of-way on favorable terms that afford the opportunity to expand the networks as business develops. Rights-of-way are typically leased under multi-year agreements with renewal options and are generally non-exclusive. The Company leases underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions.

     The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the principal ILEC central offices in the city. The Company establishes general requirements for network design which are then provided to an engineering firm that renders drawings of the contemplated network and the required deployment. Construction and installation services are provided by independent contractors selected through a competitive bidding process. Company personnel provide project management services, including contract negotiation and supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date generally have become operational within four to six months after the beginning of construction.

EQUIPMENT SUPPLY

     The Company purchases fiber optic cable and transmission and other electronic equipment from Lucent Technologies, Inc. (formerly AT&T Network Systems) and other suppliers at prevailing market prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent Technologies, Inc. and other suppliers as required. In August 1995, the Company entered into an agreement with Lucent Technologies, Inc. under which, as of March 31, 1997, it has accepted delivery of 17 state-of-the-art 5ESS@-2000 switches.

CONNECTIONS TO CUSTOMER LOCATIONS

     Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Company's central node. Signals are sent through a network backbone to the central node simultaneously on both primary and alternate protection paths. Most buildings served have a discreet Company presence (referred to as a "remote node") located in the building. Within each building, Company-owned internal wiring connects the Company's remote node to the customer premises. Customer equipment is connected to Company-provided electronic equipment generally located in the remote node where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Company's central node where originating traffic can be reconfigured for routing to its ultimate destination on the network.

     The Company locates its remote node electronic equipment either in a room leased from the building owner or on a customer's premises. Leasing space from a building owner enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost. For these reasons, the Company believes that leasing or otherwise controlling equipment rooms in buildings served is desirable and has therefore chosen to establish such arrangements where possible. When the Company is unable to lease space from the building owner, the Company generally utilizes space provided by the customer at no cost to the Company.

SALES AND MARKETING

     The Company seeks to leverage its networks through sales and marketing activities targeted at two separate customer groups: wholesale and retail. Wholesale customers consist of IXCs and information service providers such as commercial data processing service providers and ISPs. Retail customers are composed primarily of businesses, government and institutional telecommunications users that have high volume dedicated telecommunications requirements and, to a lesser extent, include residential customers for switched services. Services are offered in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. Since they are classified by the FCC as non-dominant carriers, the Company's subsidiaries do not have to cost-justify their rates and in certain cases may enter into customer and product specific arrangements.

     WHOLESALE CUSTOMERS. The Company currently targets the major IXCs, such as AT&T, MCI, Sprint, WorldCom and Frontier, and major information service providers on a national basis. The Company believes that it can effectively compete to provide access products (i.e., DS-1, DS-3, frame relay, ATM and Internet hub servers) to these target customers in the cities in which it operates based on price, reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company provides POP-to-POP and POP-to-end user non-switched access services and switched access termination and origination services at prices below those the regulated ILECs currently charge. The Company strives to establish close working relationships with its IXC customers through "electronic bonding" of its operations with those of the IXCs. Electronic bonding provides a seamless integration of the Company's networks with the IXC's network which enables the IXC to access service, billing and other data direct from the Company's networks and permits the IXC to enter automated service requests (ASRs) electronically through the integrated network.

     Wholesale customers are currently marketed by national account representatives since the major IXCs and information service providers have established national or regional groups to manage and coordinate their purchasing of access services. These groups assess CLECs not only upon price, quality, service and ease of provisioning in a particular market, but also upon size, scope of operations and financial stability in order to maximize the leverage of their CLEC relationships. The Company focuses on serving its IXC customers in all of the Company's cities with a view to establishing national preferred vendor relationships.

     For the three months ended March 31, 1997, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs pursuant to numerous individual service orders. Approximately 9% of such consolidated revenues were attributable to services provided to MCI and its affiliates pursuant to more than 200 individual service orders. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business.

     IXC customers typically place individual service orders for specific circuits for the Company to provide private line or local access services under master service agreements which do not obligate the customer to any level of business. Most of such current service orders can be terminated by the customer on 60 days or less notice, subject, in certain cases, to specified termination liabilities. However, as indicated above under "-- Strategic Relationships," the Company has entered into a national preferred vendor agreement with AT&T Communications under which the Company has become AT&T Communications' preferred supplier of certain specified services in most of the Company's markets, and has entered into an amendment to its master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred supplier of local access services in a number of the Company's markets. Information service providers typically commit to a service agreement for a term of up to three to five years which is either renegotiated or, with certain contracts, automatically renewed for successive one-year periods or converted to a month-to-month arrangement at the end of the contract term. The Company's wholesale rates are sometimes based on published tariffs, which are subject to revision from time to time, based upon changes in the published tariffs. The Company believes that it is well positioned to serve the IXCs and information service providers and generally has good relationships with its IXC and information service provider customers.

     RETAIL CUSTOMERS. The Company primarily targets four retail customer segments -- government, finance, health care and education -- all of which have high volume telecommunications requirements. The Company is currently providing these customers private line services such as point-to-point communications, dedicated DS-Os, DS-1s and DS-3s, dedicated high-speed Internet access, local dial tone and switched access termination and origination services. The Company is currently introducing frame relay and ATM-based packet transport capabilities and will have the capability to offer a wide range of switch-based, value added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail and enhanced fax, Internet access and a variety of native speed LAN-to-LAN and FDDI transport services, as well as high quality video transport. These services provide customers with cost effective data transmission and access to services such as the Internet. ATM-based packet transport capabilities will also provide a vehicle for launching future services such as ultra high speed data and compressed video transport.

     The Company believes that it can effectively compete for business, government, institutional and other end user customers based upon price, reliability, product diversity, service and custom solutions to the customer's needs. The Company offers such services to retail customers at prices below those currently offered by the regulated ILECs. In addition, the Company's self-healing optical rings ("SONET") provide reliability which the Company believes is generally superior to the reliability provided by many of the ILECs in second and third tier cities.

     Retail customers are currently marketed through Company direct sales representatives in each city. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets its products through advertisements, trade journals, media relations, direct mail and participation in trade conferences.

     Retail customers typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. Retail contracts are generally at fixed rates. The Company believes that it has generally good relationships with its retail customers.

     CONSULTING CUSTOMERS. GLA's sales and marketing efforts are directed towards a wide variety of telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA offers multi-faceted solutions to customers' telecommunications infrastructure requirements utilizing its varied technical and engineering expertise to offer a complete package of consulting, field service and information systems support. GLA's engineering and technical personnel include professionals who have significant technical and engineering expertise in most of the critical voice, video, data and wireless telecommunications technologies.

NETWORK OPERATIONS

     The Company's networks consist of fiber optic digitally-based communications paths which allow for high-speed, high quality transmission of voice, data and video communications. The Company typically installs backbone fiber optic cables containing either 96 or 144 fiber strands, which have significantly greater bandwidth carrying capacity than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers on the Company's networks can transmit up to 32,256 simultaneous voice conversations, whereas a typical pair of wires in a traditional analog copper cable installed in many current ILEC networks can currently carry only a maximum of 24 simultaneous voice conversations. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more bandwidth carrying capacity at relatively low incremental cost.

     The Company offers end-to-end fully protected fiber services utilizing SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. Back-up electronics for high-speed circuits become operational in the event of failure of the primary components adding further redundancy to the Company's systems.

     The Company's networks are monitored seven days per week, 24 hours per day by the Company's NOC Centers (Network Operations Control Centers) in St. Louis, Missouri and Grand Rapids, Michigan. The NOC Centers provide a single point of contact for network monitoring, troubleshooting and dispatching, as well as capabilities for "electronic bonding" with customers.

     With full time monitoring, service problems are detected, diagnosed and, in most cases, repaired remotely from the NOC Centers, typically before they adversely affect the Company's customer and often before the customer even notices a problem. The NOC Centers provide real-time alarm status and performance information for each of the Company's networks around the country. They also afford improved disaster recovery to customers through remote circuit provisioning and cross-connect features.

CORPORATE OFFICE

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number at those offices is (314) 878-1616.

NETWORK FACILITIES AND OFFICES

     The Company leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it has operations. During the three months ended March 31, 1997, rental expense for such locations and offices totaled $1.3 million. At March 31, 1997, minimum future rental payments under noncancelable leases covering the Company's locations, offices and other equipment totaled $27.7 million. The Company owns a 23 acre parcel of land in Town & Country, Missouri, on which it is constructing its new 150,000 square foot corporate headquarters building. A wholly-owned subsidiary of the Company owns a 42,000 square foot office building in Grand Rapids, Michigan that houses a switch, NOC Center and office facilities.

EMPLOYEES

     At March 31, 1997, the Company had approximately 1,054 full-time employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes it has a highly capable and motivated work force with whom relations are good. In connection with the construction and maintenance of its fiber optic networks, the Company uses third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

     On September 22, 1995, GST Tucson Lightwave, Inc. ("Lightwave") was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of the Company ("BFC Tucson"), styled Brooks Fiber Communications of Tucson, Inc. v. City of Tucson, cause No. CIV 95-655-TUC-RMB, U.S. District Court, District of Arizona. On October 2, 1995, Lightwave filed a counterclaim against BFC Tucson, the Company and Tucson Electric Power Company ("TEP"), charging BFC Tucson, the Company and TEP with violations of antitrust laws, all of which alleged violations stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights of way. The original causes of action have been settled; however, the counterclaim by Lightwave is currently still pending. The counterclaim seeks treble damages, attorneys' fees, costs and such other relief as the court deems proper. The Company believes the claims are without merit and intends to defend vigorously against this action. The Company believes that resolution of the matter will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

     From time to time the Company or a subsidiary of the Company is named as a defendant in routine lawsuits incidental to its business. Based on the information currently available, the Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

               THE COMPETITIVE LOCAL TELECOMMUNICATIONS INDUSTRY

LONG DISTANCE SERVICES

     The 1982 court-directed breakup of AT&T (the "Divestiture") specifically provided for competition in the long distance segment of the market, but prohibited the RBOCs from entering the inter-LATA long distance market. Competitors in the long distance market now include AT&T, MCI, Sprint, WorldCom, Frontier and numerous other smaller inter-exchange carriers. These long distance carriers provide only the interconnection between local telephone networks and pay access charges to the ILECs for originating and terminating the calls carried by the IXC. By 1992, it is estimated that more than one-third of the nation's long distance market was controlled by competitors of AT&T. Following the Divestiture, service levels in the long distance market have improved, product offerings have increased and prices for long distance service generally have declined, all of which has resulted in increased consumer demand and significant market growth for long distance services.

LOCAL EXCHANGE SERVICES

     In contrast to the long distance telecommunications inter-exchange market, the local exchange market, until recently, has remained the domain of the ILECs as the result of regulatory policy. ILECs include the seven RBOCs and their 22 Bell operating company subsidiaries ("BOCs"), the GTE operating companies, United Telecom Corp. and approximately 1,000 other independent local exchange carriers. It is estimated that 1995 ILEC revenues approximated $102 billion nationally, including Local Exchange Services. In general, the ILECs connect end users within a LATA and also provide the local portion of most long distance calls. The ILECs are required to serve all residential and business users within restricted geographic areas defined by the LATAs. The market for Local Exchange Services consists of a number of distinct services and related charges that include:

          1. Switched Local and Private Line Services -- The basic dial tone, centrex and private line services;

          2. Long Distance Access Services -- The access services provided by the ILECs to IXCs for the local origination or termination of long distance telephone calls; and

          3. Intra-LATA Long Distance Services -- Long distance calls originating and terminating within a LATA.

     Traditionally, the ILECs' costs of providing certain Switched Local Services have been subsidized by Long Distance Access Services and Intra-LATA Long Distance.

     The following schematics illustrate the general structure of a CLEC network and an IXC long distance network.

                              [CLEC NETWORK LOGO]

                          [LONG DISTANCE NETWORK LOGO]

COMPETITIVE PROVIDERS OF LOCAL EXCHANGE SERVICES

     Although the Divestiture did not mandate competition in the local exchange market, the rapid development of fiber optic and digital electronic technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In addition, the IXCs have lobbied for competition in the local exchange markets due to the significant fees paid by IXCs to the ILECs. Industry sources estimate that local access charges paid by IXCs equal as much as 45% of the long distance industry's total revenues.

     The first CAPs were established in the mid-1980s to provide nonswitched special access and private line services in direct competition with the ILECs. Initially, CAPs could compete effectively only for the $8.6 billion special access and private line services portion of the local exchange market. These services were provided to customers in buildings physically connected to separate, privately-owned CAP networks. Within this framework, the CAPs offered three types of special access and private line services:

          1. Special access long distance carrier connections. High capacity lines used to transmit telecommunications voice and data between the Points of Presence of an IXC or from one IXC to another ("POP to POP-Special Access");

          2. Special access, end user to IXC connections. Medium to high capacity lines to connect business, government and institutional end users to IXCs ("POP to End User-Special Access"); and

          3. Private line, end user to end user connections. Low to medium capacity lines used to interconnect multiple customer locations ("End User to End User Private Line").

     In September 1992, the FCC ordered the RBOCs and all but one of the larger ILECs (those having in excess of $100 million in gross annual revenues) to provide interconnection in the ILECs' central offices to any competitive access provider seeking such interconnection for the provision of interstate special access services. The FCC also ordered the ILECs to file interconnection tariffs by February 1993; these tariffs became effective in June 1993. This decision granted CLECs the right to interconnect their private networks to the networks of the ILECs, thereby enabling the CLECs to access new customers and new markets without physically expanding their networks ("Collocated Special Access"). Initially, the FCC's new rules were restricted to the provision of the $2.5 billion interstate collocated special access services portion of the local exchange market.

     In August 1993, the FCC adopted rules for switched access transport services, which largely mirror the FCC's special access rules. Switched access transport is an identical service to special access except that it connects with a ILEC central office at one end and carries traffic to an IXC POP that has been switched by the ILEC at the central office. This represents a $4.3 billion portion of the local exchange market. The FCC ordered the larger ILECs to file new tariffs reflecting interconnection by CLECs by November 1993; these tariffs became effective in February 1994 for switched access transport ("Collocated Switched Access Transport").

     In the August 1993 decision, the FCC issued additional rulings concerning expanded interconnection for competitive access services. First, the FCC reaffirmed its Special Access Order adopted in September 1992, in which the FCC ordered the larger ILECs to allow CLECs interconnection with ILECs for special access. The FCC also reaffirmed its "Fresh Look" policy which allows certain customers who have entered into long-term contracts with ILECs for access services to terminate those agreements with only limited termination charges. This policy is intended to allow local competitive access providers to penetrate a market more quickly since it permits end users to move their telecommunications traffic to the competitive provider with minimal transfer costs.

     The FCC also granted ILECs additional pricing flexibility for switched access services in the form of zone density pricing similar to zone density pricing allowed for special access interconnection. In addition, the FCC allowed the local exchange carriers to offer volume discounts and term discounts, subject to certain limitations.

     In total, the FCC's Interconnection Decisions permitted CLECs to compete for an additional $13.8 billion portion of the local exchange market (including $7.0 billion of switched access termination).

     The Telecommunications Act of 1996, which contains provisions that mandate local and long distance telecommunications services competition, was enacted into law on February 8, 1996 (see "Regulatory Overview"). The FCC has issued and will issue further orders under the Telecommunications Act of 1996, many of which, if not all, will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court. In addition, the Telecommunications Act of 1996 may be amended in 1997 or subsequent years. Therefore, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.

     In addition to the federal initiatives and rulings, most states have now taken regulatory and legislative action to open local telecommunications markets to local exchange competition and co-carrier status. The Company is deploying switches on its networks as rapidly as possible and plans to have switches serving all of its operating networks by the end of the second quarter of 1997.

     When the first CAP networks were built in the 1980s, they could compete effectively only for the approximately $8.6 billion special access and private line services portion of the local exchange market (POP to POP Special Access, POP to End User Special Access and End User to End User Private Line). Beginning in 1994, after the FCC's Interconnection Decisions, which allowed CAPs to provide Collocated Special Access, Collocated Switched Access Transport and, with the installation of a switch, Switched Access Termination services, CAPs were allowed to compete for an additional estimated $13.8 billion portion of the market. If regulatory and other industry trends continue, the Company believes that ultimately the entire approximately $102 billion total U.S. market may be open to competition as CLECs deploy switches capable of providing the full array of local exchange services and as state public utility commissions ("PUCs") authorize CLECs to provide full local telecommunications services.

     The following chart illustrates the potential CLEC revenue opportunities, based on the total 1995 local exchange revenues, both before and after a CLEC deploys a switch in its local network.

                     CLEC POTENTIAL REVENUE OPPORTUNITIES*

                                                                     TOTAL 1995 U.S. LOCAL
                                                                        EXCHANGE MARKET
                                                                         ($ BILLIONS)
                                                                     ---------------------
Access/Private Line Services (Non-Switched)
1.   POP to POP -- Special Access................................           $  2.0
2.   POP to End User -- Special Access...........................              2.6
3.   End User to End User -- Private Line........................              4.0
4.   Collocated Special Access...................................              2.5
5.   Collocated Switched Access Transport........................              4.3
Switched Services
6.   Switched Access Termination.................................              7.0
7.   Switched Access Origination.................................              4.7
8.   End User Common Line Access Charge
     (Business)..................................................              5.9
     (Residential)...............................................              5.4
9.   Co-Carrier Switched Local Services (centrex)
     (Business)..................................................             23.0
10.  Co-Carrier Switched Local Services
     (Residential)...............................................             20.8
11.  Intralata Toll and Other....................................             17.6
12.  Unclassified "other"........................................              2.0
                                                                          --------
Total U.S. Market................................................           $101.8
                                                                          ========

---------------
* Source: Paradigm Resources, Inc. Includes data for Tier 1, Tier 2, Tier 3 and all other markets.

                                  COMPETITION

     As noted above, as a result of various legislative and regulatory initiatives, including the Telecommunications Act of 1996 and a series of FCC orders and rules defining and construing the terms and conditions of the various components necessary for open competition in local exchange markets, the barriers to competition in local exchange markets are being removed more quickly than had earlier been anticipated. In addition, most state regulatory authorities have taken action to require co-carrier status for CLECs and ILEC open network scenarios. The introduction of such competition, however, has also increased the possibility that ILECs will be authorized to provide single source local and long distance service under the provisions of the Telecommunications Act of 1996 more quickly than had earlier been anticipated.

ILECS

     In each city served by its networks, the Company faces, and expects to continue to face, significant competition from the ILECs, which currently dominate their local telecommunications markets. As competition in the local exchange market proceeds, the Company believes that a fundamental division between the needs of business/governmental/institutional end users and residential end users will drive the creation of differentiated telecommunications services and service providers. The Company believes that the IXCs, ISPs, wireless carriers and business, governmental and institutional end users on which it focuses will have distinct requirements including maximum reliability, consistent high quality transmissions, capacity for high speed data transmissions, diverse routing, responsive customer service and continuous attention to service enhancement and new service development.

     The Company competes with the ILECs for these customers in its markets on the basis of price, reliability, state-of-the-art technology, product offerings, route diversity, ease of ordering and customer service. However, the ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. The Company has sought, and will continue to seek, to achieve parity with the ILECs in order to become able to provide a full range of local telecommunications services. The CLEC industry continues to challenge, before federal and state regulators, many advantages which exist because of the ILECs' historical status, but there can be no assurance that the CLEC industry will succeed in these endeavors. See "Regulatory Overview" for additional information concerning the regulatory environment in which the Company operates.

     Existing competition for private line, special access and local exchange services is based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and is not based on any proprietary technology. As a result of the comparatively recent installation of the Company's fiber optic networks, its dual path architectures and the state-of-the-art technology used in its networks, the Company may have cost and service quality advantages over some currently available ILEC networks. Moreover, because of its customer service orientation and its focus on business, governmental and institutional customers, the Company believes that, in general, it provides more attention and responsiveness to its customers than do its ILEC competitors. The Company also believes it will be able to successfully compete with the ILECs in the cities served by its networks because the Company believes the ILECs have generally been less focused on competition in second and third tier cities and, accordingly, place a lower priority on replacing their existing copper cable systems in those cities.

     Although the ILECs generally are subject to greater pricing and regulatory constraints than CLECs, ILECs are achieving increased pricing flexibility for their services as a result of, among other things, the Interconnection Decisions and the Telecommunications Act of 1996. If the ILECs continue to lower rates and/or engage in substantial volume and term discount pricing practices for their customers, there would be downward pressure on certain rates which the Company charges, which pressure could adversely affect the Company's profitability. If regulatory decisions permit the

ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on CLECs, including the Company. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to off-net customers provided through interconnection with ILEC networks and the continuing shift by IXCs to purchasing their access services from CLECs instead of ILECs.

     If and when the RBOCs are able to convince state and federal regulators that they have satisfied the checklist for local competition mandated by the Telecommunications Act of 1996, they may be authorized to provide long distance services under the provisions of the Telecommunications Act of 1996 and be in a position to offer single source service.

     Two RBOCs have filed applications with the FCC to enter the long distance business. On January 2, 1997, Ameritech filed an application with the FCC for authority to provide inter-LATA long distance services in Michigan which started the 90-day time period for the FCC to render a decision on the application. On January 17, 1997, Ameritech filed an amendment to its application, which restarted the 90-day time period. On February 5, 1997, the Michigan Public Service Commission filed comments with the FCC stating that it appeared that Ameritech had met the competitive checklist under the Telecommunications Act of 1996 which is a prerequisite for entry into long distance. On February 11, 1997, Ameritech withdrew its application. On May 21, 1997, Ameritech filed its third application, which the FCC must approve or deny on or before August 19, 1997. On June 10, 1997, the Michigan Public Service Commission filed comments with the FCC stating it believed Ameritech had met 11 of the 14 checklist items and would soon meet the remaining three checklist items.

     On April 11, 1997, Southwestern Bell Telephone Company ("SWBT") filed its application with the FCC to provide inter-LATA long distance services in Oklahoma. On April 25, 1997, the Oklahoma Corporation Commission filed its comments and stated that SWBT had met the competitive checklist and recommending that SWBT's application be approved. On May 16, 1997, the U.S. Department of Justice filed its recommendation with the FCC that SWBT's application be denied. The FCC must render its decision on or before July 10, 1997.

     The entry of ILECs into the long distance business is expected to have a profound impact on existing market relationships. The Company expects that this will cause the IXCs to increasingly turn to CLECs to gain access to their customers. However, it may also prompt IXCs to pursue combinations with ILECs.

CLECS AND OTHER COMPETITORS

     The Company also faces, and expects to continue to face, competition from other CLECs and other potential competitors in certain of the cities in which the Company offers its services, some of which competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. However the Company believes that, as a result of its strategy to operate in second and third tier cities, where there are generally fewer CLEC competitors, and to pursue the establishment of strategic relationships with the major IXCs, combined with its own capital, technical and management resources, these competitors will not pose an untenable threat.

     In addition to the ILECs and other CLECs, potential competitors capable of offering private line, special access and local exchange services include long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, and private networks built by large end users. Previous impediments to certain utility companies entering telecommunications markets under the Public Utility Holding Company Act of 1935 were removed by the Telecommunications Act of 1996.

     A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. MCI announced in January 1994 that its MCImetro unit would invest more than $2 billion to build in fiber optic rings and local switching equipment in major metropolitan markets to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. The Company believes that this affirms the opportunity in the CLEC industry and the Company's decision to focus on lower tier cities. Since the Company is focusing on different markets, it does not expect to compete directly against MCImetro in most of its markets, and it may provide complementary markets to certain MCImetro markets. See "Business of the Company -- Strategic Relationships" for information concerning the existing and proposed contractual relationships between the Company and MCImetro. AT&T and Sprint have also indicated their intention to offer local telecommunications services to certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications completed a merger on December 31, 1996 which has enabled WorldCom to offer a "one-stop shopping" combination of long distance and local exchange services.

     Cable television companies are upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Cable company-controlled CLECs, such as Teleport and U.S. West/Time Warner, historically have possessed certain advantages over other CLECs in the provision of competitive access services resulting from certain rights in favor of the cable television companies to use third-party rights-of-way and to obtain building access at advantageous costs, and possible cost advantages as a result of statutorily-prescribed limits on the amounts that electric utilities and ILECs may charge cable companies for use of utility-owned poles and conduits. However, the Telecommunications Act of 1996 contains provisions that require most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. Recent court decisions invalidating the FCC's prohibition of cross-ownership of cable companies and telephone companies in the same local service territory could permit ILECs to compete with cable television companies in the provision of cable television service in residential markets. However, the Company believes that the convergence of these industries will not be a direct threat because their focus is oriented on residential customers rather than the business customers which the Company targets.

     Electric utilities may install fiber optic telecommunications cable to allow remote meter reading, peak load monitoring, customer service and interactive billing. The Telecommunications Act of 1996 facilitates the provision of telecommunications services by electric utilities over those networks.

     Cellular and PCS providers may also be a source of competitive local telephone service. However, the Company believes wireless operators will be large users of CLEC access services to transport their calls among their radio transmitter/receiver sites through networks that avoid the ILECs with whom they compete.

     The Company also competes with equipment vendors and installers, and telecommunications management companies, with respect to certain portions of its business.

     Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company. However, the Company believes that its strategy of targeting second and third tier cities, its capital, technical and management resources and its orientation toward IXCs and other commercial telecommunications users will enable it to achieve its strategic objectives.

                              REGULATORY OVERVIEW

OVERVIEW

     The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments sometimes impose franchise or licensing requirements on CLECs and regulate street opening and construction activities. The Company actively supports additional regulatory reform at all levels to further open telecommunications markets to competition.

THE TELECOMMUNICATIONS ACT OF 1996

     On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, which is comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act of 1996 establishes a national policy that promotes local exchange competition. At the heart of the Telecommunications Act of 1996 is the requirement that local and state barriers to entry into the local exchange market be removed. The Telecommunications Act of 1996 establishes uniform standards under which the FCC and state commissions are to implement local competition and co-carrier arrangements in the local exchange market. The Telecommunications Act of 1996 also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC would be required not only to open its network but also to unbundle their network elements and services in order that competitors may purchase only those elements and services that they require. The pricing of these unbundled network elements and services, which is uncertain and will depend, among other things, upon regulatory and judicial developments, will determine whether it is economically attractive for CLECs, IXCs and others to use these elements and services. ILECs will be required to make available for resale to new entrants all services they offer end user customers on a retail basis. The Telecommunications Act of 1996 also imposes requirements on ILECs to provide reciprocal call termination and telephone number portability.

     The Telecommunications Act of 1996 also provides, among other things, that the RBOCs and other ILECs satisfy a competitive checklist, providing the Company and other competitors the services and facilities necessary to offer local switched services. Under the Telecommunications Act of 1996, the FCC is directed to interpret and clarify these terms. The FCC has engaged in rulemaking proceedings to establish these arrangements, which will ultimately be implemented by the state telecommunications or regulatory commissions (see "State Regulation" below). The following table summarizes the key factors of the legislatively mandated competitive checklist, often referred to as "co-carrier status," being pursued by the Company with the FCC and with state regulators and the anticipated effect of these factors on the Company's ability to provide fully competitive services on an economically efficient and technically feasible basis.

       CHECKLIST ITEM                         DEFINITION                           ANTICIPATED EFFECT
       --------------                         ----------                           ------------------
Interconnection..............    Efficient network interconnection to     Allows CLECs to service customers not
                                 transfer calls back and forth between    directly connected to their networks
                                 ILECs and competitive networks
                                 (including 911, 0+, directory
                                 assistance, etc.)

       CHECKLIST ITEM                         DEFINITION                           ANTICIPATED EFFECT
       --------------                         ----------                           ------------------
Local Loop Unbundling........    Allows competitors to selectively        Reduces the capital and service costs
                                 gain access at cost-based rates to       of CLECs to serve customers not
                                 ILEC wires from central offices to       directly connected to their networks
                                 customers' premises
Reciprocal Compensation......    Mandates reciprocal compensation for     Improves CLEC margins for local
                                 local traffic exchange between ILECs     service
                                 and competitors
Number Portability...........    Allows customers to change local         Allows customers to switch to CLEC
                                 carriers without changing numbers.       provided local service without
                                 True portability allows incoming         changing phone numbers
                                 calls to be routed directly to a
                                 competitor. Interim portability
                                 allows incoming calls to be routed
                                 through the ILEC to a competitor at
                                 the economic equivalent of true
                                 portability
Access to Phone Numbers......    Mandates assignment of new telephone     Allows CLECs to provide telephone
                                 numbers to CLEC customers                numbers to new customers on the same
                                                                          basis as the ILEC

     The RBOCs' incentive to comply with the opening under the Telecommunications Act of 1996 of the local exchange market to competition derives from the Act's provisions allowing the removal of the current ban on RBOC provision of interLATA toll service and equipment manufacturing. This ban will only be removed after the RBOC demonstrates to the FCC, in consultation with the Department of Justice and the relevant state commissions, that the RBOC has met the requirements of the competitive checklist, which details the basic co-carrier requirements, and the FCC concludes that RBOC entry into long distance is in the public interest. The RBOC must also generally show that it has entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of a state before offering long distance service in that jurisdiction. In early 1997, Ameritech filed and withdrew two applications with the FCC for authority to provide inter-LATA long distance service in Michigan under the Telecommunications Act of 1996. On May 21, 1997, Ameritech filed its third application, which the FCC must approve or deny on or before August 19, 1997. SWBT has filed an application to provide interLATA long distance service in Oklahoma, which the FCC must approve or deny on or before July 10, 1997.

     While state-by-state regulatory activity has to date brought co-carrier arrangements or initiatives to various degrees of completion in most states, the Telecommunications Act of 1996 is intended to accelerate the process and create a competitive environment in all markets, eliminating state and local statutory and regulatory barriers to entry. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide.

     The Company, as a facilities-based, multi-market competitive provider already active in emerging co-carrier environments, stands to benefit from the Telecommunications Act of 1996. In addition to providing the Company with a national framework to achieve co-carrier status in local exchange markets, the Telecommunications Act of 1996 permits CLECs with less than 5% of nationwide prescribed access lines to offer single source combined packages of local and long distance services. AT&T, MCI and Sprint may not bundle in a RBOC's territory their local services resold from a RBOC and long distance service until the RBOC is authorized to enter the inter-LATA long distance market or for three years, whichever event occurs earlier.

     The Telecommunications Act of 1996, by removing barriers to entry into the local exchange market and at the same time enabling multiple carriers to compete with the Company in the provision of telecommunications services, ultimately allowing the RBOCs and large IXCs to offer their own packages of single source local/long distance services, substantially increases the competition the Company will face.

     The Telecommunications Act of 1996 also created a new Federal-State Joint Board for the purpose of making recommendations to the FCC regarding the implementation of a largely revised universal service program. All telecommunications carriers, including the Company, that provide interexchange services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a specific and predictable universal service mechanism to be established by the FCC. On May 7, 1997, the FCC entered its order regarding universal service, described in more detail below. Due to the deferral of certain decisions on universal service to future proceedings, the Company is unable to predict the final formulas for universal service contributions or its own level of contribution.

     The Telecommunications Act of 1996 in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes that the Telecommunications Act of 1996 prescribes. The FCC already has commenced and entered orders in several of these rulemaking proceedings. In addition, the Telecommunications Act of 1996 retains for individual state utility commissions authority to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act of 1996. The Company is unable to predict the final form of such regulation and its potential impact on the market.

FEDERAL REGULATION

     The FCC has adopted a "forbearance" policy for non-dominant carriers, such as the Company and its subsidiaries, under which no prior approval is needed for network construction or acquisition, and only minimal tariff and reporting requirements are in effect. In their provision of certain services, ILECs in most markets are regulated by the FCC as dominant carriers.

     As a result of rulings announced by the FCC in September 1992 and August 1993 (the "Interconnection Decisions"), the Company is able to offer interstate special access and switched access transport services to virtually every business and government end user in the metropolitan areas which the Company elects without being directly connected to such customers. The Interconnection Decisions enabled CLECs to compete for transport of switched long distance calls between ILEC central offices and long distance carrier POPs. At the same time the ILECs were granted greater pricing flexibility for those services. Portions of the Interconnection Decisions are likely to be further reviewed and addressed by the FCC as it construes the federal legislation.

     In March 1995, a major CLEC introduced an initiative before the FCC calling for the nationwide unbundling of the "local loops" controlled by the ILECs in order to make those facilities available on a cost-based basis to all eligible local service providers, including the Company, following initiation of local competition. The local loop is the part of the ILEC networks that physically connects the customer's premises to the central office and is used to receive and originate local and long distance calls. The Company has simultaneously pursued similar initiatives before individual state regulatory commissions and has obtained orders or entered into agreements with ILECs to obtain unbundled loops in a number of states. The FCC has addressed local loop unbundling and related unbundling issues in connection with its interpretation of the Telecommunications Act of 1996.

     In July 1995, the FCC took two actions related to the assignment of telephone numbers, first mandating that responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity, and second, proposing a regulatory structure under which a wide range of number portability issues would be resolved. The FCC is expected to address those and other number portability issues in connection with its ongoing interpretation of the Telecommunications Act of 1996. On July 2, 1996 the FCC issued an order regarding interim and permanent number portability indicating that rates charged by ILECs to CLECs for interim portability should be minimal and that permanent number portability should be available in the top 100 U.S. markets by the end of 1997. In September 1996, the FCC designated the members of the North American Numbering Council, which will advise the FCC on numbering issues. On November 18, 1996, one RBOC filed a complaint in the U.S. Court of Claims requesting compensation for costs of interim portability which it claims were a violation of its Fifth Amendment rights under the U.S. Constitution and not allowed by the FCC.

     In September 1995, the FCC issued a Notice of Proposed Rulemaking which proposes rules that, among other things, would increase ILEC pricing flexibility and deregulation as competition increases.

     During 1996 the FCC took several actions with respect to competitive local telecommunications pursuant to the Telecommunications Act of 1996.

     On August 1, 1996, the FCC issued an order amending its pole attachment rules to be pursuant to the Telecommunications Act of 1996 by requiring utilities, including ILECs and most electric companies, to make poles, conduit and rights-of-way available to telecommunications carriers, including CLECs, at reasonable cost and on a nondiscriminatory basis. Several utilities have appealed the FCC order to the U.S. Court of Appeals, which has not yet issued a decision.

     On August 8, 1996, the FCC issued an order containing rules providing guidance to the ILECs, CLECs, IXCs and state PUCs regarding several provisions of the Telecommunications Act of 1996, to be applicable in the event that parties to interconnection agreements cannot agree on certain terms and the state PUCs issue orders containing arbitrated results. The rules include, among other things, FCC guidance on: (1) discounts for end-to-end resale of ILEC local exchange services (which the FCC has suggested should be in a range of 17% to 25%); (2) availability of unbundled local loops and other unbundled ILEC network elements; (3) the use of "total element long run incremental cost" (TELRIC) in the pricing of these unbundled network elements; (4) average default proxy prices for unbundled local loops in each state; (5) mutual compensation rates for termination of ILEC/CLEC local calls; (6) an access charge transition plan that: (a) leaves access charges unchanged with respect to situations involving resale of ILEC local exchange services; (b) leaves all access charges in place with respect to situations involving use of ILEC unbundled switching and other network elements to provide local exchange services, except for 25% of the "transport interconnection charge" (TIC); and (c) permits avoidance of access charges only when the ILEC switch is not utilized; and (7) the ability of CLECs and other interconnectors to opt into portions of interconnection agreements negotiated by ILECs with other parties on a most favored customer (or "pick and choose") basis.

     The FCC issued on December 24, 1996 a Notice of Proposed Rule Making (NPRM) regarding future changes to access charges and a Report and Order implementing changes to the ILEC price cap rules. The NPRM generally asked for comments on two approaches for a transition of access charges to cost-based levels -- a "market-based" approach with a phase-in of ILEC deregulation depending upon the level of local competition, and a "prescriptive" approach under which the FCC would specify the timing and nature of changes to existing rate levels. The NPRM also asked for comments on changes to the access charge rate structure as well. The Report and Order eliminated the price cap's lower service band indices and substantially eased the requirements necessary for the introduction of new services. In addition, the Federal-State Joint Board on Universal Service consisting of FCC and state commissioners made its recommendations on the implementation of the universal service provisions of the Telecommunications Act of 1996 on November 7, 1996 and on November 18, 1996 the FCC issued a public notice requesting comments on these recommendations. Under the Telecommunications Act of 1996, the FCC was required to act on these recommendations by May 8, 1997 and stated that it intended to announce new access charge rules within the same time frame.

     On May 7, 1997, the FCC adopted its Report and Order on universal service. The order left most current universal support mechanisms in place, created mechanisms to fund needs of schools, libraries and rural health facilities through new contributions from a broad array of telecommunications carriers, including the Company, based upon end user revenues, and deferred several items for future consideration. Because the FCC has not yet set the contribution percentage and because of the deferral of certain decisions on universal service to future proceedings, the Company is unable to predict the final formulas for universal service contributions or its own level of contribution.

     On May 7, 1997, the FCC also adopted its Report and Order on access charges. The order contains provisions that, together with simultaneous FCC action in the ongoing price cap proceedings, will cause some reductions in overall access charge levels as of July 1, 1997, and in future years. In addition, the order contains provisions that substantially alter the rate structure under which switched access charges are collected, moving certain amounts previously collected on a minutes of use basis to collection based upon flat rates per subscriber line charged to the end user ("Subscriber Line Charge" or "SLC") and charged to the interexchange carriers ("Presubscribed Interexchange Carrier Charge" or "PICC"). In addition, a portion of the existing "transport interconnection charge" ("TIC") will be moved to the tandem switching function. These structural changes are phased in over a period of years. The Company believes these structural changes will allow CLECs, such as the Company, to more effectively compete with ILECs for certain types of business.

     The Company believes that the FCC will undertake additional proceedings and enter additional orders, as a result of the enactment of federal legislation, defining and construing the terms and conditions of the various components necessary for local competition, including orders deregulating and providing pricing flexibility to the ILECs as competition develops. Many, if not all, of the FCC orders under the federal legislation will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court, and may be stayed pending a decision on appeal. In addition, the Telecommunications Act of 1996 and state telecommunications statutes may be amended in 1997 or subsequent years. Accordingly, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.

COURT APPEALS

     Various parties, including ILECs and state PUCs, filed appeals from the FCC's August 8, 1996 order to various U.S. Courts of Appeal, and several parties petitioned the FCC and the courts to stay the effectiveness of the FCC rules included in the FCC's order, pending a ruling on the appeals. Many of the appeals were transferred to the Eighth Circuit U.S. Court of Appeals. On November 18, 1996, several members of Congress filed an amicus curiae brief in support of the appeals of the FCC order. On December 30, 1996, several other members of Congress filed an amicus curiae brief supporting the FCC order.

     The FCC has not stayed its own order. However, on October 15, 1996, the Eighth Circuit U.S. Court of Appeals issued an order containing a partial stay, pending the court's ruling on the various appeals. The order imposed the partial stay on: (1) the use of TELRIC in the pricing of unbundled ILEC network elements and the resulting default proxy prices; and (2) the "pick and choose" provisions. The remainder of the FCC's August 8, 1996 order remains in effect. On November 12, 1996, the U.S. Supreme Court declined to overturn the stay. The Eighth Circuit U.S. Court of Appeals held arguments on the various appeals in January 1997, and a decision is expected by mid-1997.

     The Company believes the partial stay will not have any material adverse effect on the Company because the Company already has in effect interconnection agreements with the ILECs, or expects to have such agreements in effect after state PUC arbitrations, in substantially all of its markets by early 1997, under the provisions of The Telecommunications Act of 1996, which have not been stayed, and which specifically require ILECs to enter into interconnection agreements and require state PUCs to arbitrate such agreements within certain time frames. The stay of the FCC rules does not delay the implementation of the Act by the parties and by the state PUCs, but rather suspends the guidance that the FCC sought to provide the parties and the state PUCs in the portions of the rules that were stayed.

STATE REGULATION

     The Company's offering of switched local exchange services may be classified as intrastate and therefore subject to state regulation. The Company is certified as a CLEC in all of its operating networks. State authorizations vary in the scope of the intrastate services permitted. The Company is in the process of seeking to expand the scope of its intrastate certification in various jurisdictions, a process which will depend upon regulatory action in the individual states. State laws and regulations that prohibit or have the effect of prohibiting, local and long distance telecommunications competition are preempted under the Telecommunications Act of 1996.

     In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services which are classified as intrastate. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company is not subject to price cap or to rate of return regulation in any state in which it currently provides services.

     Under the Telecommunications Act of 1996, implementation of the Company's plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The Company continues to support efforts at the state government level to more quickly implement competition in their markets under the new federal law and to permit CLECs to operate on the same basis and with the same rights as the ILECs, sometimes referred to as "co-carrier status." As of March 31, 1997, most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. When co-carrier status is granted in a particular state, and when state PUCs complete ILEC unbundled cost proceedings, CLECs may realize lower costs for providing intrastate switched local exchange services in that state.

     The Company has established interconnection agreements with ILECs for all of its operating networks. The Telecommunications Act of 1996 requires ILECs to enter into interconnection agreements with CLECs and other competitors and requires state PUCs to arbitrate such agreements within certain time frames, and the Company has interconnection arrangements with ILECs in all of its operating markets. While the Telecommunications Act of 1996 mandates the implementation of interconnection arrangements, there can be no assurance that such negotiations will enable the Company to secure its desired co-carrier arrangements in a timely fashion or for appropriate rates and terms.

LOCAL GOVERNMENT AUTHORIZATIONS

     In certain locations, the Company is required to obtain local franchises, licenses or other operating rights and street opening and construction permits to install and expand its fiber optic networks. In some of the areas where the Company provides network services, the Company's subsidiaries pay license or franchise fees based on a percent of gross revenues or on a per linear foot basis. There is no assurance that certain cities that do not impose fees will not seek to impose fees, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels.

     The Telecommunications Act of 1996 prohibits local governmental authorities from discriminating among telecommunications carriers and mandates competitively neutral treatment.

     If any of the Company's existing franchise or license agreements were terminated prior to its expiration date and the Company were forced to remove its fiber from the streets or abandon its network in place, such termination would have a material adverse effect on the Company's subsidiary in that metropolitan area and could have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

                      NAME                          AGE                      POSITION
                      ----                          ---                      --------
EXECUTIVE OFFICERS
Robert A. Brooks(1).............................    65     Chairman; Director
James C. Allen(1,4).............................    50     Vice Chairman & Chief Executive Officer;
                                                           Director
D. Craig Young(4)...............................    43     President & Chief Operating Officer; Director
John C. Shapleigh...............................    48     Executive Vice President, Regulatory and
                                                           Corporate Development
David L. Solomon................................    37     Executive Vice President & Chief Financial
                                                           Officer
Gregory J. Christoffel..........................    48     Senior Vice President & General Counsel
Marilou Crum....................................    49     Senior Vice President, Marketing and Carrier/
                                                           Reseller Sales
Jim A. Moffit...................................    51     Senior Vice President and Managing Director-
                                                           GLA International
Mark W. Senda...................................    38     Senior Vice President, Operations
Waymon R. Tipton................................    39     Senior Vice President, Corporate
                                                           Communications and Strategic Development
Gerard J. Howe..................................    41     Vice President, Finance, and Senior Vice
                                                           President & Chief Financial Officer-JB
                                                           Telecom, Inc.
NON-MANAGEMENT DIRECTORS
Robert F. Benbow(3).............................    61     Director
William J. Bresnan(1,3,5).......................    63     Director
W. Bruce Hanks(2,4).............................    42     Director
Jonathan M. Nelson(1,2,4,5).....................    41     Director
Glenn H. Post, III(1,5).........................    44     Director
G. Jackson Tankersley, Jr.(1,2,4,5).............    47     Director
Ronald H. Vander Pol(2,3).......................    44     Director
Carol deB. Whitaker(2,4)........................    43     Director

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Finance Committee

(5) Member of Board Governance Committee

     EXECUTIVE OFFICERS

     ROBERT A. BROOKS, CHAIRMAN. Mr. Brooks has been Chairman of the Company since its formation in November 1993. Mr. Brooks was founder and previously served as Chairman of the Board and CEO of BTC. Mr. Brooks has 39 years experience as an entrepreneur, business planner and developer, cable system operator, investor, engineer, consultant, project manager, expert witness and management advisor in cable television and broadband telecommunications. Mr. Brooks was a founder and Chairman for ten years of Cencom Cable Associates, which was founded in 1982 with initial capitalization of approximately $300,000 and was purchased in 1991 by Crown Media (a Hallmark affiliate) in a transaction valued at approximately $1 billion. Mr. Brooks previously served as a Director of OneComm and Chem Design Corporation. He has a B.S.E.E. from

Northeastern University and currently is a member of its Corporation. Mr. Brooks currently serves as a member of President's Council of St. Louis University and is a Registered Professional Engineer, a Member of N.S.P.E., a Senior Member of I.E.E.E. and an inducted member of the prestigious Cable Television Pioneers Club.

     JAMES C. ALLEN, VICE CHAIRMAN, CEO. Mr. Allen has been Vice Chairman and CEO of the Company since its formation in November 1993. Mr. Allen previously served as President and COO of BTC. Mr. Allen has 25 years experience as an entrepreneur, business planner and developer, cable system operator, financier, expert witness and advisor in cable television and broadband telecommunications. Mr. Allen was a founder and President, CFO and COO of Cencom Cable Associates, Vice President of Operations of Telcom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries, Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President for Finance of National Communications Service Corporation. He served as Chief Financial and Chief Operating Officer of David Lipscomb University, from which he holds a B.S. degree.

     D. CRAIG YOUNG, PRESIDENT, COO. Mr. Young has served as President and COO of the Company since April 1995. Mr. Young has 16 years experience in the telecommunications industry. He served as Vice President-Sales Operations, Custom Business Services of Ameritech, Inc. from 1993 to 1995; Vice President-Sales and Service, Business and Government Services of U.S. West Communications, Inc. from 1992 to 1993; Vice President-Sales, Large Business Service from 1989 to 1992; and Vice President and General Manager-U.S. West Information Systems from 1986 to 1988. Mr. Young's responsibilities at Ameritech, Inc. and U.S. West Communications, Inc. included the management of all voice and data sales, engineering and pricing activities for large commercial and government end users, and full P&L responsibility for more than $650 million in revenue and direction of a work force of more than 400 employees. Prior to that he served as President of Executone Information Systems, a franchise distributor of voice products. He joined the Company in 1995. He has a B.S., Business Administration/Marketing degree from California State University and has attended the Executive Management Program at Columbia University.

     JOHN C. SHAPLEIGH, EXECUTIVE VICE PRESIDENT, REGULATORY AND CORPORATE DEVELOPMENT. Mr. Shapleigh has been Executive Vice President in charge of the Company's regulatory and corporate development activities since its formation in November 1993. Mr. Shapleigh has 22 years of entrepreneurial, management, regulatory, government policy and legal experience. He is the immediate past Chairman and previously served for two years as President of the Association for Local Telecommunications Services (ALTS), the national trade association for competitive local telecommunications companies. He also served for one year as Associate Administrator of the National Telecommunications and Information Administration (NTIA) in the U.S. Department of Commerce, a key federal telecommunications policy position where he directed NTIA TELECOM 2000: Charting the Course for a New Century, a comprehensive review of 18 telecommunications, mass media and information industries, including telephone, television and cable television, three years as Vice President and General Counsel of LDX Net and WilTel, developers of regional fiber optic telephone networks, positions involving the negotiation of over $100 million in debt financing agreements and oversight of all federal, state and local regulatory matters, and three years as Commissioner, then Chairman, of the Missouri Public Service Commission. He has an A.B. degree from Dartmouth College (Senior Honors) and a J.D. degree from the Washington University School of Law (Law Quarterly). He is a recipient of the President's Award of the Missouri Bar Association.

     DAVID L. SOLOMON, EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER. Mr. Solomon has 13 years experience in financial management and reporting, auditing and business advisory services with KPMG Peat Marwick LLP, most recently as partner. Responsibilities included working with SEC registrants including participation in initial public offerings, equity offerings, debt offerings and required filings. Clients served included organizations in the banking, thrift, insurance, and real estate industries. He joined the Company as Senior Vice President and CFO and has previously served as Secretary and Chief Financial Officer of BTC in 1994. He is a member of the American Institute and Tennessee Society of CPAs. He has a Bachelor of Science degree from David Lipscomb University.

     MARILOU CRUM, SENIOR VICE PRESIDENT, MARKETING AND CARRIER/RESELLER
SALES. Ms. Crum joined the Company as Senior Vice President, Marketing and Carrier/Reseller Sales, in July 1996 and has over 20 years of management experience within the telecommunications industry in sales, marketing and product management. Ms. Crum is a former Vice President of National Accounts of WilTel and was responsible for establishing and directing their National Accounts program on a nationwide basis for both network services and customer premises equipment. Prior to joining WilTel in 1987, Ms. Crum managed the Central Region National Accounts organization for AT&T. In addition, Ms. Crum was responsible for Product Marketing, Technical Support and Strategic Account Marketing for this same region at AT&T. Prior to joining AT&T in 1983, Ms. Crum also held a number of management positions beginning in 1976 with Southwestern Bell in the areas of sales, technical support, interstate network services, and product marketing. Ms. Crum has a B.S. degree from the University of Missouri.

     GREGORY J. CHRISTOFFEL, SENIOR VICE PRESIDENT & GENERAL COUNSEL. Mr. Christoffel has been Senior Vice President and General Counsel of the Company since February 1996. Mr. Christoffel has 21 years of legal, regulatory and management experience, principally in the telecommunications industry. He served as former General Attorney for Mergers & Acquisitions and International Business of Southwestern Bell Corporation. His experience at Southwestern Bell included structuring and executing several industry-leading acquisitions in cellular telephone, cable television and foreign telecommunications privatizations, as well as extensive participation in critical legal proceedings before the Federal District Court enforcing the Divestiture Decree and before the Federal Communications Commission in proceedings regarding regulatory reform. Early in his career, he served as First Assistant Public Counsel, representing the consumer interest in rate proceedings before the Missouri Public Service Commission, and as Assistant Attorney General in the Antitrust Division of the Missouri Attorney General's office. In private practice, Mr. Christoffel served his firm as managing partner and provided corporate, securities and transaction counsel for a variety of companies involved in telecommunications equipment manufacturing, domestic and foreign SMR wireless service and other telecommunications businesses. Mr. Christoffel joined the Company in 1996 after serving as the President of Brooks Telecommunications International, Inc., responsible for overseeing the development of a broadband integrated services digital network in a joint venture in Guangzhou, China. Mr. Christoffel holds an A.B. (Classical) in philosophy and languages from St. Louis University School of Philosophy and Letters and a J.D. cum laude from St. Louis University School of Law (Law Journal, Woolsack).

     JIM A. MOFFIT, SENIOR VICE PRESIDENT, AND MANAGING DIRECTOR -- GLA INTERNATIONAL. Mr. Moffit has 26 years experience as a financial officer, business and financial planner, specialist in regulatory matters, accountant, expert witness, consultant and auditor, including 24 years with a large independent telephone company and an international accounting firm. Mr. Moffit was President of Contel Corporation Central Region for four years until Contel was merged into GTE in 1991. Other positions with Contel included five years as Vice President-Financial Director, Western Region; two years as Assistant Vice President-Revenue Requirements, Western Region; four years as Assistant Vice President-Financial Planning, Western Region; and five years as corporate chief accountant. Mr. Moffit also spent four years on the audit staff of Arthur Andersen. He holds a B.S., Accounting degree, with honors, from Northeast Missouri State University and an MBA from Washington University. Mr. Moffit also has a CPA and is licensed to practice accounting in Missouri. He was named as one of the telecommunications industry's "Rising Stars" by Telephony Magazine in 1989. He has served the Company in various positions since its formation in 1993 and was an executive officer of BTC from 1991 to 1993.

     MARK W. SENDA, SENIOR VICE PRESIDENT, OPERATIONS. Mr. Senda joined the Company as Senior Vice President, Operations, effective January 1, 1997, and has more than 20 years of progressive experience in the areas of operations engineering, business development and general management. During the past 15 years he has been actively engaged in the rapidly growing competitive communications industry. More recent assignments have included key roles as Senior Vice President Network Services for MFS Telecom, the largest provider of North American CAP services; Vice President North American Operations for MFS Global Network Services, the largest provider of domestic and international CLEC, CAP and enhanced data services; Senior Manager Strategic Accounts Implementation for MCI Communications, a worldwide provider of competitive long distance and data services; Manager North American Messaging Operations for MCI Digital Information Services Corporation, a leading provider of enhanced messaging products. Mr. Senda has also honorably served as a Non-Commissioned Officer in the United States Navy and holds a Master of Arts degree in Telecommunications Policy from The George Washington University as well as a Bachelor of Sciences degree in General Business from The State University of New York.

     WAYMON R. TIPTON, CFA, SENIOR VICE PRESIDENT, CORPORATE COMMUNICATIONS AND STRATEGIC DEVELOPMENT. Mr. Tipton joined the Company as Senior Vice President, Corporate Communications and Strategic Development, in August 1996 and has over 15 years experience in investment banking, investment consulting, and institutional equity and fixed income securities sales. He was previously Senior Vice President, founder, and manager of the Investment Banking Division of a major regional bank specializing in acquisition and project financing. Mr. Tipton was previously Senior Managed Accounts Consultant and partner with the leading consulting group in PaineWebber. Prior thereto, he was regional institutional securities salesman with Shearson-Lehman Bros. for intermediate sized money managers, insurance companies, trust departments, and high net worth individuals. Mr. Tipton is a holder of the Chartered Financial Analyst designation, and received an MBA from the Owen Graduate School of Management of Vanderbilt University and a B.A. from Vanderbilt University.

     GERARD J. HOWE, VICE PRESIDENT, FINANCE, AND SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER -- JB TELECOM, INC. Mr. Howe has over 18 years experience in the telecommunications industry in the areas of financial, regulatory, information processing, and human resource management. Mr. Howe previously served as Vice President-Chief Financial Officer of SBC CableComms, U.K., a joint venture between SBC Communications and Cox Communications, from 1993 to 1995. SBC CableComms provided cable television and competitive local telephone services in seven franchise areas encompassing 1.4 million homes throughout England. In that position, Mr. Howe was responsible for financial reporting, planning and budgeting, treasury operations, corporate development, and tax planning and compliance, as well as for regulatory and legislative affairs. Mr. Howe served as Vice President-Chief Financial Officer from 1990 to 1993 and as Senior Vice President-Customer Services from 1995 to 1996 for Southwestern Bell Yellow Pages. In addition to the aforementioned positions, Mr. Howe also held various positions in the treasury, regulatory, audit and information systems organizations of SBC and Southwestern Bell Telephone Company. He joined the Company on June 1, 1996. Mr. Howe has a B.S. from Southern Illinois University and an MBA from St. Louis University.

     NON-MANAGEMENT DIRECTORS

     ROBERT F. BENBOW, DIRECTOR. Mr. Benbow is a Vice President of Burr, Egan, Deleage & Co. and a General Partner in certain funds affiliated with Burr, Egan, Deleage & Co. He joined that firm in 1990. He previously spent 22 years with the Bank of New England, N.A. where he was Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. He holds a B.S. in Finance/Economics from the University of Illinois. He serves as a director of ST Enterprises, Ltd., a local exchange telephone company; Datamarine International; Golden Sky Services, Inc.; Incom Communications Corp.; U.S. One Communications Corp.; and Teletrac, Inc.

     WILLIAM J. BRESNAN, DIRECTOR. Mr. Bresnan is President and founder of Bresnan Communications, Inc., a company that operates cable systems and/or provides telephony services in five U.S. states as well as Poland and Chile. He has been involved in the telecommunications industry since

1958. Mr. Bresnan was president of Teleprompter Corporation, which at one time was the nation's largest cable television company, and later was Chairman and Chief Executive Officer of Group W Cable, Inc., a subsidiary of Westinghouse Electric Corporation. He is a director of United Video Satellite Group, Inc., which is a publicly traded company. Mr. Bresnan also serves as a director of numerous organizations, including National Cable Television Association, C-Span, Cable in the Classroom, Cable Television Laboratories, the Foundation for Minority Interests in Media, the National Cable Television Center and Museum, and the Cable Television Advertising Bureau.

     W. BRUCE HANKS, DIRECTOR. Mr. Hanks is Senior Vice President -- Corporate Development and Strategy, Chief Operating Officer and a director of Century Telephone. He has served in various executive capacities for Century Telephone since 1989.

     JONATHAN M. NELSON, DIRECTOR. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners L.P. ("PMP"). Mr. Nelson is co-chairman of Providence Ventures Inc., which is the management company for PMP. He joined that firm in 1990. Mr. Nelson is also president and chief executive officer of Providence Equity Partners Inc., the management company of Providence Equity Partners L.P. (together with PMP, "Providence") and a managing director of Narragansett Capital, Inc. ("Narragansett"), the management company for three separate equity investment funds. Affiliates of Providence and Narragansett have equity investments in cellular telephone, paging, wireless data, PCS, cable television and broadcast businesses. Mr. Nelson is currently a director of Wellman, Inc., Western Wireless Corporation and numerous privately-held companies affiliated with Providence or Narragansett. Mr. Nelson received a Master of Business Administration from the Harvard Business School in 1983 and a Bachelor of Arts from Brown University in 1977.

     GLENN H. POST, III, DIRECTOR. Mr. Post is Vice Chairman of the Board, President and Chief Executive Officer of Century Telephone. He has served in various executive capacities for Century Telephone since 1988.

     G. JACKSON TANKERSLEY, JR., DIRECTOR. Mr. Tankersley is a co-founder and General Partner of The Centennial Funds ("Centennial"). He joined that firm in 1981. He also serves as the President and Chief Executive Officer of Centennial Holdings, Inc., which manages Centennial. Since the formation of Centennial in 1981, it has specialized its investment activities in the electronic communications industries. Previously, Mr. Tankersley served as a vice president of Continental Illinois Venture Corporation and Continental Illinois Equity Corporation, the private equity investment arms of Continental Illinois Corp. He has served on a number of the boards of directors of various public and private portfolio investments of Centennial. Mr. Tankersley received a B.A. degree (high honors) from Denison University and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

     RONALD H. VANDER POL, DIRECTOR. Mr. Vander Pol has been a participant in the telecommunications industry for the last 16 years. In 1982, he founded Teledial America, Inc., a long distance reseller. He started Digital Signal, Inc., a fiber optic provider, in 1986 and City Signal, Inc., a competitive access provider, in 1989 (see "Summary -- Recent Developments" and "Certain Relationships and Related Transactions"). Since then, Mr. Vander Pol has started two additional long distance companies, Teledial of North Carolina and ATS Network Services in Tennessee. He holds a bachelor's degree from Calvin College in Grand Rapids, Michigan.

     CAROL DEB. WHITAKER, DIRECTOR. Ms. Whitaker has almost 20 years of investment banking and operating experience with both corporations and Wall Street firms. Ms. Whitaker is Chairman of Whitko & Company, a Denver based investment banking and management consulting firm. Previous positions included Chief Executive Officer of W.W. Comm, Inc., a start-up company exploring video telecommunications opportunities; acting Chief Financial Officer for OneComm Corp., an emerging wireless communications company; and Vice President of Development for Rifkin & Associates, Inc., a privately owned cable television owner and operator, with responsibility for acquisition financing.

Ms. Whitaker has a B.A. in Economics from Colorado College and an M.B.A. from the University of Chicago.

     Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and executive officers of the Company.

     The Board of Directors has an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee and a Board Governance Committee. The Compensation Committee is comprised of Messrs. Tankersley (Chairman) and Nelson and Ms. Whitaker.

     Until April 29, 1997, Directors were not compensated for their services as directors but were reimbursed for expenses incurred in connection with attending Board and committee meetings. As of April 29, 1997, directors who are not employees of the Company will be paid a $10,000 annual retainer fee in quarterly installments plus a $1,000 per diem meeting attendance fee and will be reimbursed for expenses incurred in connection with attending Board and committee meetings. Outside directors will have the opportunity to elect to receive, in lieu of the cash retainer and attendance fees, a number of common stock options equal to the quotient of four times the cash fees divided by the market price of the Common Stock on the first trading date following each Annual Meeting of the Company's stockholders and with a price equal to the market price of the Common Stock on such trading date. Effective as of April 29, 1997, directors who are not employees of the Company will receive an initial grant of non-qualified stock options for 10,000 shares at fair market value on date of grant and, thereafter, annual grants of non-qualified stock options for 5,000 shares at fair market value on date of grant, which options will be one-half vested after six months and will be fully vested upon completion of one full year of Board service following the date of grant. The options will be granted pursuant to the Company's 1997 Stock Incentive Plan.

     The By-laws of the Company provide for a Board of Directors consisting of 12 directors. At the present time there is one vacancy. Each of the directors, other than Messrs. Bresnan, Hanks, Post, Vander Pol, Young and Tankersley and Ms. Whitaker, has served since the formation of the Company in November 1993. Messrs. Young and Tankersley have served as directors since April 1995 and December 1995, respectively. Messrs. Bresnan and Vander Pol have served as directors since May 22, 1996, Ms. Whitaker was elected on October 15, 1996 and Messrs. Hanks and Post have served as directors since May 5, 1997. The current directors have been elected to serve until the expiration of the term of the class to which he or she has been elected and until their respective successors are elected and qualified or until their earlier death, resignation or removal. The Class I directors, whose term expires in 2000, are Messrs. Benbow and Vander Pol and Ms. Whitaker; the Class II directors, whose term expires in 1998, are Messrs. Allen, Bresnan, Hanks and Young; and the Class III directors, whose term expires in 1999, are Messrs. Brooks, Nelson, Post and Tankersley.

                          DESCRIPTION OF EXISTING DEBT

AT&T CREDIT FACILITY

     The AT&T Credit Facility currently provides the Company a secured line of credit totaling $50.0 million which has been used to provide financing for the acquisition and construction of telecommunications networks and the purchase of equipment related to the construction and operation of the Company's networks in cities approved by AT&T Credit on a project basis. The terms of the AT&T Credit Facility provide for interest only payments through December 1997 and a six-year principal and interest payout period thereafter.

     Indebtedness under the AT&T Credit Facility is secured by the assets of certain subsidiaries of the Companies and is guaranteed by intermediate subsidiaries of the Company. The facility is further secured by the stock of such subsidiaries and such guarantors.

     The AT&T Credit Facility contains covenants substantially the same as the covenants in the Notes and also contains covenants applicable to such subsidiaries and such guarantors which place certain additional limitations on the ability of such entities to incur indebtedness, create liens, engage in new businesses, dispose of assets, issue additional capital stock, and effect mergers and consolidations.

     The Company currently intends to use proceeds of the sale of the Private Notes to repay the AT&T Credit Facility.

BANK CREDIT FACILITY

     The Bank Credit Facility provides the subsidiary operating the Company's Tulsa, Oklahoma network the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997, with a final maturity of all loans no later than June 30, 2002, with interest only payment through August 31, 1997 and a 4.5 year principal payout period thereafter. The Bank Credit Facility is secured by the assets and stock of the subsidiary. The loan agreement contains certain restrictive covenants, including limitations on the ability of the subsidiary to declare and pay dividends to the Company, to incur additional indebtedness, to make loans and advances and to engage in transactions with the Company (except for reimbursement for services rendered on arms-length terms and repayment of up to $10 million of subordinated debt prior to June 30, 1997 in the absence of a default under the Bank Credit Facility). The Bank Credit Facility contains financial covenants, including limitations on the ratios of the subsidiary's annualized operating cash flow to its outstanding debt, interest expense and debt service costs and requirements for the maintenance of a minimum amount of annualized operating cash flow. At March 31, 1997, there was $100,000 of outstanding indebtedness under the Bank Credit Facility.

SENIOR DISCOUNT NOTES

     On May 29, 1997, the Company completed the issuance and sale of the Private Notes for which the Company received proceeds net of underwriting discounts of approximately $242.8 million. On November 7, 1996, the Company completed the issuance and sale of $400.0 million aggregate principal amount of the 11 7/8% Senior Discount Notes for which the Company received proceeds net of underwriting discounts of approximately $217.2 million. On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of the 10 7/8% Senior Discount Notes for which the Company received proceeds net of underwriting discounts of approximately $241.0 million. The Senior Discount Notes rank pari passu with the Notes and contain covenants substantially the same as the covenants in the Notes. The Senior Discount Notes will mature in 2006 and be payable prior to the maturity of the Notes.

                            DESCRIPTION OF THE NOTES

     The Private Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of May 29, 1997 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "sec." or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. The Private Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and, for purposes of this Description of the Notes, all references herein to "Notes" shall be deemed to refer collectively to the Private Notes and the Exchange Notes, unless the context requires otherwise. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions".

GENERAL

     The Notes are senior unsecured obligations of the Company limited to $250,000,000 aggregate principal amount and will mature on June 1, 2007. The Notes bear interest at the rate of 10% per annum from May 29, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 15 and November 15, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. (sec.sec. 301, 307 and 310)

     Principal of and premium, if any, and interest on the Notes is payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, provided that at the option of the Company, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (sec.sec. 301, 305 and
1002)

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

RANKING

     The Notes are senior unsecured obligations of the Company, rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company at the parent level and rank senior in right of payment to all future subordinated obligations of the Company at the parent level. Holders of secured obligations of the Company, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other obligations.

     The Company's principal operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations. The Company's Subsidiaries have no obligation to guarantee or otherwise pay amounts due under the Notes. Therefore, the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries (including obligations under the AT&T Credit Facility and the Bank Credit Facility). Any right of the Company to receive assets of any of its Subsidiaries upon any liquidation or reorganization of such Subsidiary (and the consequent right of holders of the notes to participate in those assets) is effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary. Any recognized claims of the Company as a creditor of the Subsidiary would be subordinate to any prior security interest held by any other creditor of the Subsidiary and obligations of the Subsidiary that are senior to those owing to the Company.

     As of March 31, 1997, on a pro forma basis after giving effect to the sale of the Private Notes, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $841.5 million and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $20.8 million. An aggregate of $50.1 million of such outstanding liabilities is represented by credit facilities secured by assets of the Company and certain of its subsidiaries. The Company's outstanding Senior Discount Notes with an aggregate principal amount at maturity of $825 million will mature in 2006 and be payable prior to the maturity of the Notes. See "Description of Existing Debt" and "Pro Forma Combined Consolidated Financial Information."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. Notes will not be issued in bearer form.

     Exchange Notes issued in exchange for Private Notes currently evidenced by one or more fully registered global notes will be evidenced by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes."

     EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES. A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either case the Company thereupon fails to appoint a successor Depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

     CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC has advised the Company that its current practice, upon the issuance of a Global Note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

     Investors may hold their interests in a Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note will be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

OPTIONAL REDEMPTION

     The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after June 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning June 1 of the years indicated:

                 YEAR                      REDEMPTION PRICE
                 ----                      ----------------
2002...................................        105.000%
2003...................................        103.333%
2004...................................        101.667%
2005 and thereafter....................        100.000%

(sec.sec. 203, 1101, 1105 and 1107)

     The Notes are redeemable prior to June 1, 2002 only in the event that the Company receives net proceeds from the sale of its Common Stock in a Strategic Equity Investment on or before June 1, 2000 in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the Notes, provided, however, that Notes in an amount equal to at least 66 2/3% of the original principal amount of the Notes remain outstanding after such redemption. Such redemption must occur on a Redemption Date within 75 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 110% of the original principal amount of the Notes plus accrued interest to but excluding the Redemption Date.

     If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (sec.
1104)

     The Notes do not have the benefit of any sinking fund.

COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON CONSOLIDATED DEBT

     The Company may not, and may not permit any Subsidiary of the Company to, incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1.0 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1.0 for such periods ending thereafter, or (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.0.

     Notwithstanding the foregoing limitation, the Company and any Subsidiary may Incur the following:

          (i) Debt under Secured Credit Facilities in an aggregate principal amount at any one time not to exceed $160 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Secured Credit Facilities, does not exceed the aggregate principal amount outstanding or available under all Secured Credit Facilities immediately prior to such renewal, extension, refinancing or refunding;

          (ii) Purchase Money Debt, which is incurred for the construction, acquisition and improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed 80% of the cost of the construction, acquisition or improvement of the applicable
     Telecommunications Assets;

          (iii) Debt owed by the Company to any Wholly-Owned Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that upon either
     (x) the transfer or other disposition by such Wholly-Owned Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly-Owned Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than the Company or another such Wholly-Owned Subsidiary, the provisions of this clause
     (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt outstanding at the date of the Indenture or Incurred pursuant to clause (ii) of this paragraph or the Notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes or Debt which is subordinate in right of payment to the Notes shall only be permitted if (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or constitutes Subordinated Debt, and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and
     (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "Change of Control";

          (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and

          (vi) Debt not otherwise permitted to be Incurred pursuant to clauses
     (i) through (v) above, which, together with any other outstanding Debt Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $10 million at any time outstanding. (sec. 1008)

     LIMITATION ON DEBT AND PREFERRED STOCK OF SUBSIDIARIES

     The Company may not permit any Subsidiary of the Company that is not a Guarantor to Incur or suffer to exist any Debt or issue any Preferred Stock except:

          (i) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the Notes;

          (ii) Debt Incurred or Preferred Stock issued to and held by the Company or a Wholly-Owned Subsidiary of the Company (provided that such Debt or Preferred Stock is at all times held by the Company or a Wholly-Owned Subsidiary of the Company);

          (iii) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

          (iv) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; (v) Debt or Preferred Stock of a Joint Venture;

          (vi) Debt under a Secured Credit Facility which is permitted to be outstanding under clause (i) of the Limitation on Consolidated Debt; and

          (vii) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) and (iii) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the applicable Subsidiary Incurred in connection therewith and provided the Debt or Preferred Stock Incurred or issued upon such refinancing is by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by the Company or any Subsidiary of the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Subsidiary of the Company) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "Change of Control" and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Subsidiary of the Company, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Subsidiary. (sec. 1009)

     LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (ii) may not, and may not permit any Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Company or any Related Person of the Company (other than a permitted refinancing) or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company (other than a permitted refinancing), (iii) may not make, or permit any Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Affiliate or any Related Person, other than the Company or an 80% or more owned Subsidiary of the Company which is an 80% or more owned Subsidiary prior to such Investment, and which Subsidiary (other than a wholly-owned Subsidiary) was not established or formed in anticipation or in furtherance thereof, except for Permitted Investments, and (iv) may not, and may not permit any Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of

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

payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from February 26, 1996 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to February 26, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5.0 million; provided, however, that the Company or a Subsidiary of the Company may make any Restricted Payment with the aggregate net proceeds received after February 26, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to the Company or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Company after February 26, 1996. Notwithstanding the foregoing, (i) the Company may pay any dividend on Capital Stock of any class of the Company within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions, (ii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of the Company or any of its Subsidiaries, provided that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2.0 million, plus the aggregate cash proceeds received by the Company since February 26, 1996 from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of the Company or any of its Subsidiaries,
(iii) the Company and its Subsidiaries may refinance any Debt otherwise permitted by clause (iv) of the second paragraph under "Limitation on Consolidated Debt" above, and (iv) the Company and its Subsidiaries may retire or repurchase any Capital Stock of the Company or of any Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. (sec. 1010)

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Subsidiary of the Company or pay any Debt or other obligation owed to the Company or any other Subsidiary; (ii) to make loans or advances to the Company or any other Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indenture; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, (d) in the case of clause (iii) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Subsidiary

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

otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (f) any restriction with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (g) pursuant to applicable law; and (h) pursuant to the Indenture and the Notes. (sec. 1011)

     LIMITATION ON LIENS

     The Company may not, and may not permit any Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing on the date of the Indenture and securing Debt outstanding on the date of the Indenture or Incurred pursuant to any Secured Credit Facility; (ii) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all Secured Credit Facilities (or under refinancings or amendments of such Secured Credit Facilities), does not exceed 1.5 times the Company's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (iii) Liens in favor of the Company or any Wholly-Owned Subsidiary of the Company; (iv) Liens on real or personal property of the Company or a Subsidiary of the Company acquired, constructed or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indenture, provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens,
(b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt; (v) Liens to secure Acquired Debt, provided, however, that
(a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset; (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses
(i), (ii), (iv) and (v) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iv) of "-- Limitation on Consolidated Debt;"
(vii) Liens not otherwise permitted by the foregoing clauses (i) through (vi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets; and
(viii) Permitted Liens. (sec. 1015)

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

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company may not, and may not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Notes or (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant. (sec. 1016)

     LIMITATION ON ASSET DISPOSITIONS

     The Company may not, and may not permit any Subsidiary of the Company to, make any Asset Disposition in one or more related transactions occurring within any 12-month period unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee; (ii) at least 75% of the consideration for such disposition consists of (1) cash or readily marketable cash equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the Notes) or of the Subsidiary and release from all liability on the Debt assumed,
(2) Telecommunications Assets, or (3) shares of publicly-traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and
(iii) all Net Available Proceeds, less any amounts invested within 360 days of such disposition in new Telecommunications Assets, are applied within 360 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Secured Credit Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following, (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase (or 100% of the accreted value in the case of original issue discount Debt), (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Subsidiary of the Company, to the extent permitted under the terms thereof and (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. (sec. 1013)

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY-OWNED SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary of the Company to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Subsidiary of the Company or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary of the Company to any Person other than the Company or a Wholly-Owned Subsidiary of the Company except (i) a sale of all of the Capital Stock of such Subsidiary owned by the Company and any Subsidiary of the Company that complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply, (ii) in a transaction that results in such Subsidiary becoming a Joint Venture, provided such transaction complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply (iii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, and (iv) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace

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

or refund shares of Disqualified Stock of such Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (sec. 1014)

     TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Company may not, and may not permit any Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of the Company, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Subsidiary. For any transaction that involves in excess of $1.0 million but less than or equal to $5.0 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5.0 million, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. (sec. 1012)

     CHANGE OF CONTROL

     Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company; or (b) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director or directors remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group (excluding in each case any nominee that is a Continuing Director), will constitute a majority of the Board of Directors of the Company. (sec. 1017)

     In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934.

     REPORTS

     The Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The

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Company will furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing. (sec. 1018)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company, or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Consolidated Debt" above; (5) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant; and (6) certain other conditions are met. (sec. 801)

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (sec. 101)

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified Person, but excluding a disposition by a Subsidiary of

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such Person to such Person or a Wholly-Owned Subsidiary of such Person or by such Person to a Wholly-Owned Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Subsidiary of such Person (other than as permitted by the provisions of the Indenture described above under the caption "Limitation on Debt and Preferred Stock of Subsidiaries"), (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided that for purposes of a Strategic Equity Investment, Common Stock shall include Capital Stock (other than Disqualified Stock) that is convertible into or exchangeable for shares of the Company's Common Stock.

     "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the aggregate consolidated paid-in capital of such Person as of such date.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Subsidiaries for such period, plus

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

(iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Company or any Subsidiary of the Company of options to purchase Capital Stock of the Company or such Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Subsidiary of the Company (calculated separately for such Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Subsidiary of the Company to the extent of such restriction.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Company and its Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Company and its Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

     "Consolidated Net Income" for any period means the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Subsidiary of the Company by such Person during such period,
(c) gains or losses on Asset Dispositions by the Company or its Subsidiaries,
(d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates and (g) the tax effect of any of the items described in clauses (a) through (f) above; provided, further, that for purposes of any determination pursuant to the provisions described under "Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Subsidiary of the Company to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

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

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors of the Company on the date of the Indenture, or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles,
(b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment or (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Change of Control."

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A"

(or higher) according to Standard & Poor's Ratings Service or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" below.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing); provided, however,that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Guarantor" means a Subsidiary of the Company that has unconditionally guaranteed, by supplemental indenture in form satisfactory to the Trustee, the payment in full of the principal of (and premium, if any) and interest on the Notes.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit.

     "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses in which the Company owns, directly or indirectly, a 45% or greater interest, with the balance of the ownership interests being held by one or more Strategic Investors.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means: (i) Government Securities; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's Ratings Service or "P-1" (or higher) according to Moody's Investor Service, Inc.; (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or Joint Ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of Notes at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          b. the Expiration Date and the Purchase Date;

          c. the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

          d. the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

          f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          l. that in the case of any holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25.0 million, (ii) any Investment in any Person as a result of which such Person becomes an 80% or more owned Subsidiary of the Company, and (iii) any Investment in Marketable Securities.

     "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Debt owing to the Company; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (g) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Purchase Money Debt" means Debt of the Company (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person) or (b) 5% or more of the combined outstanding voting power of the Voting Stock of such Person, except that, for purposes of the covenant entitled "Transactions with Affiliates and Related Persons," Related Person means any other Person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person).

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Secured Credit Facility" means Debt outstanding at the date of the Indenture of Subsidiaries and Joint Ventures of the Company and other Debt Incurred from time to time pursuant to secured credit agreements or similar facilities made available from time to time to the Company and its Subsidiaries and Joint Ventures (including, without limitation, the secured lines of credit with AT&T Credit Corporation and Fleet National Bank), and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Strategic Equity Investment" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of not less than $25.0 million.

     "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in the Company or in a Joint Venture with the Company, in excess of $2 billion.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock, of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. An 80% or more owned Subsidiary of the Company is (i) a corporation 80% or more of the combined voting power of the outstanding Voting Stock, and more than 80% of the Capital Stock or other ownership interests, of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which the Company, or one or more other Subsidiaries of the Company or the Company and one or more other Subsidiaries of the Company, directly or indirectly, has at least an 80% ownership interest and power to direct the policies, management and affairs thereof.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "Merger, Consolidation and Sales of Assets" and "Limitation on Certain Asset Dispositions"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Subsidiary having an outstanding principal amount of $5.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary. (sec. 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default described in Clause
(h) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause
(h) above occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (sec. 502) For information as to waiver of defaults, see "Modification and Waiver".

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)

     The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1018)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of holders of Notes to receive payment of principal of and premium, if any, and interest on the Notes, (iv) rights, obligations and immunities of the Trustee under the Indenture and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Company will have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same will have become due and payable or (y) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation.

DEFEASANCE

     The Indenture will provide that, at the option of the Company, (a) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes or (b) if applicable, the Company may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (sec. 1301)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the due date of any installment of principal or interest on any Note, (b) reduce the principal amount of, (or the premium) or interest on, any Note, (c) change the currency of payment of principal of, (or premium) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the holders thereof. (sec. 902)

     The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1020) Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (sec. 513)

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture and the Notes:

          (a) to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (c) to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or to secure the Notes;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (sec. 901)

GOVERNING LAW

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (sec.sec.
601)

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (sec.sec. 608, 613)

           CERTAIN UNITED STATES TAX CONSEQUENCES TO FOREIGN HOLDERS

     The following summary describes certain United States federal income and estate tax consequences associated with the exchange of Private Notes for Exchange Notes and with the ownership of Notes as of the date hereof. Except where noted, this summary deals only with Notes held as capital assets by Non-United States Holders. As used herein, the term "Non-United States Holder" means any person that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

     The discussion set forth below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), temporary, proposed and final regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to result in federal income and estate tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

THE EXCHANGE

     The exchange of Private Notes for Exchange Notes should not be treated as a taxable transaction for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by a holder of Private Notes should be treated as a continuation of the Private Notes in the hands of such holder. As a result, there should be no material federal income tax consequences to holders exchanging Private Notes for Exchange Notes.

     PERSONS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES AND THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OF SUCH AN EXCHANGE.

EXEMPTIONS FROM WITHHOLDING FOR NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) generally no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to the Company through stock ownership and (iii) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder generally will not be includible in the individual's gross estate for the purposes of the United States federal estate tax as a result of such individual's death, provided that such individual does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note will not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iii) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides the payor his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor or substitute form)) or (2) a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it (or by another financial institution acting on behalf of the Non-United States Holder), and furnishes a paying agent with a copy thereof.

     Recently proposed Internal Revenue Service Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (a)(iii) above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (a)(iii) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest made to Non-United States Holders will generally be subject to a 30% withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments. For this purpose, such premium, if any, and interest on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is a nonresident alien individual, such Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal and interest paid on Notes and to the proceeds from the sale of a Note.

     Generally, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holder if a statement described in (a)(iii) above has been received and the payor does not have actual knowledge that the beneficial owner is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest on Notes. See the discussion above with respect to the Proposed Regulations.

     In addition, backup withholding and information reporting generally will not apply if payments of principal and interest on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal and interest on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, generally will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iii) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of up to 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the Exchange Notes will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri. John P. Denneen, Esq., a member of Bryan Cave LLP, is Secretary of the Company and its subsidiaries. Mr. Denneen and two other members of Bryan Cave LLP own an aggregate of 49,426 shares of Common Stock of the Company, and one of such members owns an option to purchase 22,220 shares of Common Stock at $11.35 per share.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing herein.

     The consolidated financial statements of Metro Access Networks, Inc. as of December 31, 1996 and for the year then ended included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF
BROOKS FIBER PROPERTIES, INC.
(a)  Pro Forma Combined Consolidated Statement of Operations for
     the three months ended March 31, 1997.......................   F-3
(b)  Pro Forma Combined Consolidated Statement of Operations for
     the year ended December 31, 1996............................   F-4
(c)  Pro Forma Combined Consolidated Balance Sheet at March 31,
     1997........................................................   F-5
(d)  Notes to Pro Forma Combined Consolidated Financial
     Statements..................................................   F-6
CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES,
  INC.
(a)  Consolidated Balance Sheets at March 31, 1997 and December
     31, 1996....................................................   F-7
(b)  Consolidated Statements of Operations for the three months
     ended March 31, 1997 and 1996...............................   F-8
(c)  Consolidated Statement of Changes in Shareholders' Equity
     for the three months ended March 31, 1997...................   F-9
(d)  Consolidated Statement of Cash Flows for the three months ended March 31, 1997 and 1996...............................  F-10
(e)  Notes to Consolidated Financial Statements..................  F-11
CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES,
  INC.
(a)  Independent Auditors' Report................................  F-15
(b)  Consolidated Balance Sheets at December 31, 1996 and 1995...  F-16
(c)  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1995 and 1994............................  F-17
(d)  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended December 31, 1996, 1995 and 1994........  F-18
(e)  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994............................  F-19
(f)  Notes to Consolidated Financial Statements..................  F-20
FINANCIAL STATEMENTS OF METRO ACCESS NETWORKS, INC.
(a)  Independent Auditors' Report................................  F-34
(b)  Balance Sheets at December 31, 1996 and 1995................  F-35
(c)  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994.........................................  F-36
(d)  Statements of Stockholders' Equity for the years ended
     December 31, 1996, 1995 and 1994............................  F-37
(e)  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994.........................................  F-38
(f)  Notes to Financial Statements...............................  F-39

                   UNAUDITED PRO FORMA COMBINED CONSOLIDATED
             FINANCIAL INFORMATION OF BROOKS FIBER PROPERTIES, INC.

     The following unaudited pro forma combined consolidated financial information gives effect to the merger of the Company with Metro Access Networks, Inc. (MAN) (which occurred on May 5, 1997) using the purchase method of accounting and assumes (i) for purposes of the pro forma statement of operations data for the three months ended March 31, 1997, that the merger was consummated on January 1, 1997, (ii) for purposes of the pro forma statement of operations data for the year ended December 31, 1996, that the merger was consummated on January 1, 1996, and (iii) for purposes of the pro forma balance sheet that the merger was consummated on March 31, 1997.

     The unaudited pro forma combined consolidated financial information and accompanying notes reflect the historical operations and balances of the Company and MAN and the application of the purchase method of accounting.

     The unaudited pro forma combined consolidated financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined companies after the merger with MAN or of the financial position or the results of operations of the combined company that would have actually occurred had the merger with MAN been in effect as of the date or for the period presented.

     The unaudited pro forma combined consolidated financial information and the accompanying notes should be read in conjunction with and are qualified in their entirety by the consolidated financial statements, including the accompanying notes, of the Company and MAN, which are included herein, as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                                                                  BFP
                                                           METRO ACCESS                        PRO FORMA
                                                          NETWORKS, INC.     PRO FORMA          COMBINED
                                              BFP             (MAN)         ADJUSTMENTS       CONSOLIDATED
                                              ---         --------------    -----------       ------------
Revenues..............................    $ 20,550,000     $ 1,230,000                        $ 21,780,000
Expenses:
  Service Costs.......................      11,003,000       1,732,000                          12,735,000
  Selling, general and administrative
    expenses..........................      15,852,000       3,644,000      $  (80,000)(1)      19,416,000
  Depreciation and amortization.......       8,736,000         337,000         515,000 (2)       9,588,000
                                          ------------     -----------      -----------       ------------
                                            35,591,000       5,713,000         435,000          41,739,000
                                          ------------     -----------      -----------       ------------
  Loss from operations................     (15,041,000)     (4,483,000)       (435,000)        (19,959,000)
Other income (expense):
  Interest income.....................       5,072,000              --              --           5,072,000
  Interest expense....................     (14,705,000)       (790,000)        790,000 (3)     (14,705,000)
                                          ------------     -----------      -----------       ------------
  Loss before income taxes and
    minority interests................     (24,674,000)     (5,273,000)        355,000         (29,592,000)
Income tax benefit....................              --      (1,842,000)      1,842,000 (4)              --
                                          ------------     -----------      -----------       ------------
  Loss before minority interests......     (24,674,000)     (3,431,000)     (1,487,000)        (29,592,000)
Minority interests in share of loss...           8,000              --              --               8,000
                                          ------------     -----------      -----------       ------------
  Net loss............................    $(24,666,000)    $(3,431,000)     $(1,487,000)      $(29,584,000)
                                          ============     ===========      ===========       ============
Pro forma loss per common equivalent
  share...............................                                                        $      (0.80)(5)
                                                                                              ============

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                     METRO
                                                     ACCESS                          BFP
                                                   NETWORKS,                      PRO FORMA
                                                      INC.       PRO FORMA         COMBINED
                                        BFP          (MAN)      ADJUSTMENTS      CONSOLIDATED
                                        ---        ---------    -----------      ------------
Revenues..........................  $ 45,574,000    3,999,000                    $ 49,573,000
Expenses:
  Service Costs...................    21,468,000    4,082,000                      25,550,000
  Selling, general and
     administrative expenses......    38,596,000    5,183,000     (320,000)(1)     43,459,000
  Depreciation and amortization...    16,296,000    1,259,000    2,061,000 (2)     19,616,000
                                    ------------   ----------   ----------       ------------
                                      76,360,000   10,524,000    1,741,000         88,625,000
                                    ------------   ----------   ----------       ------------
  Loss from operations............   (30,786,000)  (6,525,000)  (1,741,000)       (39,052,000)
Other income (expense):
  Interest income.................    16,539,000        8,000       (8,000)(3)     16,539,000
  Interest expense................   (31,186,000)  (1,866,000)   1,866,000 (3)    (31,186,000)
                                    ------------   ----------   ----------       ------------
  Loss before income taxes and
     minority interests...........   (45,433,000)  (8,383,000)     117,000        (53,699,000)
Income tax benefit................            --   (2,930,000)   2,930,000 (4)             --
                                    ------------   ----------   ----------       ------------
  Loss before minority
     interests....................   (45,433,000)  (5,453,000)  (2,813,000)       (53,699,000)
Minority interest in share of
  loss............................     1,590,000           --                       1,590,000
                                    ------------   ----------   ----------       ------------
  Net Loss........................  $(43,843,000)  (5,453,000)  (2,813,000)      $(52,109,000)
                                    ============   ==========   ==========       ============
Pro forma loss per common
  equivalent share................                                               $      (1.72)(5)
                                                                                 ============

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                 PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                                                                                    BFP
                                                        METRO ACCESS                             PRO FORMA
                                                          NETWORKS,         PRO FORMA             COMBINED
                                          BFP             INC.(MAN)        ADJUSTMENTS          CONSOLIDATED
                                          ---           ------------       -----------          ------------
ASSETS
Current assets:
  Cash and cash equivalents.......    $192,169,000             5,000        (6,497,000)(1)     $  185,677,000
  Marketable securities, at
    cost..........................     156,705,000                --                              156,705,000
                                      ------------       -----------       -----------         --------------
                                       348,874,000             5,000        (6,497,000)           342,382,000
  Accounts receivable, net........      18,420,000         1,140,000                               19,560,000
  Other current assets............       6,977,000           142,000                                7,119,000
                                      ------------       -----------       -----------         --------------
    Total current assets..........     374,271,000         1,287,000        (6,497,000)           369,061,000
Networks and equipment, at cost...     406,569,000        41,404,000                              447,973,000
  Less accumulated depreciation
    and amortization..............      22,875,000         2,654,000                               25,529,000
                                      ------------       -----------       -----------         --------------
  Networks and equipment, net.....     383,694,000        38,750,000                              422,444,000
Investment in minority owned
  venture.........................      20,000,000                --                               20,000,000
Other assets, net.................     145,023,000         1,231,000        51,517,000 (3)        197,771,000
                                      ------------       -----------       -----------         --------------
    Total assets..................    $922,988,000        41,268,000        45,020,000         $1,009,276,000
                                      ============       ===========       ===========         ==============
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable................    $ 31,473,000        47,093,000       (45,000,000)(2)     $   33,566,000
  Accrued liabilities.............      13,282,000         1,600,000                               14,882,000
  Other current liabilities.......       1,032,000           616,000                                1,648,000
                                      ------------       -----------       -----------         --------------
    Total current liabilities.....      45,787,000        49,309,000       (45,000,000)            50,096,000
Long-term debt, net of current
  portion.........................     566,510,000                --                              566,510,000
Minority interests................       3,452,000                --                                3,452,000
Common stock, subject to
  redemption......................      25,200,000                --                               25,200,000
Shareholders' equity:
  Common stock....................         313,000                --            46,000 (1)            359,000
  Additional paid-in capital......     363,899,000         4,264,000        (4,264,000)(3)        445,832,000
                                                                            81,933,000 (1)
  Accumulated deficit.............     (82,173,000)      (12,305,000)       12,305,000 (3)        (82,173,000)
                                      ------------       -----------       -----------         --------------
    Total shareholders' equity....     282,039,000        (8,041,000)       90,020,000            364,018,000
                                      ------------       -----------       -----------         --------------
    Total liabilities and
      shareholders' equity........    $922,988,000        41,268,000        45,020,000         $1,009,276,000
                                      ============       ===========       ===========         ==============

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                          NOTES TO PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

STATEMENT OF OPERATIONS

     The following notes to the pro forma combined consolidated financial statements represent explanations related to the pro forma adjustments to the historical statements of operations of the Company and MAN for the three months ended March 31, 1997 and the year ending December 31, 1996.

     1. Adjustment represents the elimination of corporate allocation expenses charged to MAN by Century Telephone Enterprises, Inc. (Century) which would be non-recurring in nature.

     2. Amount represents the amortization, over a period of 25 years, of the pro forma goodwill related to the merger with MAN of approximately $51,517,000.

     3. Represents the elimination of interest expense on outstanding debt payable to Century, as well as interest income earned from Century on the related cash balances during the year ended December 31, 1996. The debt payable to Century was exchanged for shares of common stock of MAN at the time of the merger for purposes of determining the merger consideration to be paid to Century.

     4. Adjustments represent the elimination of an income tax benefit allocated to MAN resulting from Century utilizing a net tax loss generated by MAN on its consolidated federal income tax return. No provision for income taxes would be recorded on the pro forma consolidated statements of operations.

     5. Pro forma loss per share has been computed using the weighted average number of shares of common stock outstanding after giving effect to the shares issued in connection with the MAN merger. The number of shares used in computing pro forma loss per share was 36,775,245 for the three months ended March 31, 1997 and 30,213,554 for the year ended December 31, 1996.

BALANCE SHEET

     The following notes to the pro forma combined consolidated financial statements represent the explanations related to the pro forma adjustments to the balance sheets of the Company and MAN.

     1. Reflects the issuance of 4,586,226 shares of common stock by the Company and additional cash paid in connection with the merger with MAN.

     2. The adjustment represents the elimination of outstanding debt to Century. The debt payable to Century was exchanged for shares of common stock of MAN at the time of the merger for purposes of determining the merger consideration to be paid to Century.

     3. Represents the pro forma goodwill related to the MAN merger of approximately $51,517,000 based on the issuance of shares and cash paid, as well as assumption of certain specified liabilities. The purchase price of $88,476,000 was allocated based on the fair value of tangible assets acquired of $41,268,000 and the fair value of liabilities assumed of $4,309,000.

                         BROOKS FIBER PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 MARCH 31,      DECEMBER 31,
                                                                    1997            1996
                                                                 ---------      ------------
                                                                (UNAUDITED)
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................    $192,169,000    $261,880,000
  Marketable securities, at cost............................     156,705,000     182,304,000
                                                                ------------    ------------
                                                                 348,874,000     444,184,000
  Accounts receivable, net..................................      18,420,000      13,989,000
  Other current assets......................................       6,977,000      11,989,000
                                                                ------------    ------------
     Total current assets...................................     374,271,000     470,162,000
Networks and Equipment, at cost.............................     406,569,000     306,455,000
  Less accumulated depreciation and amortization............      22,875,000      16,114,000
                                                                ------------    ------------
Networks and Equipment, net.................................     383,694,000     290,341,000
Investment in Minority-Owned Venture........................      20,000,000      20,000,000
Other Assets, net...........................................     145,023,000      99,078,000
                                                                ------------    ------------
                                                                $922,988,000    $879,581,000
                                                                ============    ============
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $ 31,473,000    $  6,511,000
  Accrued liabilities.......................................      13,282,000      17,915,000
  Other current liabilities.................................       1,032,000      10,511,000
                                                                ------------    ------------
     Total current liabilities..............................      45,787,000      34,937,000
Long-Term Debt, net of current portion......................     566,510,000     552,810,000
Minority Interests..........................................       3,452,000              --
Common Stock, subject to redemption, $.01 par value,
  2,016,000 shares issued and outstanding...................      25,200,000      25,200,000
Shareholders' Equity:
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 31,316,179 and 29,066,139 shares issued and
     outstanding............................................         313,000         291,000
  Additional paid-in capital................................     363,899,000     323,850,000
  Accumulated deficit.......................................     (82,173,000)    (57,507,000)
                                                                ------------    ------------
     Total shareholders' equity.............................     282,039,000     266,634,000
                                                                ------------    ------------
                                                                $922,988,000    $879,581,000
                                                                ============    ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31
                                                                ---------------------------
                                                                    1997           1996
                                                                    ----           ----
Revenues....................................................    $ 20,550,000    $ 6,795,000
Expenses:
  Service costs.............................................      11,003,000      2,868,000
  Selling, general & administrative expenses................      15,852,000      6,621,000
  Depreciation and amortization.............................       8,736,000      2,427,000
                                                                ------------    -----------
                                                                  35,591,000     11,916,000
                                                                ------------    -----------
     Loss from operations...................................     (15,041,000)    (5,121,000)
Other income (expense):
  Interest income...........................................       5,072,000      1,793,000
  Interest expense..........................................     (14,705,000)    (3,835,000)
                                                                ------------    -----------
     Loss before minority interest..........................     (24,674,000)    (7,163,000)
Minority interest in share of loss..........................           8,000        523,000
                                                                ------------    -----------
  Net loss..................................................    $(24,666,000)   $(6,640,000)
                                                                ============    ===========
Pro forma loss per common and common equivalent share.......    $      (0.77)   $     (0.34)
                                                                ============    ===========
Pro forma weighted average number of shares outstanding.....      32,171,019     19,523,584
                                                                ============    ===========

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                 COMMON STOCK         ADDITIONAL                       TOTAL
                             ---------------------     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                               SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                               ------      ------     ----------    -----------    -------------
Balance, December 31,
  1996.....................  29,066,139   $291,000   $323,850,000   $(57,507,000)  $266,634,000
Issuance of common stock in
  connection with secondary
  offering, net............   1,008,514     10,000     23,211,000             --     23,221,000
Issuance of common stock in
  connection with
  acquisitions.............     600,000      6,000     15,722,000             --     15,728,000
Options exercised..........     641,526      6,000      1,116,000             --      1,122,000
Net loss...................          --         --             --    (24,666,000)   (24,666,000)
                             ----------   --------   ------------   ------------   ------------
Balance, March 31, 1997....  31,316,179   $313,000   $363,899,000   $(82,173,000)  $282,039,000
                             ==========   ========   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31
                                                                -----------------------------
                                                                    1997             1996
                                                                    ----             ----
Cash flows from operating activities:
  Net loss..................................................    $ (24,666,000)   $ (6,640,000)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................        8,736,000       2,428,000
     Non-cash interest expense..............................       13,480,000       3,754,000
     Minority interests.....................................           (8,000)       (523,000)
     Changes in assets and liabilities, net of effects from
       acquisitions:
       Accounts receivable..................................       (4,420,000)       (382,000)
       Accounts payable and accrued expenses................        6,529,000      (1,830,000)
       Other, net...........................................       10,781,000       1,253,000
                                                                -------------    ------------
            Net cash provided by (used in) operating
               activities...................................       10,432,000      (1,940,000)
                                                                -------------    ------------
Cash flows from investing activities:
  Purchase of networks and equipment........................      (82,505,000)    (15,577,000)
  Purchase of marketable securities.........................      (53,902,000)    (25,154,000)
  Maturity of marketable securities.........................       79,500,000              --
  Increase in other assets..................................       (4,497,000)     (2,159,000)
  Payment for acquisitions, net of cash acquired............      (46,273,000)      1,285,000
                                                                -------------    ------------
            Net cash used in investing activities...........     (107,677,000)    (41,605,000)
                                                                -------------    ------------
Cash flows from financing activities:
  Issuance of common stock, net.............................       24,343,000
  Issuance of preferred stock and subscriptions receivable
     payments, net..........................................                          997,000
  Minority investment in subsidiary.........................        3,460,000              --
  Proceeds from long-term debt, net.........................               --     249,917,000
  Repayment of long-term debt and capital leases, net.......          (95,000)     (3,233,000)
  Other financing activities................................         (174,000)    (10,253,000)
                                                                -------------    ------------
            Net cash provided by financing activities.......       27,534,000     237,428,000
                                                                -------------    ------------
            Net increase (decrease) in cash.................      (69,711,000)    193,883,000
Cash, beginning of period...................................      261,880,000      59,913,000
                                                                -------------    ------------
Cash, end of period.........................................    $ 192,169,000    $253,796,000
                                                                =============    ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................    $   1,225,000    $     58,000
                                                                =============    ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated balance sheet of Brooks Fiber Properties, Inc. ("BFP" or the "Company") at December 31, 1996 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1996.

2. CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash and cash equivalents consist primarily of cash on hand and highly liquid securities with insignificant interest-rate risk and original maturities of three months or less at date of acquisition.

3. MARKETABLE SECURITIES

     Marketable securities consist of treasury bills and notes, commercial paper, and repurchase agreements with maturities beyond three months but less than twelve months. Marketable securities are stated at cost, adjusted for discount accretion and premium amortization. The securities in the Company's portfolio are classified as "held to maturity" as management has the intent and ability to hold those securities to maturity.

4. ACQUISITIONS

     Effective February 1, 1997, the Company acquired 100% of the stock of certain companies related to Phoenix Fiberlink, Inc. (Phoenix), a provider of competitive access and internet services in Utah and Nevada. The purchase price was paid through the issuance by the Company of an aggregate of 600,000 shares of common stock valued at current market value and cash.

     The above acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective date of acquisition. Intangible assets of $42.4 million were recorded as a result of this acquisition.

     On February 25, 1997, the Company acquired a 60% interest in a company formed by MaineCom Services (MaineCom), a subsidiary of Central Maine Power Co., for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The Company has contributed approximately $5.2 million for its 60% interest; MaineCom's investment of approximately $3.5 million is reflected as a minority interest investment.

                         BROOKS FIBER PROPERTIES, INC.

5. NETWORKS AND EQUIPMENT

     Networks and equipment consist of the following:

                                                    MARCH 31,      DECEMBER 31,
                                                       1997            1996
                                                    ---------      ------------
Telecommunications networks....................    $223,663,000    $170,687,000
Electronic and related equipment...............     123,973,000      85,050,000
Office equipment and furniture.................      26,652,000      22,625,000
Leasehold improvements and other equipment.....      15,652,000      14,456,000
Land and buildings.............................      16,629,000      13,637,000
                                                   ------------    ------------
                                                    406,569,000     306,455,000
Less accumulated depreciation..................      22,875,000      16,114,000
                                                   ------------    ------------
                                                   $383,694,000    $290,341,000
                                                   ============    ============

     As of March 31, 1997 and December 31, 1996, networks and equipment include $32,747,000 and $21,875,000, respectively, of networks in progress that are not in service and, accordingly, have not been depreciated. In addition, for the three months ended March 31, 1997, interest totaling $987,000 has been capitalized in connection with the Company's network construction projects.

6. OTHER ASSETS

     Other assets consist of the following:

                                                    MARCH 31,      DECEMBER 31,
                                                       1997            1996
                                                    ---------      ------------
Goodwill.......................................    $109,151,000    $ 65,648,000
Debt issuance costs............................      20,588,000      20,437,000
Organization, development, and
  pre-operating costs..........................      17,272,000      13,756,000
Interest rate cap arrangements.................       1,511,000       1,511,000
Rights-of-way and other........................       4,376,000       3,604,000
                                                   ------------    ------------
                                                    152,898,000     104,956,000
Less accumulated amortization..................       7,875,000       5,878,000
                                                   ------------    ------------
                                                   $145,023,000    $ 99,078,000
                                                   ============    ============

7. SHAREHOLDERS' EQUITY

     On February 4, 1997, the Company completed a secondary offering of 6,723,429 shares of common stock at a price of $25.00 per share. All of the 6,723,429 shares offered were sold by existing shareholders of the Company, and the Company did not receive any proceeds from the sale of these shares. In conjunction with the offering, the underwriters were granted an over-allotment option by the Company to purchase additional shares at $25.00 per share. This option was fully exercised by the underwriters, and an additional 1,008,514 shares were issued by the Company. Gross proceeds to the Company from this offering totaled approximately $25.2 million, and proceeds net of underwriting discounts and expenses totaled approximately $23.2 million.

                         BROOKS FIBER PROPERTIES, INC.

8. STOCK OPTIONS AND WARRANTS

     The Company's 1993 Stock Option Plan (the "1993 Plan") authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. On February 18, 1997, the Compensation Committee of the Board of Directors adopted and approved, subject to stockholder approval, the Company's 1997 Stock Incentive Plan which authorizes the issuance of an additional 3,000,000 shares of common stock, stockholder approval was subsequently obtained at the 1997 Annual Meeting of Stockholders on April 29, 1997. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant and generally vest over a period of three years from the date of grant.

     Stock option activity for the 1993 Plan for the three months ended March 31, 1997 is as follows:

                                                  NUMBER     PRICE PER SHARE
                                                  ------     ---------------
Balance, December 31, 1996.....................  2,750,186     $4.00- $33.75
  Granted......................................    509,808    $25.50- $25.625
  Exercised....................................   (641,526)    $4.00- $12.50
  Canceled.....................................   (163,427)    $4.00- $11.35
                                                 ---------
Balance, March 31, 1997........................  2,455,041     $4.00- $33.75
                                                 =========

     There was no stock warrant activity during the three months ended March 31, 1997. At March 31, 1997, outstanding warrants totaled 409,860 at prices per share ranging from $11.35 to $31.04. On March 11, 1997, the Board of Directors of the Company approved a one-year extension of the expiration dates of stock warrants covering an aggregate of 345,600 shares of common stock which otherwise were scheduled to expire on various dates from March 31, 1997, through May 31, 1997.

9. PRO FORMA LOSS PER SHARE

     Pro forma loss per share has been computed using the number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares used in computing pro forma loss per share was 32,171,019 for the three-month period ended March 31, 1997, and 19,523,584 for the three-month period ended March 31, 1996. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the Company's initial filing of the Registration Statement related to such initial public offering (May 2, 1996) have been included in the calculation of common stock equivalent shares for the three months ended March 31, 1996, using the treasury stock method, as if they were outstanding for the entire three-month period. For the three months ended March 31, 1997, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

10. COMMITMENTS AND CONTINGENCIES

     During September 1995, GST Tucson Lightwave, Inc. ("Lightwave") was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc. a wholly-owned subsidiary of BFP ("BFC Tucson"). Lightwave filed a counterclaim against BFC Tucson, BFP, and Tucson Electric Power Company ("TEP") charging BFC Tucson, BFP, and TEP with violations of antitrust laws, all of which stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights-of-way. The original causes of the action have been settled, however, the counterclaim by Lightwave is currently still pending. The

                         BROOKS FIBER PROPERTIES, INC.

Company believes the claim to be without merit and intends to vigorously defend against this action. The Company believes that resolution of the matter will not have a material adverse effect on the financial condition or results of operations of the Company.

11. SUBSEQUENT EVENTS

     Pursuant to definitive agreements dated as of April 1, 1997, with Century Telephone Enterprises, Inc. for the acquisition of 100% of the stock of Metro Access Networks, Inc. (MAN), a competitive local exchange carrier with networks in operation or under construction in Dallas, Fort Worth, Houston, San Antonio, Austin, Corpus Christi, and Waco, Texas, the Company completed the acquisition of MAN on May 5, 1997. The purchase price was paid by the issuance of approximately 4.6 million shares of common stock and by payments of approximately $6.5 million in cash. The following unaudited condensed pro forma information presents the results of operations of the Company for the three months ended March 31, 1997, as if the above transaction had occurred on January 1, 1997:

Revenue.....................................................  $ 21,780,000
Loss before minority interest...............................  $(29,592,000)

     On April 29, 1997, the Company's Restated Certificate of Incorporation was amended to, among other things, increase the authorized number of shares of common stock from 50 million shares to 150 million shares.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brooks Fiber Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
St. Louis, Missouri
February 12, 1997, except
for Note 14, which is as
of February 25, 1997

                         BROOKS FIBER PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $261,880,000    $ 59,913,000
  Marketable securities, at cost, market value of
     $182,190,000...........................................    182,304,000               --
                                                                ------------    ------------
                                                                444,184,000       59,913,000
  Accounts receivable, net..................................     13,989,000        2,003,000
  Other current assets......................................     11,989,000        1,183,000
                                                                ------------    ------------
     Total current assets...................................    470,162,000       63,099,000
Networks and equipment, at cost.............................    306,455,000       53,172,000
  Less accumulated depreciation and amortization............     16,114,000        3,130,000
                                                                ------------    ------------
  Networks and equipment, net...............................    290,341,000       50,042,000
Investment in minority-owned venture........................     20,000,000               --
Other assets, net...........................................     99,078,000       33,469,000
                                                                ------------    ------------
                                                                $879,581,000    $146,610,000
                                                                ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 6,511,000     $  4,397,000
  Accrued liabilities.......................................     17,915,000          789,000
  Other current liabilities.................................     10,511,000               --
                                                                ------------    ------------
     Total current liabilities..............................     34,937,000        5,186,000
Long-term debt, net of current portion......................    552,810,000       43,977,000
Minority Interests..........................................             --        3,992,000
Common stock, subject to redemption, $.01 par value,
  2,016,000 and 0 shares issued and outstanding.............     25,200,000               --
Shareholders' equity:
  Preferred stock, 1,040,012 shares authorized:
     Convertible preferred stock, Series A-1, $.01 par
       value;
       0 and 396,000 shares issued and outstanding..........             --       39,600,000
     Convertible preferred stock, Series A-2, $.01 par
       value;
       0 and 419,705 shares issued and outstanding..........             --       65,596,000
     Convertible preferred stock, Series B-1, $.01 par
       value;
       0 and 12,000 shares issued and outstanding...........             --        1,200,000
     Convertible preferred stock, Series B-2, $.01 par
       value;
       0 and 4,545 shares issued and outstanding............             --          711,000
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 29,066,139 and 1,162,800 shares issued and
     outstanding............................................        291,000           12,000
  Additional paid-in capital................................    323,850,000               --
  Accumulated deficit.......................................    (57,507,000)     (13,664,000)
                                                                ------------    ------------
     Total shareholders' equity.............................    266,634,000       93,455,000
                                                                ------------    ------------
                                                                $879,581,000    $146,610,000
                                                                ============    ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                       1996              1995             1994
                                                       ----              ----             ----
Revenues........................................   $ 45,574,000      $ 14,160,000      $ 2,809,000
Expenses:
  Service costs.................................     21,468,000         7,177,000        1,557,000
  Selling, general and administrative
     expenses...................................     38,596,000        11,405,000        3,966,000
  Depreciation and amortization.................     16,296,000         4,118,000          663,000
                                                   ------------      ------------      -----------
                                                     76,360,000        22,700,000        6,186,000
                                                   ------------      ------------      -----------
  Loss from operations..........................    (30,786,000)       (8,540,000)      (3,377,000)
Other income (expense):
  Interest income...............................     16,539,000         1,608,000           95,000
  Interest expense..............................    (31,186,000)       (3,704,000)        (693,000)
                                                   ------------      ------------      -----------
  Loss before minority interest.................    (45,433,000)      (10,636,000)      (3,975,000)
Minority interests in share of loss.............      1,590,000         1,085,000           78,000
                                                   ------------      ------------      -----------
  Net loss......................................   $(43,843,000)     $ (9,551,000)     $(3,897,000)
                                                   ============      ============      ===========
  Net loss per share............................   $      (1.71)     $      (0.49)
                                                   ============      ============
  Weighted average number of shares
     outstanding................................     25,627,328        19,523,584
                                                   ============      ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                               CONVERTIBLE PREFERRED STOCK                     CONVERTIBLE PREFERRED STOCK
                                    -------------------------------------------------   ------------------------------------------
                                          SERIES A-1                SERIES A-2               SERIES B-1             SERIES B-2
                                    -----------------------   -----------------------   ---------------------   ------------------
                                     SHARES       AMOUNT       SHARES       AMOUNT      SHARES      AMOUNT      SHARES    AMOUNT
                                     ------       ------       ------       ------      ------      ------      ------    ------
Balance, January 1, 1994...........  396,000   $ 39,600,000         --             --    12,000   $ 1,200,000      --           --
Subscriptions receivable, payments
 and reclassifications.............       --             --         --             --        --            --      --           --
Net loss...........................       --             --         --             --        --            --      --           --
                                    --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, December 31, 1994.........  396,000     39,600,000         --             --    12,000     1,200,000      --           --
Issuance of Series A-2 preferred
 stock.............................       --             --    419,705   $ 65,596,000        --            --      --           --
Issuance of Series B-2 preferred
 stock.............................       --             --         --             --        --            --   4,545    $ 711,000
Net loss...........................       --             --         --             --        --            --      --           --
                                    --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, December 31, 1995.........  396,000     39,600,000    419,705     65,596,000    12,000     1,200,000   4,545      711,000
Merger with BTC:
 -- issuance of common stock.......       --             --         --             --        --            --      --           --
 -- conversion of preferred stock
    to common stock................   (6,350)      (635,000)    (6,061)    (1,000,000)       --            --      --           --
Issuance of Series A-2 preferred
 stock.............................       --             --      6,060        997,000        --            --      --           --
Warrants exercised.................    9,940        109,000         --             --        --            --      --           --
Initial public offering:
 -- issuance of common stock.......       --             --         --             --        --            --      --           --
 -- common stock, subject to
    redemption, exchanged for
    common stock...................       --             --         --             --        --            --      --           --
 -- conversion of preferred stock
    to common stock................ (399,590)   (39,074,000)  (419,704)   (65,593,000)  (12,000)   (1,200,000)  (4,545)   (711,000)
Options exercised..................       --             --         --             --        --            --      --           --
Warrants exercised.................       --             --         --             --        --            --      --           --
Conversion of minority interest in
 Subsidiaries to common stock......       --             --         --             --        --            --      --           --
Net loss...........................       --             --         --             --        --            --      --           --
                                    --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, December 31, 1996.........       --   $         --         --   $         --        --   $        --      --    $      --
                                    ========   ============   ========   ============   =======   ===========   ======   =========


                                         COMMON STOCK         ADDITIONAL                                       TOTAL
                                     ---------------------     PAID-IN      SUBSCRIPTIONS   ACCUMULATED    SHAREHOLDERS'
                                       SHARES      AMOUNT      CAPITAL       RECEIVABLE       DEFICIT         EQUITY
                                       ------      ------     ----------    -------------   -----------    -------------

Balance, January 1, 1994...........   1,162,800   $ 12,000   $         --   $(35,750,000)   $  (216,000)   $  4,846,000
Subscriptions receivable, payments
 and reclassifications.............          --         --             --     35,750,000             --      35,750,000
Net loss...........................          --         --             --             --     (3,897,000)     (3,897,000)
                                     ----------   --------   ------------   -------------   ------------   ------------
Balance, December 31, 1994.........   1,162,800     12,000             --             --     (4,113,000)     36,699,000
Issuance of Series A-2 preferred
 stock.............................          --         --             --             --             --      65,596,000
Issuance of Series B-2 preferred
 stock.............................          --         --             --             --             --         711,000
Net loss...........................          --         --             --             --     (9,551,000)     (9,551,000)
                                     ----------   --------   ------------   -------------   ------------   ------------
Balance, December 31, 1995.........   1,162,800     12,000             --             --    (13,664,000)     93,455,000
Merger with BTC:
 -- issuance of common stock.......     756,340      8,000      9,447,000             --             --       9,455,000
 -- conversion of preferred stock
    to common stock................     248,220      2,000      1,633,000             --             --              --
Issuance of Series A-2 preferred
 stock.............................          --         --             --             --             --         997,000
Warrants exercised.................          --         --             --             --             --         109,000
Initial public offering:
 -- issuance of common stock.......   7,385,331     74,000    185,149,000             --             --     185,223,000
 -- common stock, subject to
    redemption, exchanged for
    common stock...................     224,000      2,000      2,798,000             --             --       2,800,000
 -- conversion of preferred stock
    to common stock................  16,527,920    165,000    106,413,000             --             --              --
Options exercised..................      70,474      1,000        356,000             --             --         357,000
Warrants exercised.................   1,489,185     15,000      7,681,000             --             --       7,696,000
Conversion of minority interest in
 Subsidiaries to common stock......   1,201,869     12,000     10,373,000             --             --      10,385,000
Net loss...........................          --         --             --             --    (43,843,000)    (43,843,000)
                                     ----------   --------   ------------   -------------   ------------   ------------
Balance, December 31, 1996.........  29,066,139   $291,000   $323,850,000   $         --    $(57,507,000)  $266,634,000
                                     ==========   ========   ============   =============   ============   ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                      1996             1995            1994
                                                      ----             ----            ----
Cash flows from operating activities:
  Net loss....................................    $ (43,843,000)   $ (9,551,000)   $ (3,897,000)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization............       16,296,000       4,118,000         663,000
     Non-cash interest expense................       29,787,000       3,814,000         135,000
     Minority interests.......................       (1,590,000)     (1,085,000)        (78,000)
     Changes in assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable....................       (7,931,000)       (593,000)       (576,000)
       Accounts payable and accrued
          expenses............................         (384,000)        623,000       3,955,000
       Other, net.............................       (9,587,000)        114,000        (133,000)
                                                  -------------    ------------    ------------
            Net cash provided by (used in)
               operating activities...........      (17,252,000)     (2,560,000)         69,000
                                                  -------------    ------------    ------------
Cash flows from investing activities:
  Purchase of networks and equipment..........     (217,230,000)    (27,577,000)     (6,693,000)
  Purchase of marketable securities...........     (358,598,000)             --              --
  Maturity of marketable securities...........      176,294,000              --              --
  Increase in other assets....................      (11,831,000)     (2,026,000)       (769,000)
  Payment for acquisitions, net of cash
     acquired.................................       (4,290,000)    (13,941,000)    (35,669,000)
  Investment in minority-owned venture........      (20,000,000)             --              --
                                                  -------------    ------------    ------------
            Net cash used in investing
               activities.....................     (435,655,000)    (43,544,000)    (43,131,000)
                                                  -------------    ------------    ------------
Cash flows from financing activities:
  Issuances of common stock...................      193,260,000              --              --
  Issuance of preferred stock and
     subscriptions receivable payments, net...        1,106,000      84,107,000      21,781,000
  Proceeds from minority investments..........        7,991,000       4,088,000       1,067,000
  Proceeds from long-term debt................      477,772,000      10,760,000      29,268,000
  Long-term debt issuance cost................      (19,197,000)             --              --
  Repayment of long-term debt and capital
     leases...................................       (5,797,000)             --              --
  Other financing activities..................         (261,000)     (1,733,000)     (1,337,000)
                                                  -------------    ------------    ------------
            Net cash provided by financing
               activities.....................      654,874,000      97,222,000      50,779,000
                                                  -------------    ------------    ------------
Net increase in cash..........................      201,967,000      51,118,000       7,717,000
Cash, beginning of period.....................       59,913,000       8,795,000       1,078,000
                                                  -------------    ------------    ------------
Cash, end of period...........................    $ 261,880,000    $ 59,913,000    $  8,795,000
                                                  =============    ============    ============
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for interest......    $   1,399,000    $    132,000    $    408,000
                                                  =============    ============    ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Brooks Fiber Properties, Inc. (BFP) and its wholly-owned subsidiaries (the Company). The Company, through its subsidiaries, is a leading provider of competitive local telecommunications services in selected cities within the United States. The Company competes with local exchange carriers by providing high quality, integrated local telecommunications services over fiber optic digital networks to meet the voice, data and video transmission needs of its customers. The Company's customers are principally inter-exchange carriers (IXCs), internet service providers (ISPs), wireless carriers, telecommunications-intensive business, government and institutional end users, and residential customers. The Company offers these customers technologically advanced local telecommunications services as well as superior customer service, flexible pricing and route diversity.

     The Company was founded on November 10, 1993, by Brooks Telecommunications Corporation (BTC) and a group of venture capital investors who, along with BTC and management of the Company, provided initial equity capital of $40.8 million. As the Company's founding shareholder, BTC received 1,162,800 founder's shares of the Company's common stock and founder's warrants to purchase an additional 81,600 shares of the Company's preferred stock (convertible into 1,632,000 shares of common stock).

     Pursuant to an Agreement and Plan of Merger between BTC and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were canceled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, and options and warrants received shares of the Company's common stock, options and warrants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of all wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS:

     The Company considers cash equivalents as all highly liquid securities purchased with a maturity of three months or less.

     MARKETABLE SECURITIES:

     Marketable securities consist of treasury bills and notes, commercial paper, and repurchase agreements with maturities beyond three months but less than twelve months.

     FINANCIAL INSTRUMENTS:

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of marketable securities and accounts receivable. Concentrations of credit risk of marketable securities are limited as the Company invests in short-term, investment grade securities.

     CONCENTRATION OF CREDIT RISK:

     For purposes of segment reporting, management believes the Company operates in the telecommunications industry. Concentrations of credit risk with respect to accounts receivable are

                         BROOKS FIBER PROPERTIES, INC.

limited due to the dispersion of the Company's customer base among different industries and geographic areas and remedies provided by terms of contracts and statutes. One long distance carrier customer accounted for 13% and 24% of total revenues for the years ended December 31, 1996 and 1995, respectively.

     NETWORKS AND EQUIPMENT:

     Networks and equipment are stated at cost. Costs of construction are capitalized, including interest costs related to the installation and expansion of the Company's networks. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Generally, provisions for depreciation are provided using the straight-line method over the estimated useful lives beginning in the year an asset is put into service as follows:

                                                                YEARS
                                                                -----
Telecommunications networks.................................    8-25
Electronics and related equipment...........................     8
Office equipment and furniture..............................    5-7
Leasehold improvements and other equipment..................    5-10
Buildings...................................................     40

     OTHER ASSETS:

     Goodwill is being amortized using the straight-line method over 25 years from the dates of acquisition. The Company reviews the carrying amount of goodwill periodically to determine whether any impairment has occurred in the value of such assets. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

     Direct incremental costs incurred in the organization and development of new networks, including the costs associated with negotiating rights-of-way, obtaining legal/regulatory authorizations, and developing network design, are deferred and amortized over five years. Pre-operating costs representing substantially all direct incremental non-development costs incurred during the pre-operating phase of a newly constructed network are amortized over five-year periods commencing with the start of operations.

     Costs of the Company's interest rate cap arrangements purchased under the terms of debt facilities are deferred and amortized over the contractual period of the underlying interest rate cap arrangements.

     Costs incurred in connection with securing the Company's debt facilities, including commitment, legal and other such costs, are deferred and amortized over the term of the financing.

                         BROOKS FIBER PROPERTIES, INC.

     REVENUE RECOGNITION:

     The Company recognizes revenue on local telecommunications services in the month such services are provided. Revenues and associated costs of facilities management services are recognized as services are provided.

     INCOME TAXES:

     The Company accounts for income taxes in accordance with the asset/liability method. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

     STOCK OPTION PLAN:

     On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and later years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     LOSS PER SHARE:

     Loss per share has been computed using the number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares used in computing loss per share was 25,627,328 and 19,523,584 for the years ended December 31, 1996 and 1995, respectively. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of the Company's common stock on May 2, 1996, of $27.00 per share during the twelve-month period preceding the date of the Company's initial filing of the Registration Statement for such offering have been included in the calculation of common stock equivalent shares using the treasury stock method as if they were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. Subsequent to this period, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         BROOKS FIBER PROPERTIES, INC.

3. FINANCIAL INSTRUMENTS

     CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents consist of cash on hand and all highly liquid securities with insignificant interest rate risk and original maturities of three months or less at the date of acquisition. Accordingly, the carrying value is a reasonable estimate of fair value.

     MARKETABLE SECURITIES:

     Marketable securities, as defined in Note 2, are stated at cost, adjusted for discount accretion and premium amortization. The securities in the Company's portfolio are classified as held to maturity as management has the intent and ability to hold those securities to maturity. The carrying value and fair value of marketable securities at December 31, 1996, are as follows:

                                                CARRYING VALUE    FAIR VALUE
                                                --------------    ----------
U. S. Treasury securities.....................   $ 56,737,000    $ 56,703,000
Corporate debt securities.....................    125,567,000     125,487,000
                                                 ------------    ------------
Total marketable securities...................   $182,304,000    $182,190,000
                                                 ============    ============

     The Company had unrealized gains of $4,000 and unrealized losses of $118,000 related to the above marketable securities held at December 31, 1996.

     ACCOUNTS RECEIVABLE:

     Accounts receivable are reflected net of an allowance for doubtful accounts of $740,000 and $76,000 at December 31, 1996 and 1995, respectively. The net carrying value of accounts receivable approximates fair value due to the terms of the underlying receivables.

     INVESTMENT IN MINORITY-OWNED VENTURE:

     The investment in minority-owned venture represents an investment in convertible preferred stock of Verio, Inc., formerly known as World-Net Access, Inc. (Verio). Verio is a development stage company, and the underlying securities are not readily marketable. The investment is carried at cost, and management believes there is no impairment of the underlying value of the securities.

     LONG-TERM DEBT:

     As of December 31, 1996, the fair value of long-term debt approximated carrying value.

     In conjunction with certain of the long-term debt agreements, the Company purchased interest rate cap arrangements under which, if the 90-day commercial paper rate rises above 7.5%, the Company will receive payments to offset the higher interest rates on long-term debt. These payments, if any, will be recorded as reductions of interest expense. As of December 31, 1996, the Company had notional amounts of interest rate caps totaling $4,752,000 and $30,551,000 related to contract periods from October 1996 through October 2001, and January 1997 through January 2002, respectively. Notional amounts decrease during the contract period. As of December 31, 1996, the carrying value, net of amortization, and fair value of the interest rate cap arrangements approximated $1,498,000 and $469,000, respectively.

                         BROOKS FIBER PROPERTIES, INC.

4. NETWORKS AND EQUIPMENT

     Networks and equipment consist of the following:

                                                       1996          1995
                                                       ----          ----
Telecommunications networks......................  $170,687,000   $30,158,000
Electronics and related equipment................    85,050,000    20,174,000
Office equipment and furniture...................    22,625,000     2,435,000
Leasehold improvements and other equipment.......    14,456,000       405,000
Land and buildings...............................    13,637,000            --
                                                   ------------   -----------
                                                    306,455,000    53,172,000
Less accumulated depreciation....................    16,114,000     3,130,000
                                                   ------------   -----------
                                                   $290,341,000   $50,042,000
                                                   ============   ===========

     As of December 31, 1996 and 1995, networks and equipment include $21,875,000 and $4,469,000, respectively, of networks in progress that were not in service and, accordingly, have not been depreciated.

5. OTHER ASSETS, NET

     Other assets consist of the following:

                                                         1996           1995
                                                         ----           ----
Goodwill.........................................    $ 65,648,000    $29,129,000
Debt issuance costs..............................      20,437,000      1,559,000
Organization, development and pre-operating
  costs..........................................      13,756,000      2,341,000
Interest rate cap arrangements...................       1,511,000      1,511,000
Rights-of-way and other..........................       3,604,000        581,000
                                                     ------------    -----------
                                                      104,956,000     35,121,000
Less accumulated amortization....................       5,878,000      1,652,000
                                                     ------------    -----------
                                                     $ 99,078,000    $33,469,000
                                                     ============    ===========

     Amortization charged to expense for the years ended December 31, 1996 and 1995 was $4,226,000 and $1,356,000, respectively.

                         BROOKS FIBER PROPERTIES, INC.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                     ---------------------------
                                                         1996           1995
                                                         ----           ----
10 7/8% Senior discount notes, due March 1,
  2006...........................................    $273,379,000    $        --
11 7/8% Senior discount notes, due November 1,
  2006...........................................     229,109,000             --
Credit Facility at a variable rate (approximately
  9.46% at December 31, 1996)....................      50,000,000     43,877,000
Other long-term debt.............................         756,000        100,000
                                                     ------------    -----------
                                                      553,244,000     43,977,000
Less: Current portion............................         434,000             --
                                                     ------------    -----------
                                                     $552,810,000    $43,977,000
                                                     ============    ===========

     THE SENIOR DISCOUNT NOTES:

     On February 26, 1996, the Company issued $425 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006 (the 10 7/8% Senior Discount Notes), and on November 7, 1996, issued $400 million aggregate principal amount of 11 7/8% Senior Discount Notes due November 1, 2006 (the
11 7/8% Senior Discount Notes), from which the Company received gross proceeds of $250 million and $225 million, respectively. The 10 7/8% Senior Discount Notes and 11 7/8% Senior Discount Notes (the Senior Discount Notes) will not require the payment of interest until March 1, 2001, and November 1, 2001, respectively; however, the Company may elect to commence the payment of interest at any time prior to that date. Thereafter, interest will be payable semi-annually until maturity.

     On or after March 1, 2001, and November 1, 2001, the Senior Discount Notes will be redeemable at the option of the Company, in whole or in part from time to time, at the following prices (expressed in percentages of the principal amount at the stated maturity), if redeemed during the 12 months beginning March 1 and November 1, respectively, of the years indicated below, in each case together with interest accrued to the redemption date.

                                               10 7/8% SENIOR    11 7/8% SENIOR
                                               DISCOUNT NOTES    DISCOUNT NOTES
                                               --------------    --------------
2001.......................................       104.50%           105.94%
2002.......................................       103.00%           103.96%
2003.......................................       101.50%           101.98%
2004 and thereafter........................       100.00%           100.00%

     In addition, under certain conditions related to a change in control of the Company, the Company may be required to repurchase all or any part of the Senior Discount Notes as stipulated in the note agreements. The Senior Discount Notes are senior unsecured obligations of the Company and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade accounts payable.

                         BROOKS FIBER PROPERTIES, INC.

     CREDIT FACILITY:

     The Company's Amended and Restated Loan and Security Agreement dated as of October 1, 1996 (Credit Facility) with AT&T Credit Corporation (AT&T Credit) provides financing for the acquisition and construction of telecommunications networks, the purchase of equipment related to the construction and operation of the networks, and working capital. As of December 31, 1996, outstanding indebtedness under the Credit Facility is $50.0 million. Amounts borrowed bear interest at the 90-day commercial paper rate plus 4.0% per annum, payable quarterly. Terms of the Credit Facility further provide for interest-only payments through December 31, 1997, and a six-year principal and interest payout period thereafter. Borrowings are secured by the assets and stock of certain of the Company's subsidiaries.

     OTHER:

     Other long-term debt includes $100,000 related to a $10 million credit facility with a commercial bank (Bank Credit Facility) and $656,000 related to certain capitalized leases. Terms of the Bank Credit Facility provide for a wholly-owned subsidiary of the Company to borrow amounts up to $10 million from time to time prior to June 30, 1997. Terms of the Bank Credit Facility further provide for interest-only payments through August 31, 1997, a 4.5 year principal and interest payout and final maturity of all loans no later than June 30, 2002.

     The aforementioned credit agreements contain certain restrictive and financial covenants, including limitations on the ability of the Company and its subsidiaries to declare and pay dividends, incur additional indebtedness, dispose of assets, issue additional capital stock, make loans and advances, and the maintenance of certain financial ratios and minimum annualized operating cash flow. At December 31, 1996, the Company was in compliance with the terms of these covenants.

     Maturities of long-term debt at December 31, 1996, are as follows:

1998........................................................    $  2,680,000
1999........................................................       5,072,000
2000........................................................       7,528,000
2001........................................................      10,028,000
Thereafter..................................................     527,502,000
                                                                ------------
                                                                $552,810,000
                                                                ============

7. ACQUISITIONS AND JOINT VENTURES

     Pursuant to an Agreement and Plan of Merger between BTC and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were canceled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, options and warrants received shares of the Company's common stock, options and warrants. After the consideration of the shares of the Company held by BTC at the time of acquisition, the Company issued 756,340 shares of common stock valued at $12.50 per share and certain options and warrants. Intangible assets of approximately $6.4 million were recorded as a result of this acquisition.

     On January 31, 1996, the Company acquired City Signal, Inc., a provider of competitive access and local exchange services in Michigan and Ohio, and certain related assets. In connection with the acquisition, the Company issued approximately 2.2 million shares of common stock and assumed certain specified liabilities. Intangible assets of approximately $13.1 million were recorded as a

                         BROOKS FIBER PROPERTIES, INC.

result of this acquisition. In addition, the Company granted the seller the option to require the Company to repurchase any or all of such shares at a price of $12.50 per share on or before February 1, 1998. In conjunction with the Company's initial public offering, the holder of such shares sold 10% of such shares. Accordingly, approximately 2.0 million shares remain subject to redemption.

     On March 15, 1995, the Company acquired 100% of the assets of PSC of Oklahoma (PSO), a 105-mile competitive access network in Tulsa, Oklahoma.

     Effective July 1, 1996, the Company acquired 100% of the stock of ALD Communications, Inc. (ALD), a switchless reseller of long distance services, and Tenant Network Services, Inc. (TNS), a wholly-owned subsidiary of ALD which acts as a shared tenant service provider of telecommunications services, both of which provide their services primarily to customers in the San Francisco, California area. Also, effective September 1, 1996, the Company acquired 100% of the stock of Bittel Telecommunications Corporation (Bittel), a switch-based reseller of long distance services primarily to customers in the San Francisco and Los Angeles, California areas. In connection with the aforementioned acquisitions, the Company has an obligation totaling $10 million due during January, 1997, which is included in other current liabilities at December 31, 1996.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective dates of acquisition. The following unaudited condensed pro forma information presents the results of operations of the Company for the years ended December 31, 1996 and 1995 as if the above transactions had occurred on January 1, 1995:

                                                      1996           1995
                                                      ----           ----
Revenue.........................................  $ 54,515,000   $ 34,844,000
Loss before minority interest...................  $(46,410,000)  $(20,125,000)

     The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the purchases been made on January 1, 1995, or of the future anticipated results of operations of the combined companies.

     In June 1996, the Company formed a strategic alliance with Verio, Inc., formerly known as World-Net Access, Inc. (Verio), and to date has made a $20 million convertible preferred stock investment for a 25.5% fully-diluted interest in Verio. The investment in Verio is classified as Investment in Minority-Owned Venture on the Company's consolidated balance sheet. Verio is a privately-held consolidator of ISPs.

     On October 24, 1996, the Company and MaineCom Services, Inc. (MaineCom), a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future.

                         BROOKS FIBER PROPERTIES, INC.

8. STOCKHOLDERS' EQUITY

     COMMON STOCK:

     Effective January 2, 1996, the Company's Board of Directors authorized a 20-for-1 split for each share of common stock and adjusted all outstanding common stock options and warrants accordingly. All share data presented within the consolidated financial statements have been revised to reflect the 20-for-1 stock split.

     On May 2, 1996, the Company completed its initial public offering of 7,385,331 shares of common stock at a price of $27.00 per share. Gross proceeds from this offering totaled approximately $199.4 million, and proceeds net of underwriting discounts, advisory fees and expenses totaled approximately $185.2 million.

     The Company's authorized common stock consists of 50,000,000 shares, of which 49,669,100 shares are designated as voting common stock and 330,900 shares are designated as non-voting stock. No shares of non-voting common stock are outstanding. A total of 14,358,155 authorized shares of common stock, which have not been reserved for issuance upon exercise of warrants and options and under employee stock plans are available for issuance from time to time and under such circumstances as may be determined by the Board of Directors.

     In connection with the Agreement and Plan of Merger between the Company and BTC on January 2, 1996, the Company issued options and warrants to certain of the shareholders and employees of BTC for the purchase of 1,134,840 shares of the Company's common stock at prices of $11.35 to $31.04 per share.

     In June 1996, the Company and MCImetro Access Transmission Services, Inc. (MCImetro) entered into an agreement pursuant to which MCImetro acquired a 15% interest in the Company's Sacramento, California network for $4.5 million, and invested an additional $3.5 million in the Company's majority-owned San Jose, California joint venture company, formed in September 1995 between the Company and MCImetro to operate and expand the Company's existing networks in San Jose and its environs. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996, MCImetro exchanged the agreed value of these investments and its September 1995 investment in the San Jose joint venture company for 958,720 shares of the Company's common stock.

     On November 12, 1996, AT&T Credit exchanged the agreed value of its minority investments in certain subsidiaries of the Company made in connection with borrowings under the Credit Facility for an aggregate of 234,260 shares of the Company's common stock.

     Stock warrant activity for the years ended December 31, 1996 and 1995 is as follows:

                                                    NUMBER     PRICE PER SHARE
                                                    ------     ---------------
Balance, January 1, 1995........................   1,632,000           $11.00
  Granted.......................................     192,340            $8.25
                                                  ----------
Balance, December 31, 1995......................   1,824,340     $8.25-$11.00
  Issued........................................     814,520    $11.35-$31.04
  Exercised.....................................  (2,228,940)    $8.25-$22.17
  Canceled......................................         (60)           $8.25
                                                  ----------
Balance, December 31, 1996......................     409,860    $11.35-$31.04
                                                  ==========    =============

                         BROOKS FIBER PROPERTIES, INC.

     PREFERRED STOCK:

     The Company's authorized preferred stock consists of 1,040,012 shares, of which 50,000 shares are designated Series C Junior Participating Preferred Stock and reserved for issuance in connection with the Rights described below. The remainder of the preferred stock has the status of authorized and unissued shares of preferred stock subject to issuance from time to time as a new series of preferred stock created by resolution of the Board of Directors. At December 31, 1996, there was no preferred stock outstanding.

     STOCKHOLDER RIGHTS PLAN:

     In February 1996, the Company adopted a Shareholders Protection Rights Plan (Rights Plan) and distributed a dividend of one Preferred Stock Purchase Right (Right) (collectively the Rights). The Rights expire on February 28, 2006. The Rights generally will be exercisable and transferable apart from the common stock only after the tenth day following public disclosure that a person or group has acquired beneficial ownership of 20% or more of the voting power of the Company's stock or the tenth business day after the date on which a person commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the voting power of the Company's stock of the Company. Thereafter, each holder of a Right will be entitled to purchase shares of common stock of the Company having a value equal to twice the Right's exercise price.

     In addition, if, after any person or group has become a 20%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person or group in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person or group, each Right will entitle its holder to purchase shares of common stock of such other person or group having a value of twice the Right's exercise price.

     At any time prior to the time the Rights become exercisable, the Company is generally entitled to redeem the Rights at $.001 per Right.

9. EMPLOYEE BENEFIT PLANS

     STOCK OPTION PLAN:

     The Company's 1993 Stock Option Plan (the Plan) authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant and generally vest over a period of three years from the date of grant.

                         BROOKS FIBER PROPERTIES, INC.

     Stock option activity for the Plan for the years ended December 31, 1996, and 1995 is as follows:

                                                                     PRICE PER
                                                       NUMBER          SHARE
                                                       ------        ---------
Balance, January 1, 1994..........................      580,000           $ 4.00
  Granted.........................................      460,000           $ 4.00
  Canceled........................................     (120,000)          $ 4.00
                                                      ---------
Balance, January 1, 1995..........................      920,000           $ 4.00
  Granted.........................................      875,000    $ 4.00-$ 6.60
  Canceled........................................     (143,340)   $ 4.00-$ 6.60
                                                      ---------
Balance, December 31, 1995........................    1,651,660    $ 4.00-$ 6.60
  Granted.........................................    1,313,000    $12.50-$33.75
  Exercised.......................................      (70,474)   $ 4.00-$ 6.60
  Canceled........................................     (144,000)   $ 6.00-$12.50
                                                      ---------
Balance, December 31, 1996........................    2,750,186    $ 4.00-$33.75
                                                      =========

     The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                         1996           1995
                                                         ----           ----
Net loss -- as reported..........................    $(43,843,000)   $(9,551,000)
Net loss -- pro forma............................     (46,825,000)    (9,847,000)
Net loss per share -- as reported................           (1.71)         (0.49)
Net loss per share -- pro forma..................           (1.83)         (0.50)

     Pro forma net loss reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

     The fair value of each options grant for both 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected volatility of 37.2%, risk-free interest rate of 6.1%, expected life of 5 years; and an expected dividend yield of 0.0%.

     The pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred or of the future anticipated results of operations of the Company.

     EMPLOYEE STOCK PURCHASE PLAN:

     In February 1996, the Company established an Employee Stock Purchase Plan (the ESPP) to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. Under the ESPP, up to 500,000 shares of common stock have been reserved for

                         BROOKS FIBER PROPERTIES, INC.

issuance, subject to certain antidilution adjustments. The ESPP became effective at the time of the Company's initial public offering of common stock in May 1996. The first offering period under the ESPP is from May 1996 through April 30, 1997. The Board of Directors will have authority to authorize up to four annual offering periods thereafter. The ESPP terminates on April 30, 2001. Initially, the amount of authorized payroll deductions will be not less than 1% nor more than 10% of an employee's cash compensation during an offering period, but not more than $25,000 per year.

     401(K) PLAN:

     The Company has a 401(k) Plan which covers substantially all employees of the Company. Employees of the Company who are 21 years of age or older are eligible to participate in the 401(k) Plan upon completion of twelve months of service, at which time they may voluntarily contribute a percentage of compensation. Participants are eligible to receive Company matching contributions each year in an amount up to 50% of the participant's contribution up to a maximum of 4% of such participant's annual compensation. The Company's matching contributions for 1996 and 1995 were $181,000 and $69,000, respectively.

10. RELATED PARTY TRANSACTIONS

     During November 1993, the Company entered into a management agreement with BTC pursuant to which BTC agreed to provide certain services to the Company. The management agreement commenced upon the Company's first acquisition (January 31, 1994). The management agreement provided for payment by the Company to BTC of a fee equal to $250,000 per year adjusted annually beginning in 1996 and subsequent years for inflation, plus the Company's proportionate share of rent and support services. Furthermore, BTC charged BFP for consulting services and certain expenses incurred, plus the Company's proportionate share of rent and support services. Aggregate expenses related to services provided by BTC during 1995 totaled $1,478,000. Concurrent with the Agreement and Plan of Merger between BTC and the Company on January 2, 1996, the management agreement was canceled.

11. INCOME TAXES

     The Company files its income tax return on a consolidated basis. No provision for income taxes was recorded for 1996, 1995, or for any prior periods. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire portion of the net deferred income tax asset. The valuation allowance increased by $20.6 million and $4.4 million for 1996 and 1995, respectively.

     The actual income tax expense for the years ended December 31, 1996, 1995 and 1994 differs from the "expected" income tax expense, computed by applying the U. S. Federal corporate tax rate of 35% to income before income taxes as follows:

                                         1996          1995          1994
                                         ----          ----          ----
Computed "expected" income tax
  expense..........................  $(15,345,000)  $(3,343,000)  $(1,364,000)
Non-utilization of net operating
  loss.............................    14,150,000     2,691,000     1,272,000
Amortization of goodwill...........       579,000       258,000        60,000
Minority interest..................       557,000       380,000        27,000
Other, net.........................        59,000        14,000         5,000
                                     ------------   -----------   -----------
                                     $         --   $        --   $        --
                                     ============   ===========   ===========

                         BROOKS FIBER PROPERTIES, INC.

     As of December 31, 1996 and 1995, temporary differences and carryforwards that give rise to deferred income tax assets and liabilities are as follows:

                                                       1996          1995
                                                       ----          ----
Deferred income tax assets:
  Tax loss carryforwards.........................  $ 35,040,000   $ 6,358,000
  Other..........................................       611,000        52,000
                                                   ------------   -----------
  Gross deferred income tax assets...............    35,651,000     6,410,000
  Less valuation allowance.......................   (26,573,000)   (6,011,000)
                                                   ------------   -----------
  Net deferred income tax asset..................     9,078,000       399,000
Deferred income tax liabilities:
  Tangible and intangible assets.................    (9,078,000)     (399,000)
  Net deferred income tax liabilities............    (9,078,000)     (399,000)
                                                   ------------   -----------
  Net deferred income taxes......................  $         --   $        --

     As of December 31, 1996, net operating loss carryforwards totaling $87.6 million expire in years 2008-2012 if not utilized in future income tax returns.

12. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and other equipment at various locations under operating leases. Rent expense totaled $3,150,000 and $688,000 for 1996 and 1995, respectively. Future minimum rental payments under non-cancelable operating leases at December 31, 1996, were as follows:

1997........................................................  $ 4,328,000
1998........................................................    3,602,000
1999........................................................    3,252,000
2000........................................................    2,637,000
2001........................................................    2,343,000
Thereafter..................................................    9,508,000
                                                              -----------
Total minimum lease payments................................  $25,670,000

     On September 22, 1995, GST Tucson Lightwave, Inc. (Lightwave) was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of the Company (BFC Tucson). On October 2, 1995, Lightwave filed a counterclaim against BFC Tucson, the Company and Tucson Electric Power Company (TEP) charging BFC Tucson, the Company and TEP with violations of antitrust laws, all of which alleged violations stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights of way. The original causes of action have been settled; however, the counterclaim by Lightwave is currently still pending. The counterclaim seeks treble damages, attorneys' fees, costs (all in an unspecified amount) and such other relief as the court deems proper. The Company believes the claims are without merit and intends to defend vigorously against this action. The Company believes that resolution of the matter will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

13. QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED)

     The following table presents unaudited quarterly operating results for 1995 and 1996. The Company believes that all necessary adjustments have been included in the amounts stated below

                         BROOKS FIBER PROPERTIES, INC.

to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and notes thereto. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

                                     1995                                  1996
                       ---------------------------------   ------------------------------------
                        1ST      2ND      3RD      4TH      1ST       2ND       3RD       4TH
                        ---      ---      ---      ---      ---       ---       ---       ---
                                                     ($ IN 000S)
Revenue..............   3,023    3,489    3,797    3,851    6,795     8,409    12,943    17,427
Loss from
  operations.........  (1,644)  (1,805)  (2,181)  (2,910)  (5,121)   (7,074)   (7,605)  (10,986)
Other expense, net...    (712)    (825)    (396)    (163)  (2,043)   (3,296)   (2,837)   (6,471)
                       ------   ------   ------   ------   ------   -------   -------   -------
Loss before minority
  interest...........  (2,356)  (2,630)  (2,577)  (3,073)  (7,164)  (10,370)  (10,442)  (17,457)
Minority interest....     142      176      271      496      523       615       451        --
                       ------   ------   ------   ------   ------   -------   -------   -------
Net loss.............  (2,214)  (2,454)  (2,306)  (2,577)  (6,641)   (9,755)   (9,991)  (17,457)
                       ======   ======   ======   ======   ======   =======   =======   =======
Loss per share
  applicable to
  common
  shareholders.......    (.11)    (.13)    (.12)    (.13)    (.35)     (.40)     (.35)     (.58)
                       ======   ======   ======   ======   ======   =======   =======   =======
EBITDA(1)............    (899)    (797)  (1,061)  (1,665)  (2,693)   (3,908)   (3,340)   (4,549)
                       ======   ======   ======   ======   ======   =======   =======   =======

---------------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and minority interests. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods. See Consolidated Statement of Cash Flows.

14. SUBSEQUENT EVENTS

     On February 4, 1997, the Company completed a secondary offering of 6,723,429 shares of common stock at a price of $25.00 per share. All of the 6,723,429 shares offered were sold by existing shareholders of the Company, and the Company did not receive any proceeds from the sale of these shares. In conjunction with the offering, the underwriters were granted an over-allotment option by the Company to purchase additional shares at $25.00 per share. This option was fully exercised by the underwriters, and an additional 1,008,514 shares were issued by the Company. Gross proceeds to the Company from this offering totaled approximately $25.2 million, and proceeds net of underwriting discounts totaled approximately $24.0 million.

     On February 7, 1997, the Company signed definitive agreements to acquire 100% of the stock of certain companies related to Phoenix Fiberlink, Inc. (Phoenix), a provider of competitive access and internet services in Utah and Nevada. The definitive agreements provide for the purchase price to be paid through the issuance by the Company of an aggregate of 600,000 shares of common stock valued at current market value and cash. The transaction is subject to regulatory approvals.

     On February 25, 1997, the Company and MaineCom Services, Inc. (MaineCom), a subsidiary of Central Maine Power Company, formed a joint venture company, owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine, and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Metro Access Networks, Inc.:

     We have audited the accompanying balance sheet of Metro Access Networks, Inc. (the Company) as of December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Access Networks, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
St. Louis, Missouri
April 7, 1997

                          METRO ACCESS NETWORKS, INC.
             (A SUBSIDIARY OF CENTURY TELEPHONE ENTERPRISES, INC.)

                                 BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1996           1995
                                                                   ----           ----
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $     5,000    $        --
  Accounts receivable
     Customers, less allowance for doubtful accounts of
       $32,000 in 1996......................................        498,000        268,000
     Other..................................................      1,272,000          6,000
  Note receivable...........................................             --        325,000
  Prepayments...............................................        106,000          8,000
                                                                -----------    -----------
                                                                  1,881,000        607,000
                                                                -----------    -----------
Property, plant and equipment:
  Property, plant and equipment.............................     35,017,000     13,611,000
  Accumulated depreciation..................................     (1,960,000)      (813,000)
                                                                -----------    -----------
                                                                 33,057,000     12,798,000
                                                                -----------    -----------
Deferred income taxes.......................................        107,000        457,000
                                                                -----------    -----------
Other assets................................................      1,078,000        421,000
                                                                -----------    -----------
                                                                $36,123,000    $14,283,000
                                                                ===========    ===========
                   LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable
     Century Telephone Enterprises, Inc.....................    $37,959,000    $16,014,000
     Construction...........................................      3,216,000             --
     Trade..................................................        684,000          1,000
  Accrued expenses
     Taxes..................................................        173,000          8,000
     Other..................................................      1,090,000         32,000
                                                                -----------    -----------
                                                                 43,122,000     16,055,000
                                                                -----------    -----------
Stockholders' equity:
  Common stock, $.10 par value, 10,000 shares authorized,
     1,000 issued and outstanding...........................             --             --
  Paid-in capital...........................................      2,476,000      2,250,000
  Accumulated deficit.......................................     (9,475,000)    (4,022,000)
                                                                -----------    -----------
                                                                 (6,999,000)    (1,772,000)
                                                                -----------    -----------
                                                                $36,123,000    $14,283,000
                                                                ===========    ===========

                See accompanying notes to financial statements.

                          METRO ACCESS NETWORKS, INC.
             (A SUBSIDIARY OF CENTURY TELEPHONE ENTERPRISES, INC.)

                            STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------
                                                        1996          1995          1994
                                                        ----          ----          ----
                                                                   (UNAUDITED)   (UNAUDITED)
Operating revenues.................................  $ 3,999,000   $  634,000    $        --
                                                     -----------   -----------   -----------
Operating expenses
  Cost of services.................................    4,082,000    1,267,000         19,000
  Selling, general and administrative expenses.....    5,183,000    2,138,000      1,720,000
  Depreciation and amortization....................    1,259,000      819,000          4,000
                                                     -----------   -----------   -----------
       Total operating expenses....................   10,524,000    4,224,000      1,743,000
                                                     -----------   -----------   -----------
Operating loss.....................................   (6,525,000)  (3,590,000)    (1,743,000)
                                                     -----------   -----------   -----------
Other income (expense)
  Interest expense.................................   (1,866,000)    (739,000)        (5,000)
  Interest income..................................        8,000       31,000         57,000
                                                     -----------   -----------   -----------
       Total other income (expense)................   (1,858,000)    (708,000)        52,000
                                                     -----------   -----------   -----------
Loss before income tax benefit.....................   (8,383,000)  (4,298,000)    (1,691,000)
Income tax benefit.................................   (2,930,000)  (1,502,000)      (590,000)
                                                     -----------   -----------   -----------
Net loss...........................................  $(5,453,000)  $(2,796,000)  $(1,101,000)
                                                     ===========   ===========   ===========
Primary loss per share.............................  $    (2,908)  $   (1,524)   $      (615)
                                                     ===========   ===========   ===========
Fully diluted loss per share.......................  $    (2,908)  $   (1,524)   $      (615)
                                                     ===========   ===========   ===========

                See accompanying notes to financial statements.

                          METRO ACCESS NETWORKS, INC.
             (A SUBSIDIARY OF CENTURY TELEPHONE ENTERPRISES, INC.)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                      1996          1995          1994
                                                      ----          ----          ----
                                                                 (UNAUDITED)   (UNAUDITED)
Common stock
  Balance at beginning and end of year...........  $        --   $        --   $        --
                                                   -----------   -----------   -----------
Paid in capital
  Balance at beginning of year...................    2,250,000     2,250,000     2,250,000
  Amortization of compensation under stock option
     agreements..................................      226,000            --            --
                                                   -----------   -----------   -----------
  Balance at end of year.........................    2,476,000     2,250,000     2,250,000
                                                   -----------   -----------   -----------
Accumulated deficit
  Balance at beginning of year...................   (4,022,000)   (1,226,000)     (125,000)
  Net loss.......................................   (5,453,000)   (2,796,000)   (1,101,000)
                                                   -----------   -----------   -----------
  Balance at end of year.........................   (9,475,000)   (4,022,000)   (1,226,000)
                                                   -----------   -----------   -----------
Total stockholders' equity.......................  $(6,999,000)  $(1,772,000)  $ 1,024,000
                                                   ===========   ===========   ===========

                See accompanying notes to financial statements.

                          METRO ACCESS NETWORKS, INC.
             (A SUBSIDIARY OF CENTURY TELEPHONE ENTERPRISES, INC.)

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1996            1995           1994
                                                        ----            ----           ----
                                                                    (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
  Net loss........................................  $ (5,453,000)   $ (2,796,000)   $(1,101,000)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization................     1,259,000         819,000          4,000
     Deferred income taxes........................       350,000        (459,000)         3,000
     Changes in current assets and current
       liabilities:
       Increase in accounts receivable............    (1,496,000)       (249,000)       (25,000)
       Increase in accounts payable -- trade......       683,000           1,000             --
       Changes in other current assets and other
          current liabilities, net................     1,125,000          31,000          1,000
       Other, net.................................       (56,000)       (296,000)      (172,000)
                                                    ------------    ------------    -----------
          NET CASH USED IN OPERATING ACTIVITIES...    (3,588,000)     (2,949,000)    (1,290,000)
                                                    ------------    ------------    -----------
INVESTING ACTIVITIES
  Payments for property, plant and equipment......   (18,734,000)    (12,284,000)    (1,326,000)
  Note receivable.................................       325,000              --             --
  Other, net......................................        57,000          35,000             --
                                                    ------------    ------------    -----------
          NET CASH USED IN INVESTING ACTIVITIES...   (18,352,000)    (12,249,000)    (1,326,000)
                                                    ------------    ------------    -----------
FINANCING ACTIVITIES
  Advances from Century Telephone Enterprises,
     Inc..........................................    21,945,000      15,198,000        726,000
                                                    ------------    ------------    -----------
  Increase (decrease) in cash and
     cash equivalents.............................         5,000              --     (1,890,000)
  Cash and cash equivalents at beginning of
     year.........................................            --              --      1,890,000
                                                    ------------    ------------    -----------
  Cash and cash equivalents at end of year........  $      5,000    $         --    $        --
                                                    ============    ============    ===========

                See accompanying notes to financial statements.

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
              (INFORMATION RELATED TO 1995 AND 1994 IS UNAUDITED)
                               DECEMBER 31, 1996

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     Metro Access Networks, Inc. (the "Company") is a subsidiary of Century Telephone Enterprises, Inc. ("Century"). Century owns an 80% interest in the Company; the remaining 20% is owned by Richard Kolsby ("Kolsby"). The Company was formed in late 1993 and its primary business is to provide enhanced data transmission services, transport to local area network users and central office interconnection primarily for large business customers in certain metropolitan areas of Texas. The Company is dependent upon Century and certain Century subsidiaries to fund construction and maintenance services, to fund the operational requirements of the Company and to provide managerial, technical and accounting services.

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Carrier and end user revenues are recognized when the services are rendered. Installation revenue is recognized upon installation or delivery of the related equipment.

     In 1996 the Company entered into agreements with unrelated third parties whereby the Company will provide indefeasible rights of use ("IRUs") in installed fiber and conduits. The Company receives (i) compensation for the installation of the fiber and (ii) a monthly amount over the term of the agreement applicable to the maintenance of the fiber and conduit. The Company records the amount received for installation as revenue and charges cost of services for (i) the costs of installation and (ii) the pro rata cost of the assets subject to the IRUs.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation of property is provided on the straight line method over estimated service lives ranging from three to twenty years. When property is sold or retired, a gain or loss is recognized.

     In 1996 the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of long-lived assets is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets. The adoption of SFAS 121 did not affect the Company's financial position or results of operations.

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     INCOME TAXES

     The Company is included in the consolidated federal income tax return of Century. For financial accounting purposes, federal income taxes are computed and recorded as if the Company filed a separate federal income tax return, except that (i) in the event the Company generates a net tax loss which is utilized in Century's consolidated return, the Company will be given the benefit of such loss, and (ii) income taxes are calculated based upon the statutory tax rate in effect for Century and its subsidiaries on a consolidated basis. The Company periodically settles amounts for federal income taxes with Century.

     The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

     LOSS PER SHARE

     Loss per share amounts are determined on the basis of the weighted average number of common shares and common stock equivalents outstanding during the year. Common stock equivalents consist of shares issuable under employee stock option agreements. Century has an arrangement whereby if common shares are issued to parties other than Century, Century will be issued a sufficient number of common shares (at $.10 per share) in order to maintain its 80% ownership interest in the Company. Such shares are also considered common stock equivalents as they relate to shares issuable under stock option agreements. The weighted average number of shares used in computing primary and fully diluted loss per share for 1996, 1995 and 1994 was 1,875, 1,835 and 1,790, respectively.

     STOCK COMPENSATION

     During 1996 the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." As allowed by SFAS 123, the Company accounts for employee stock compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     CASH EQUIVALENTS

     The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) PROPERTY, PLANT AND EQUIPMENT

     The following table summarizes the major classes of property, plant and equipment.

                                                          DECEMBER 31,
                                                    -------------------------
                                                       1996          1995
                                                       ----          ----
                                                                  (UNAUDITED)
Telecommunications equipment......................  $20,086,000   $ 7,969,000
Electronics equipment.............................   12,833,000     5,212,000
Buildings, office equipment and vehicles..........    1,096,000       278,000
Leasehold improvements............................    1,002,000       152,000
                                                    -----------   -----------
                                                    $35,017,000   $13,611,000
                                                    ===========   ===========

     As of December 31, 1996 and 1995, property, plant and equipment included $13,872,000 and $3,485,000 of construction in progress that was not in service and, accordingly, has not been depreciated. Depreciation expense was $1,090,000, $809,000 and $4,000 during 1996, 1995 and 1994, respectively.

(3) OTHER ASSETS

     Other assets primarily represent collocation costs that have been capitalized and are being amortized over five years. Amortization of other assets was $169,000 during 1996 and $10,000 during 1995 and is included in depreciation and amortization.

(4) INCOME TAXES

     Income tax benefit consists of the following components.

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                           1996          1995          1994
                                           ----          ----          ----
                                                      (UNAUDITED)   (UNAUDITED)
Federal
  Current.............................  $(3,280,000)  $(1,043,000)   $(593,000)
  Deferred............................      350,000      (459,000)       3,000
                                        -----------   -----------    ---------
                                        $(2,930,000)  $(1,502,000)   $(590,000)
                                        ===========   ===========    =========

     The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate:

                                                 YEAR ENDED DECEMBER 31,
                                        -----------------------------------------
                                        1996           1995              1994
                                        ----           ----              ----
                                                    (UNAUDITED)       (UNAUDITED)
Statutory federal income tax rate...    (35.0)%        (35.0)%           (35.0)%
Other, net..........................       --             .1                .1
                                        -----          -----             -----
Effective income tax rate...........    (35.0)%        (34.9)%           (34.9)%
                                        =====          =====             =====

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

                                                             DECEMBER 31,
                                                       ------------------------
                                                         1996          1995
                                                         ----          ----
                                                                    (UNAUDITED)
Deferred tax assets:
  Start-up costs capitalized for tax/expensed for
     book............................................  $ 441,000     $ 599,000
  Employee stock compensation........................    116,000            --
  Other..............................................     20,000         3,000
                                                       ---------     ---------
     Total gross deferred tax assets.................    577,000       602,000
     Less valuation allowance........................         --            --
                                                       ---------     ---------
     Net deferred tax assets.........................    577,000       602,000
                                                       ---------     ---------
Deferred tax liability:
  Property, plant and equipment, primarily due to
     depreciation differences........................   (470,000)     (145,000)
                                                       ---------     ---------
     Net deferred tax asset..........................  $ 107,000     $ 457,000
                                                       =========     =========

     The Company is included in the consolidated tax return of Century and it is anticipated that the Company's deferred tax assets will be realized based upon expected future taxable income in Century's consolidated tax return.

(5)  EMPLOYEE BENEFIT PLANS

     Certain of the employees of the Company began participating in Century's Employee Stock Ownership Plan and Employee Stock Bonus Plan in 1995. The Company contributes a proportionate amount, based on participating employee salaries, of the total contributions made by Century and subsidiaries to these plans as determined annually by the Board of Directors of Century. The Company recorded contributions, costs and administrative expenses related to these plans in the amount of $46,000 and $39,000 during 1996 and 1995, respectively.

     Century and the Company sponsor a defined benefit health care plan that provides postretirement medical, life and dental benefits to substantially all retired full-time employees.

     Net periodic postretirement benefit cost, which was based on actuarial studies performed for Century and allocated to its subsidiaries, totaled $39,000, $22,000 and $10,000 for 1996, 1995 and 1994, respectively.

(6)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and Cash Equivalents, Accounts Receivable, Note Receivable, Accounts Payable and Accrued Expenses -- The carrying amount approximates the fair value due to the short maturity of these instruments.

(7)  STOCK OPTION PROGRAM

     Under the Company's stock option program, options have been granted to employees at a price equal to the then-current estimated market price. All of the options expire ten years after the date of

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

grant. In a supplemental agreement with stock option recipients, the Company agreed to provide for bonuses equivalent to the aggregate exercise price at the time of exercise. Such bonuses are being amortized to operations over the vesting period of the option agreements.

     During 1996 the Company granted 36 options. The weighted-average fair value of each of the options was estimated as of the date of grant to be $795 using an option pricing model with the following assumptions: dividend yield -- 0%; expected volatility -- 35%, risk-free interest rate -- 6.5%; and expected life -- six years.

     Stock option transactions during 1996, 1995 and 1994 were as follows:

                                                           NUMBER OF    AVERAGE
                                                            OPTIONS      PRICE
                                                           ---------    -------
Outstanding December 31, 1993..........................       149       $1,410
Granted................................................        18        1,410
                                                              ---
Outstanding December 31, 1994 and 1995.................       167        1,410
Granted................................................        36        1,937
Forfeited..............................................       (23)       1,410
                                                              ---
Outstanding December 31, 1996..........................       180        1,515
                                                              ===

     The following summarizes certain information about the Company's stock options at December 31, 1996:

                           OPTIONS OUTSTANDING AND EXERCISABLE
                       --------------------------------------------
                                                       WEIGHTED
                        NUMBER OF     NUMBER OF        AVERAGE
            EXERCISE     OPTIONS       OPTIONS        REMAINING
             PRICES    OUTSTANDING   EXERCISABLE   CONTRACTUAL LIFE
            --------   -----------   -----------   ----------------
             $1,410        148            113            7.6 years
              2,003         32             12            9.1
                           ---            ---
                           180            125            7.9
                           ===            ===

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its program. Pro forma net loss for 1996 as computed under the provisions of SFAS 123 was not materially different than the reported net loss of $5,453,000.

(8) STOCK APPRECIATION RIGHTS

     At December 31, 1996, the Company had outstanding 26.125 stock appreciation rights ("SARs") granted in 1996 to certain employees at prices that ranged from $1,410 to $2,003. The SARs were granted for a ten-year period; twenty-five percent of the SARs vest at each anniversary date over the first four years. Compensation expense recorded during 1996 related to the SARs totaled $331,000 based upon the estimated fair market value of the SARs.

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) CERTAIN TRANSACTIONS

     Since inception of the Company, Century has funded substantially all of the capital expenditure requirements and operational requirements of the Company and it is anticipated that Century will continue to fund such requirements for the next several years. The Company is assessed interest on its payable to Century each month based upon the weighted-average interest rate of Century's long-term debt. Such interest rate was 7.4% and 7.7% at December 31, 1996 and 1995, respectively. Related interest expense amounted to $1,866,000 in 1996, $739,000 in 1995 and $5,000 in 1994.

     The Company purchases certain services (primarily managerial, accounting and human resources) from Century and other affiliated companies. Services purchased by the Company from Century and its subsidiaries totaled approximately $477,000, $385,000 and $414,000 during 1996, 1995 and 1994, respectively. The
Company believes such amounts are representative of arms-length transactions for the underlying services.

     In 1993 the Company loaned Kolsby $325,000. Interest was assessed on a monthly basis at the then-current prime rate. Related interest income was $8,000 in 1996, $31,000 in 1995 and $25,000 in 1994. During 1996 Kolsby repaid the note, including accrued interest.

     In addition to leasing its main office, the Company leases space in buildings which house certain of the Company's telecommunications equipment. Rental expense for 1996, 1995 and 1994 was $483,000, $184,000 and $31,000,
respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 are as follows: 1997 -- $905,000; 1998 -- $990,000, 1999 -- $942,000;
2000 -- $843,000; 2001 -- $789,000; and thereafter $4,233,000.

(10) LEASE AGREEMENTS

     The Company has entered into several agreements whereby the Company leases fiber to its customers for periods that range from three to ten years. The amounts received from such lease agreements through December 31, 1996, have not been material to the Company's results of operations.

(11) COMMITMENTS

     Expenditures for property, plant and equipment are anticipated to be approximately $30,000,000 during 1997. It is anticipated that such expenditures will be financed through advances from Century.

(12) SUBSEQUENT EVENT (UNAUDITED)

     On March 31, 1997, Century signed a definitive agreement with Brooks Fiber Properties, Inc. ("Brooks") under which Brooks will acquire 100% of the common stock of the Company. Century will receive common stock of Brooks as consideration in the transaction and the remaining shareholders will receive cash and/or Brooks common stock. This transaction is expected to be finalized in the second quarter of 1997.

     Pursuant to a Settlement Agreement dated as of May 1, 1997 by and among the Company, Century, Kolsby and each of the holders of options to acquire shares of the Company's common stock (the "Option Holders"), Century exchanged all of its rights to be repaid the entire indebtedness owed to it by the Company, totaling $44,999,688, for 1,543 shares of the Company's common

                          METRO ACCESS NETWORKS, INC.
                       (A SUBSIDIARY OF CENTURY TELEPHONE
                               ENTERPRISES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

stock, and Century received an additional 720 shares of the Company's common stock in connection with the Option Holders' agreement to exercise their options immediately prior to the closing of the merger with Brooks. Pursuant to an Agreement Among SAR Holders dated as of May 1, 1997 by and among the Company and each of the holders of the Company's SARs, the Company paid such holders an aggregate of $487,917 in full settlement of their rights under the Company's SARs.

                                                                         ANNEX A

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by long distance carriers to ILECs or CLECs for originating and terminating long distance calls on their local networks.

     ADSL -- Asynchronous digital subscriber line, a service for speeding up the transmission of data on the Internet which is an alternative to ISDN (Integrated Services Digital Network) Service.

     AIN (ADVANCED INTELLIGENT NETWORK) -- A term indicating a network architecture concept with three basic elements: (i) Signal Control Points
(SCPs)-computers that hold data bases in which customer-specific information used by the network to route calls is stored; (ii) Signal Switching Points
(SSPs) digital telephone switches which can communicate with SCPs and ask them for customer-specific instructions as to how the call should be completed; and
(iii) Signal Transfer Points (STPs)-packet switches that shuttle messages between SSPs and SCPs.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- A switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CENTRAL OFFICES -- The switching centers or central switching facilities of the ILECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who don't have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A CAP that also provides Switched Local Services, such as local dial tone and centrex.

     CO-CARRIER STATUS -- A relationship between a CLEC and an ILEC that affords each entity the same access to and right on the other's network, and that provides access and services on an equal basis.

     COLLOCATION -- The ability of a CLEC such as the Company to connect its network to the ILEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the central offices.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the ILEC's public switched network).

     DESK TOP PRODUCTS -- Desk top products are the various types of telecommunications equipment located in the offices of end user customers for individual access to voice, data and video telecommunications services.

     DIALING PARITY -- Dialing Parity is among the many issues related to the telecommunications industry that are being debated for federal legislation. Essentially, customers should be able to have 1+ and O+ service no matter which local or long distance carrier they choose. For example, when MCI first got into the long distance business, customers had to dial a ten digit prefix before the number they were calling. This was considered unacceptable to many in the industry who favor "dialing parity."

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a significant improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

     DIVERSE ROUTING -- A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse routing.

     DOMINANT CARRIER -- A carrier found by the FCC to have market power - i.e., the power to control prices for its services.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     FACILITIES MANAGEMENT -- Management, operation, maintenance, staffing and support of telecommunications networks or systems.

     FCC -- Federal Communications Commission

     FDDI (FIBER DISTRIBUTED DATA INTERFACE) -- Based on fiber optics, FDDI is a 100 megabit per second local area network technology used to connect computers, printers, and workstations at very high speeds. FDDI is also used as backbone technology to interconnect other LANs.

     FIBER MILE -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route miles" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

     FIBER OPTIC RING NETWORK -- Most CLECs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self- healing" optical fiber ring architecture known as SONET.

     FRAME RELAY -- Frame Relay is a high speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     HUBS -- Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

     ILEC -- (Incumbent Local Exchange Carrier) -- The incumbent carrier providing Local Exchange Services.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top videoconferencing, Internet access, telepublishing, telecommuting, telepresence learning (distance learning), remote collaboration (screened sharing), data network linking and home information services.

     ISP -- Internet Service Provider

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     INTER-LATA LONG DISTANCE -- Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls. At present, the RBOCs are prohibited from providing Inter-LATA long distance service within their service areas.

     INTRA-LATA LONG DISTANCE -- Intra-LATA long distance calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. Although most states allow some form of Intra-LATA competition, dialing parity still does not exist, and very little ILEC intra-LATA revenue has been won by competitors.

     IXC -- Inter-Exchange Carriers, usually referred to as long distance providers. There are many facilities-based IXCs including AT&T, MCI, WorldCom, Sprint and Frontier, as well as a select few CLECs that are authorized for IXC service.

     KILOBIT -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second").

     LANS -- (Local Area Networks) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS -- The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 164 LATAs in the United States.

     LOCAL COMPETITION -- The term "local competition" describes the events in the local arena to afford true "co-carrier" status to CLECs. Specifically, the ILECs, who once had a monopoly on local exchange telephone service, are beginning to experience competition at the local level from CLECs and other providers of local exchange services. Critical issues such as number portability, dialing parity, reciprocal compensation arrangements, and number assignments must be negotiated in order to ensure that true co-carrier status is achieved for CLECs.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LOCAL EXCHANGE SERVICES -- Local Exchange Services generally refers to all services provided by an ILEC or CLEC including local dial tone, centrex and Long Distance Access Services. Sometimes also referred to as Local Telephone Services and Local Telecommunications Services.

     LOCAL TELECOMMUNICATIONS OR LOCAL TELEPHONE SERVICES -- See Local Exchange Services.

     LONG DISTANCE ACCESS SERVICES -- Long Distance Access Services are the services provided by an ILEC or CLEC to a long distance company that connect the IXC POP to end users, including Special Access Services and Switched Access Services.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Major long distance carriers include AT&T, MCI, Sprint, WorldCom and Frontier, but may also include resellers of long distance capacity.

     MEGABIT -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

     MFJ (MODIFIED FINAL JUDGMENT) -- The MFJ was an agreement made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate Regional Bell Operating Companies (RBOCs) and created two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The MFJ has been superseded by The Telecommunications Act of 1996.

     MULTIPLEXING -- An electronic or optical process that combines a number of lower speed transmission lines into one high-speed line by splitting the total available bandwidth into narrower bands (frequency division) or by allotting a common channel to several different transmitting devices one at a time in sequence (time division). This is essentially a high-tech solution to a shortage of capacity.

     NETWORK SYSTEMS INTEGRATION -- Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/ flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     NUMBER PORTABILITY -- The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers. This is considered to be anti-competitive because customers are reluctant to change numbers, since they may lose business or confuse those people trying to call them. Interim number portability is currently available and permanent number portability is expected to be available within the next few years.

     OFF-NET -- a customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with an ILEC network.

     ON-NET -- a customer that is physically connected to one of the Company's networks.

     PBX -- A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS -- Personal communications service. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     PHYSICAL COLLOCATION -- Physical Collocation occurs when a CLEC places its own network connection equipment inside the ILEC central office. See Virtual Collocation.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PUC (PUBLIC UTILITY COMMISSION) -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     PRIVATE LINE -- A private, dedicated telecommunications line connecting different end user locations.

     PUBLIC SWITCHED NETWORK -- That portion of an ILEC's network available to all users generally on a shared basis (i.e. not dedicated to a particular user). Traffic along the public switched network is switched at the ILEC's central offices.

     RBOCS -- Regional Bell Operating Companies. The seven local telephone companies established by the MFJ. These RBOCs are prohibited from providing inter-LATA services within their service areas and from manufacturing telecommunications equipment.

     RECIPROCAL COMPENSATION -- The same compensation from an ILEC to a CLEC for termination of a local call on the CLEC network, as the CLEC pays the ILEC for termination of local calls on the ILEC network.

     REDUNDANT ELECTRONICS -- A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     ROBUST NETWORK -- High capacity networks which are capable of reaching a significant portion of the identified business end users in the market and most, if not all, of the ILEC's central offices.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SECOND AND THIRD TIER MARKETS -- Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of an ILEC or a CLEC (such as the Company), which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

     SONET -- Synchronous Optical Network. SONET is the electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by rerouting calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- Switched Access Services are the services provided by an ILEC or CLEC to a long distance company that use one or more Switches, in addition to Switched Access Transport, to connect the IXC POP to end users.

     SWITCHED ACCESS ORIGINATION -- Switched Access Origination is that portion of Switched Access Services relating to a long distance call originated by an end user and carried over an ILEC or CLEC network to an IXC POP using a Switch.

     SWITCHED ACCESS TERMINATION -- Switched Access Termination is that portion of Switched Access Services relating to a long distance call coming into an end user over an ILEC or CLEC network from an IXC POP using a Switch.

     SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

     SWITCHED LOCAL SERVICES -- Switched Local Services are services provided by an ILEC or CLEC using a Switch, including local dial tone and centrex, but not including Intra-LATA Long Distance or Long Distance Access Services.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network of an ILEC, CLEC or IXC.

     VIRTUAL COLLOCATION -- Virtual Collocation is an alternative to Physical Collocation in which CLECs connect their equipment to the ILECs facilities from a remote location and request that the ILEC install the necessary electronics in its central office which is then leased by the ILEC to the CLEC for charges which are generally higher than the charges for physical collocation. However, the CLEC avoids payment of the initial capital costs for the leased facilities which the CLEC must incur under physical collocation.

     VOICE GRADE EQUIVALENT CIRCUIT (VGE) -- One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

======================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Notice to Investors........................     3
Available Information......................     4
Incorporation of Certain Documents By
  Reference................................     4
Prospectus Summary.........................     5
Risk Factors...............................    19
No Cash Proceeds to the Company............    25
Price Range of the Private Notes...........    25
Capitalization.............................    26
The Exchange Offer.........................    27
Summary Historical and Pro Forma Financial
  and Other Operating Data.................    34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    36
Business of the Company....................    45
The Competitive Local Telecommunications
  Industry.................................    60
Competition................................    64
Regulatory Overview........................    67
Management.................................    73
Description of Existing Debt...............    79
Description of the Notes...................    80
Certain United States Tax Consequences to
  Foreign Holders..........................   105
Plan of Distribution.......................   108
Validity of the Exchange Notes.............   108
Independent Auditors.......................   108
Index to Financial Statements..............   F-1
Glossary...................................   A-1

======================================================
======================================================

                                  BROOKS FIBER
                                PROPERTIES, INC.

                               OFFER TO EXCHANGE
                              10% SENIOR NOTES DUE
                                  JUNE 1, 2007
                              FOR ALL OUTSTANDING
                              10% SENIOR NOTES DUE
                                  JUNE 1, 2007

                             ----------------------

                         [BROOKS FIBER PROPERTIES LOGO]
                             ----------------------
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL").

     Subject to restrictions contained in the statute, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A person who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights of which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

     The Second Restated Certificate of Incorporation and By-laws of the Company provide for indemnification of directors and officers of the Company to the maximum extent permitted by the DGCL.

     The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Town & Country, State of Missouri, on June 17, 1997.

                                          BROOKS FIBER PROPERTIES, INC.

                                          By:          DAVID L. SOLOMON

                                          --------------------------------------
                                          David L. Solomon
                                          Executive Vice President and
                                          Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Allen and David L. Solomon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents and/or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 17, 1997.

                      SIGNATURE                                                TITLE
                      ---------                                                -----
                  ROBERT A. BROOKS                            Director (Chairman of the Board)
-----------------------------------------------------
                  Robert A. Brooks

                   JAMES C. ALLEN                             Vice Chairman and Director
-----------------------------------------------------         (Chief Executive Officer)
                   James C. Allen

                                                              President and Director
-----------------------------------------------------         (Chief Operating Officer)
                   D. Craig Young

                  DAVID L. SOLOMON                            Executive Vice President and
-----------------------------------------------------         Chief Financial Officer
                  David L. Solomon                            (Principal Financial and Accounting
                                                              Officer)

                                                              Director
-----------------------------------------------------
                 William J. Bresnan

                  ROBERT F. BENBOW                            Director
-----------------------------------------------------
                  Robert F. Benbow

                      SIGNATURE                                TITLE
                      ---------                                -----

                   W. BRUCE HANKS                             Director
-----------------------------------------------------
                   W. Bruce Hanks

                 JONATHAN M. NELSON                           Director
-----------------------------------------------------
                 Jonathan M. Nelson

                  GLEN F. POST, III                           Director
-----------------------------------------------------
                  Glen F. Post, III

             G. JACKSON TANKERSLEY, JR.                       Director
-----------------------------------------------------
             G. Jackson Tankersley, Jr.

                                                              Director
-----------------------------------------------------
                Ronald H. Vander Pol

                 CAROL DEB. WHITAKER                          Director
-----------------------------------------------------
                 Carol deB. Whitaker

                               INDEX TO EXHIBITS

                                                                           SEQUENTIAL
EXHIBIT                                                                       PAGE
NUMBER                             DESCRIPTION                               NUMBER
-------                            -----------                             ----------
    2.1    Agreement and Plan of Merger dated December 19, 1995 between the Company and Brooks Telecommunications Corporation
           (incorporated by reference to Exhibit 2.1 to the Company's
           Registration Statement on Form S-1 (File No. 333-1924) filed with the Commission on March 4, 1996 (the "IPO Form S-1"))
    2.2    Agreement and Plan of Merger dated January 17, 1996 between the Company, Brooks Fiber Communications of Michigan, Inc.,
           City Signal, Inc. and Ronald H. Vander Pol (incorporated by reference to Exhibit 2.2 to the IPO Form S-1)
    2.3    Agreement and Plan of Merger dated as of April 1, 1997
           between the Company, Brooks Fiber Communications of Texas,
           Inc., Century Telephone Enterprise, Inc. and Metro Access
           Networks, Inc., (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated May 5, 1997)
    3.1    Second Restated Certificate of Incorporation of the Company
    3.2    By-laws of the Company as amended April 29, 1997
    4.1    Rights Agreement dated February 29, 1996 between the Company and The Boatmen's Trust Company, as Rights Agent
           (incorporated by reference to Exhibit 4.2 to the IPO Form
           S-1)
    4.2    Amended and Restated Stockholders Agreement dated as of June
           15, 1995 (incorporated by reference to Exhibit 4.3 to the
           IPO Form S-1)
    4.3    Amended and Restated Registration Rights Agreement dated as of June 15, 1995 (incorporated by reference to Exhibit 4.4 to the IPO Form S-1)
    4.4    Indenture dated as of February 26, 1996 between the Company and The Bank of New York, as Trustee (incorporated by
           reference to Exhibit 4.6 to the IPO Form S-1)
    4.5    Indenture dated as of November 7, 1996 between the Company and The Bank of New York, as Trustee (incorporated by
           reference to Exhibit 4.6 to the Company's Registration
           Statement on Form S-1 (File No. 333-16495) filed with the
           Commission on November 20, 1996
    4.6    Amended and Restated Loan and Security Agreement dated as of
           October 1, 1996 among AT&T Credit Corporation, the Company and certain subsidiaries of the Company (incorporated by
           reference to Exhibit 4.8 to the Company's Registration
           Statement on Form S-4 (File No. 333-18503) filed with
           Commission on December 20, 1996)
    4.7    Form of Exchange Note (included in Exhibit 4.10)
    4.8    Purchase Agreement dated May 23, 1997 between the Company
           and the Initial Purchasers named therein
    4.9    Exchange and Registration Rights Agreement dated as of May
           29, 1997 between the Company and the Initial Purchasers
           named therein (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 29, 1997)
   4.10    Indenture dated as of May 29, 1997 between the Company and
           The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K
           dated May 29, 1997)
   4.11    The Company has not filed certain instruments with respect to long-term debt since the total amount of securities
           authorized thereunder does not exceed 10% of the total
           assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such
           agreement to the Commission upon request.
    5.1    Opinion of Bryan Cave LLP regarding the validity of the
           Exchange Notes
    8.1    Tax Opinion of Bryan Cave LLP (included in Exhibit 5.1)
   12.1    Statement Re Computation of Ratio of Deficiency of Earnings
           to Fixed Charges

                                                                           SEQUENTIAL
EXHIBIT                                                                       PAGE
NUMBER                             DESCRIPTION                               NUMBER
-------                            -----------                             ----------
   23.1    Consent of Bryan Cave LLP (included in Exhibit 5.1)
   23.2    Consent of KPMG Peat Marwick LLP
   24.1    Power of Attorney (included on signature page)
   25.1    Statement of Eligibility of The Bank of New York, as Trustee
   99.1    Form of Letter of Transmittal
   99.2    Form of Notice of Guaranteed Delivery
   99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and other Nominees
   99.4    Form of Letter to Clients of Brokers, Dealers, Commercial
           Banks, Trust Companies and other Nominees
   99.5    Form of Exchange Agent Agreement